Exhibit 10.1

AMENDED, RESTATED AND CONSOLIDATED

REVOLVING CREDIT, TERM LOAN

AND

SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION

(AS AGENT)

THE LENDERS FROM TIME TO TIME PARTY HERETO

(AS LENDERS)

AND

PNC CAPITAL MARKETS LLC

(AS SOLE LEAD ARRANGER AND BOOKRUNNER)

WITH

UNITED REFINING COMPANY,

UNITED REFINING COMPANY OF PENNSYLVANIA,

KIANTONE PIPELINE CORPORATION,

UNITED REFINING COMPANY OF NEW YORK INC.,

UNITED BIOFUELS, INC.

KWIK-FILL CORPORATION

AND

COUNTRY FAIR, INC.

(AS BORROWERS)

October 20, 2015

i

v

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 1.2	Borrowing Base Certificate
Exhibit 1.2(a)	Compliance Certificate
Exhibit 1.2(b)	Form of Schedule of Inventory
Exhibit 2.1(a)	Revolving Credit Note
Exhibit 2.3	Term Note
Exhibit 2.4(a)	Swing Loan Note
Exhibit 2.24(a)	Joinder
Exhibit 8.1(g)	Financial Condition Certificate
Exhibit 16.3	Commitment Transfer Supplement

Schedules

Schedule 1.2(a)	Existing Letters of Credit
Schedule 1.2(b)	Inactive Subsidiaries
Schedule 1.2(c)	Permitted Encumbrances
Schedule 4.4	Equipment and Inventory Locations; Place of Business, Chief Executive Office, Real Property
Schedule 4.8(j)	Deposit and Investment Accounts
Schedule 5.1	Consents
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.7	Environmental
Schedule 5.8(b)(i)	Litigation
Schedule 5.8(b)(ii)	Indebtedness
Schedule 5.8(d)	Plans
Schedule 5.9	Intellectual Property, Source Code Escrow Agreements
Schedule 5.10	Licenses and Permits
Schedule 5.14	Labor Disputes
Schedule 5.24	Equity Interests
Schedule 5.25	Commercial Tort Claims
Schedule 5.26	Letter of Credit Rights
Schedule 5.27	Material Contracts
Schedule 6.6	Insurance
Schedule 7.3	Guarantees
Schedule 7.4	Permitted Investments
Schedule 8.1(i)	Existing Lien Waiver Agreements

AMENDED, RESTATED AND CONSOLIDATED

REVOLVING CREDIT, TERM LOAN

AND

SECURITY AGREEMENT

Amended, Restated and Consolidated Revolving Credit, Term Loan and Security Agreement dated as of October 20, 2015 among UNITED REFINING COMPANY, a corporation organized under the laws of the Commonwealth of Pennsylvania (“URC”), UNITED REFINING COMPANY OF PENNSYLVANIA, a corporation organized under the laws of the Commonwealth of Pennsylvania (“URCPA”), KIANTONE PIPELINE CORPORATION, a corporation organized under the laws of the State of New York (“Kiantone”), UNITED REFINING COMPANY OF NEW YORK INC., a corporation organized under the laws of the State of New York (“URCNY”), UNITED BIOFUELS, INC., a corporation organized under the laws of the State of Delaware (“UBI”), KWIK-FILL CORPORATION, corporation organized under the laws of the Commonwealth of Pennsylvania (“Kwik-Fill”) and COUNTRY FAIR, INC., a corporation organized under the laws of the Commonwealth of Pennsylvania (“Country Fair”) (URC, URCPA, Kiantone, URCNY, UBI, Kwik-Fill, Country Fair and each Person joined hereto as a borrower from time to time, collectively, the “Borrowers”, and each a “Borrower”), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and each individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).

The Borrowers, Agent and certain Lenders have previously entered into (a) that certain Amended and Restated Credit Agreement, dated as of May 18, 2011 (as amended, supplemented and otherwise modified from time to time prior to the Closing Date (as hereinafter defined), the “Existing Credit Agreement”), pursuant to which the Agent and the Lenders which are a party thereto (the “Existing Lenders”) agreed to provide, and have provided, certain secured loans, letters of credit and other extensions of credit to the Borrowers, and (b) that certain Security Agreement, dated as of May 18, 2011 (as amended, supplemented and otherwise modified from time to time prior to the Closing Date, the “Existing Security Agreement”), pursuant to which the Borrowers granted to the Agent, for the benefit of itself and the Existing Lenders, a first priority lien on and security interest in the Collateral (as defined in the Existing Security Agreement) as security for the due and punctual payment and performance of the Secured Obligations (as defined in the Existing Security Agreement).

Borrowers, Agent and the Lenders desire to amend, restate and consolidate the Existing Credit Agreement and the Existing Security Agreement in their entireties pursuant to the terms and conditions set forth in this Agreement.

In consideration thereof and of the mutual covenants and undertakings herein contained, Borrowers, Lenders and Agent hereby agree as follows:

I. DEFINITIONS.

1.1. Accounting Principles; Changes in GAAP. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 6.5 (Financial Covenants) (and all defined terms used in the definition of any accounting term used in Section 6.5 shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing Borrowers’ financial statements referred to in Section 5.5(c)). Notwithstanding the foregoing, if the Borrowers notify the Agent in writing that the Borrowers wish to amend any financial covenant in Section 6.5 of this Agreement, any related definition and/or the definition of the term Average Excess Availability for purposes of interest, Letter of Credit Fee and Facility Fee determinations to eliminate the effect of any change in GAAP occurring after the Closing Date on the operation of such financial covenants and/or interest, Letter of Credit Fee and Facility Fee determinations (or if the Agent notifies the Borrowers in writing that the Required Lenders wish to amend any financial covenant in Section 6.5, any related definition and/or the definition of the term Average Excess Availability for purposes of interest, Letter of Credit Fee and Facility Fee determinations to eliminate the effect of any such change in GAAP), then the Agent, on behalf of the Lenders and the Borrowers shall negotiate in good faith to amend such ratios or requirements to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, the Loan Parties’ compliance with such covenants and/or the definition of the term Average Excess Availability for purposes of interest and Letter of Credit Fee and Facility Fee determinations shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenants or definitions are amended in a manner satisfactory to the Borrowers and the Required Lenders, and the Loan Parties shall provide to the Agent, when they deliver their financial statements pursuant to Section 9.8 (Quarterly Financial Statements) and 9.7 (Annual Financial Statements) of this Agreement, such reconciliation statements as shall be reasonably requested by the Agent.

1.2. General Terms. For purposes of this Agreement the following terms shall have the following meanings:

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Accounts Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(iii) hereof.

“Acquisition Consideration” shall mean, without duplication and with respect to any Permitted Acquisition, the aggregate of (i) the cash paid by any of the Loan Parties, directly or indirectly, to the Seller in consideration therewith, (ii) the Indebtedness incurred or assumed by any of the Loan Parties, whether in favor of the Seller or otherwise and whether fixed or contingent, (iii) any Guaranty given or incurred by any Loan Party in connection therewith, and (iv) any other consideration given or obligation incurred by any of the Loan Parties in connection therewith.

“Advance Rates” shall have the meaning set forth in Section 2.1(a)(y)(iv) hereof.

“Advances” shall mean and include the Revolving Advances, Letters of Credit, the Swing Loans, and the Term Loan.

“Affected Lender” shall have the meaning set forth in Section 3.11 hereof.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, member, managing member or general partner (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 10% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agreement” shall mean this Amended, Restated and Consolidated Revolving Credit, Term Loan and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the Base Rate in effect on such day, (b) the sum of the Federal Funds Open Rate in effect on such day plus one half of one percent (0.5%), and (c) the sum of the Daily LIBOR Rate in effect on such day and one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful.

“Alternate Source” shall have the meaning set forth in the definition of Federal Funds Open Rate.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles, all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Applicable Margin” shall mean, as of any date of determination and with respect to Domestic Rate Loans or LIBOR Rate Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Average Undrawn Availability of Borrowers for the most recently completed calendar quarter; provided, that for the period from the Closing Date through and including the last day of the first full fiscal quarter beginning after the Closing Date, the Applicable Margin shall be set at the margin in the row styled “Level II”:

LEVEL	QUARTERLY AVERAGE UNDRAWN AVAILABILITY AS A PERCENTAGE OF THE LESSER OF (A) MAXIMUM REVOLVING ADVANCE AMOUNT AND (B) FORMULA AMOUNT	APPLICABLE MARGINS FOR DOMESTIC RATE LOANS		APPLICABLE MARGINS FOR LIBOR RATE LOANS
		Revolving Advances, Swing Loans	Term Loan	Revolving Advances	Term Loan
I	Greater than or equal to 66.67%	1.25%	1.75%	2.25%	2.75%
II	Greater than or equal to 33.33% but less than 66.67%	1.50%	2.00%	2.50%	3.00%
III	Less than 33.33%	1.75%	2.25%	2.75%	3.25%

provided, that, notwithstanding the Applicable Margins set forth in the grid above, (a) upon receipt by URC of credit ratings from both Moody’s and Standard & Poor’s of at least Ba3 and BB-, respectively, the pricing of each Level for the Revolving Advances and Swing Loans shall be reduced by 25 basis points; and (b) from and after such time that the unpaid principal amount of the Term Loan is less than or equal to $100,000,000, the pricing of each Level of the Term Loan shall be reduced by 25 basis points.

For purposes of determining the Applicable Margin, the Applicable Margin shall be determined based upon the pricing grid above; provided, however the Applicable Margin shall be recomputed as of the end of each fiscal quarter ending after the Closing Date based on the average Undrawn Availability as of such quarter-end as a percentage of the lesser of (a) the Maximum Revolving Advance Amount and (b) the Formula Amount . Any increase or decrease in the Applicable Margin computed as of a quarter end shall be effective on the date on which the Quarterly Compliance Certificate evidencing such computation is due to be delivered under Sections 9.7 and 9.8.

If, as a result of any restatement of, or other adjustment to, the Borrowing Base Certificate or for any other reason, Agent determines that (a) the Average Undrawn Availability as previously calculated as of any applicable date for any applicable period was inaccurate, and (b) a proper calculation of the Average Undrawn Availability for any such period would have resulted in different pricing for such period, then (i) if the proper calculation of the Average Undrawn Availability would have resulted in a higher interest rate and/or fees (as applicable) for such period, automatically and immediately without the necessity of any demand or notice by Agent or any other affirmative act of any party, the interest accrued on the applicable outstanding Advances and/or the amount of the fees accruing for such period under the provisions of this Agreement and the Other Documents shall be deemed to be retroactively increased by, and Borrowers shall be obligated to immediately pay to Agent for the ratable benefit of Lenders an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Average Undrawn Availability would have resulted in a lower interest rate and/or fees (as applicable) for such period, then the interest accrued on the applicable outstanding Advances and/or the amount of the fees accruing for such period under the provisions of this Agreement and the Other Documents shall be deemed to be retroactively decreased by, and Agent shall be obligated to immediately credit Borrowers Account, with an amount equal to the excess amount of interest and fees that have been actually paid by Borrowers for such period; provided, that, if, as a result of any restatement or other event or other determination by Agent a proper calculation of the Average Undrawn Availability would have resulted in a higher interest rate and/or fees (as applicable) for one or more periods and a lower interest rate and/or fees (as applicable) for one or more other periods, then the amount payable by Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amounts of interest and fees actually paid for such periods.

“Application Date” shall have the meaning set forth in Section 2.8(b) hereof.

“Approved Electronic Communication” shall mean each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, E-Fax, the StuckyNet System©, or any other equivalent electronic service agreed to by Agent, whether owned, operated or hosted by Agent, any Lender, any of their Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to Agent pursuant to this Agreement or any Other Document, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Agent specifically instructs a Person to deliver in physical form.

“Approved Fund” shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asphalt Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(iv) hereof.

“Average Excess Availability” shall mean, as of any date of determination and for any period, the sum of Excess Availability for each day in such period, divided by the total number of days in such period.

“Average Undrawn Availability” shall mean, as of any date of determination and for any period, the sum of Undrawn Availability for each day in such period, divided by the total number of days in such period.

“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Benefited Lender” shall have the meaning set forth in Section 2.6(e) hereof.

“Biofuel Plant” means that certain commercial refining, storage and processing facility and related operations located at 435 Greenpoint Avenue, Brooklyn, New York 11222.

“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Borrowers on a Consolidated Basis” shall mean the consolidation in accordance with GAAP of the accounts or other items of Borrowers and their respective Subsidiaries.

“Borrowers’ Account” shall have the meaning set forth in Section 2.10 hereof.

“Borrowing Agent” shall mean URC.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit 1.2 hereto duly executed by the President, Chief Financial Officer or Controller of the Borrowing Agent and delivered to the Agent, appropriately completed, by which such officer shall certify to Agent the Formula Amount and calculation thereof as of the date of such certificate.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in Pittsburgh, Pennsylvania and, if the applicable Business Day relates to any LIBOR Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Canadian Law” shall mean the Law of the Canadian provinces of Alberta, Saskatchewan, Manitoba or Ontario, as the case may be, and the federal laws of Canada applicable therein.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements (or of any replacements or substitutions thereof or additions thereto) which have a useful life of more than one year and which, in accordance with GAAP, would be classified as capital expenditures. Capital Expenditures shall include the total principal portion of Capitalized Lease Obligations.

“Capitalized Lease Obligation” shall mean any Indebtedness of any Borrower represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.

“Cash Collateral Account” shall mean the cash collateral account maintained by each of the Borrowers with the Agent from which monies, during a Trigger Period, may be withdrawn only by the Agent.

“Cash Management Agreements” shall have the meaning specified in Section 2.4(d).

“Cash Management Products and Services” shall mean agreements or other arrangements under which Agent or any Lender or any Affiliate of Agent or a Lender provides any of the following products or services to any Borrower: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards; (e) ACH transactions; and (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services. The indebtedness, obligations and liabilities of any Borrower to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (the “Cash Management Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under the Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of each of the Other Documents. The Liens securing the Cash Management Products and Services shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5. Notwithstanding anything to the contrary set forth in this definition, any products and services described in clauses (a) through (f) above provided by Agent or any Lender or any Affiliate of Agent or any Lender in connection with Indebtedness owing by any Borrower to Agent or any Lender or any Affiliate of Agent or any Lender other than the Obligations hereunder pursuant to agreements evidencing such Indebtedness separate and apart from this Agreement and the Other Documents shall not constitute Cash Management Products and Services for the purposes of this Agreement.

“Cash Management Liabilities” shall have the meaning provided in the definition of “Cash Management Products and Services.”

“Catsimatidis” shall mean John A. Catsimatidis.

“CEA” shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

“CFTC” shall mean the Commodity Futures Trading Commission.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall mean the sale, transfer or other disposition of Equity Interests owned directly or indirectly by Catsimatidis of any Loan Party except sales, transfers or dispositions by Catsimatidis resulting in not more than a forty-nine percent (49%) change of ownership of the Equity Interests of any Loan Party owned directly or indirectly by Catsimatidis or an Affiliate in the aggregate over the term of this Agreement. Notwithstanding the foregoing, nothing herein shall prevent Catsimatidis, in the event of his death, incapacity or for any other reason, from transferring, whether voluntarily or involuntarily, any direct or indirect Equity Interest in any of the Loan Parties to (a) his spouse, his lineal descendants, his estate, any trust for the benefit of his lineal descendants, or (b) any corporation, partnership, association, limited liability company or other entity in which Catsimatidis and/or his spouse and lineal descendants hold at least a majority of the total, combined outstanding voting power or similar controlling interest; provided, that, prior to any such transfer to any such corporation, partnership, association, limited liability company or other entity, Agent and the Lenders shall have conducted all “Know Your Customer”, Patriot Act and other diligence reviews required by Agent and Lenders and the results of such reviews shall be satisfactory to Agent and Lenders in their Permitted Discretion.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, any Borrower or any of its Subsidiaries.

“CIP Regulations” shall have the meaning set forth in Section 14.12 hereof.

“Closing Date” shall mean October 20, 2015 or such other date as may be agreed to in writing by the parties hereto.

“Closing Date Excess Availability” means, as of the Closing Date, the lesser of (a) the Maximum Revolving Advance Amount less the aggregate undrawn amount of Letters of Credit and (b) the Formula Amount, less, in each case, (i) the principal amount of all outstanding Revolving Advances at closing (after payment of all fees and expenses), less (ii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of Borrower which are outstanding more than sixty (60) days past due that are not otherwise on formal extended terms.

“Cobham Park Tank Farm” shall have the meaning ascribed to such term in the definition of Refinery.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean in the case of each Borrower, all of its right, title and interest in, to and under the following described property, whether now owned or hereafter acquired and all other property and interests in property which shall, from time to time, secure payment of the Obligations:

(a) All now existing and hereafter acquired or arising accounts, equipment, general intangibles, payment intangibles, deposit accounts, chattel paper (including, without limitation, electronic chattel paper), documents, instruments, investment property (excluding ownership interests of any Subsidiary of a Loan Party), letters of credit, letter of credit rights, advices of credit, money, commercial tort claims as listed on Schedule 5.25 hereto (as such Schedule is amended or supplemented from time to time), and supporting obligations, together with all products of and accessions to any of the foregoing and all Proceeds of any of the foregoing (including without limitation all insurance policies and proceeds thereof);

(b) All Inventory, including without limitation Inventory on property owned or leased by the Borrowers and Inventory in transit and wheresoever located (including, without limitation, in pipelines whether leased or owned) and whether now owned or hereafter acquired by a Borrower, including, without limitation, (i) all such property the sale or other disposition of which has given rise to accounts and which has been returned to or repossessed or stopped in transit by a Borrower, (ii) all packing, shipping and advertising materials relating to all or any such property, and (iii) all Retail Store Inventory;

(c) All monies, residues and property of any kind of each Borrower in the Cash Collateral Account, now or at any time hereafter in the possession or under the control of the Agent;

(d) The Refinery, all furniture, machinery, equipment and fixed assets located therein and all connecting pipelines owned by such Borrower located on the Refinery;

(e) all Equity Interests in Kiantone owned by URC;

(f) All accessions to, substitutions for and all replacements, products or proceeds of the foregoing, including, without limitation, proceeds of insurance policies insuring the aforesaid

Collateral, all property received wholly or partly in trade or exchange for such Collateral, and all rents, revenues, issues, profits and proceeds arising from the sale, lease, license, encumbrance, collection or any other temporary or permanent disposition of such items or any interest therein whether or not they constitute “proceeds” as defined in the Uniform Commercial Code;

(g) All present and future books, records, documents and ledger receipts of the Borrowers pertaining to any of the foregoing, including, without limitation, customer lists, credit files, computer tapes and other storage media containing the same, computer programs, and computer software (including without limitation, source code, object code and related manuals and documentation and all licenses to use such software) for accessing and manipulating such information.

Notwithstanding the forgoing, Collateral shall not include any Excluded Property.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

“Commodity Hedge” shall mean an agreement for the purchase, sale, storage, transfer, or exchange of crude oil, gasoline or any motor fuel constituent or refinery feed stock, or any futures, forward, exchange, swap or other derivatives contract or option or cap, collar, or floor transactions, or similar arrangements or similar transactions in respect thereof.

“Commodity Hedge Liabilities” shall have the meaning assigned in the definition of Lender-Provided Commodity Hedge.

“Compliance Certificate” shall mean a compliance certificate substantially in the form of Exhibit 1.2(a) hereto to be signed by the Chief Financial Officer or Controller of Borrowing Agent.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Borrower’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the Other Documents, including any Consents required under all applicable federal, state or other Applicable Law.

“Consigned Inventory” shall mean Inventory of any Borrower that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

“Consolidated Net Worth” shall mean, as of any date of determination, the net worth excluding accumulated other comprehensive income, of Borrowers and their Subsidiaries on a Consolidated Basis as of such date, determined and consolidated in accordance with GAAP and computed on a last-in-first-out basis, net of any LIFO reserves.

“Contract Rate” shall have the meaning set forth in Section 3.1 hereof.

“Contribution Date” shall have the meaning set forth in Section 6.5(b).

“Controlled Account Bank” shall have the meaning set forth in Section 4.8(h) hereof.

“Controlled Accounts” shall have the meaning set forth in Section 4.8(h) hereof.

“Controlled Group” shall mean, at any time, each Borrower and each Subsidiary which, together with any Borrower, are treated as a single employer under Section 414 of the Code.

“Country Fair” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.

“Covered Entity” shall mean (a) each Borrower, each of Borrower’s Subsidiaries, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is an Affiliate (other than a Person who is an Affiliate solely because it is under common control with any Borrower) of a Borrower.

“Crude Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(iv) hereof.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services.

“Customs” shall have the meaning set forth in Section 2.13(b) hereof.

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by the Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Reserve Percentage.

“Debt Payments” shall mean for any period, in each case, all cash actually expended by any Borrower to make: (a) interest payments on any Advances hereunder, plus (b) scheduled principal payments on the Term Loan, plus (d) payments for all fees, commissions and charges set forth herein, plus (e) payments on Capitalized Lease Obligations, plus (f) payments with respect to any other Indebtedness for borrowed money.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Defaulting Lender” shall mean any Lender that: (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Commitment Percentage or Term Loan Commitment Percentage, as applicable, of Advances, (ii)

if applicable, fund any portion of its Participation Commitment in Letters of Credit or Swing Loans or (iii) pay over to Agent, Issuer, Swing Loan Lender or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified Borrowers or Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two (2) Business Days after request by Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and, if applicable, participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Agent’s receipt of such certification in form and substance satisfactory to the Agent; (d) has become the subject of an Insolvency Event; or (e) has failed at any time to comply with the provisions of Section 2.6(e) with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders.

“Depository Accounts” shall have the meaning set forth in Section 4.8(h) hereof.

“Designated Lender” shall have the meaning set forth in Section 16.2(d) hereof.

“Disqualified Equity Interest” means any Equity Interests which, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely in exchange for Equity Interest that is not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely in exchange for Equity Interests that is not otherwise Disqualified Equity Interests), in whole or in part, (c) provides for the scheduled payment of dividends in cash except as permitted in this Agreement, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is sixty (60) days after the last day of the Term.

“Document” shall have the meaning given to the term “document” in the Uniform Commercial Code.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.

“Drawing Date” shall have the meaning set forth in Section 2.14(b) hereof.

“EBITDA” shall mean for any period with respect to Borrowers on a Consolidated Basis, the sum of (a) net income (or loss) for such period (excluding extraordinary gains and losses), plus (b) all interest expense for such period, plus (c) all charges against income for such period for federal, state and local taxes, plus (d) depreciation expenses for such period, plus (e) amortization expenses for such period, plus (f) Management Fees to the extent paid.

“Effective Date” means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligible Pledged Securities” shall mean and include the assets contained in the Pledged Securities Account based on the most recent monthly statement received from the Pledged Securities Intermediary for such Pledged Securities Account as such amount may be adjusted by Agent in its Permitted Discretion based on market fluctuation, and which is, in Agent’s Permitted Discretion, not liquid, unmarketable, unsalable or otherwise unavailable for sale and which Agent, in its Permitted Discretion, shall not deem ineligible based on such considerations as Agent may from time to time deem appropriate including whether the Pledged Securities Account and the assets contained therein are subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than a Permitted Encumbrance). In addition, such assets shall not be Eligible Pledged Securities if any such asset (a) does not conform to all standards imposed by any Governmental Body which has regulatory authority over such account or assets or the use or sale thereof; (b) is subject to any agreement that limits, conditions or restricts the applicable Borrower’s or Agent’s right to sell or otherwise dispose of such account or assets; or (c) is an account or asset with respect to such account or asset has been breached in any material respect. Agent acknowledges, confirms and agrees that Tier 1 Permitted Investments qualify as Eligible Pledged Securities.

“Eligibility Date” shall mean, with respect to each Borrower and Guarantor and each Swap, the date on which this Agreement or any Other Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any Other Document is then in effect with respect to such Borrower or Guarantor, and otherwise it shall be the Effective Date of this Agreement and/or such Other Document(s) to which such Borrower or Guarantor is a party).

“Enbridge” shall mean any one or more of Enbridge Energy Company, Inc., Enbridge Energy Limited Partnership and Enbridge Pipelines Inc. and their Affiliates, successors and assigns.

“Enbridge Cash Collateral Agreement” shall mean that certain Security and Agency Agreement among Enbridge and URC dated as of August 25, 2003, as such agreement is modified, amended, restated or supplemented from time to time with the consent of the Agent.

“Enbridge Pipeline” shall mean that pipeline transportation system and the related terminals and holding facilities owned and/or operated by Enbridge, used by any Loan Party to ship Inventory through one or more of the following Canadian provinces: Alberta, Saskatchewan, Manitoba and Ontario, as well as through the United States.

“Environmental Complaint” shall mean any written complaint from a Governmental Body setting forth a cause of action for personal or property damage or natural resource damage or equitable relief, order, notice of violation, citation, request for information issued pursuant to any Environmental Laws by an Governmental Body, subpoena or other written notice of any type from a Governmental Body relating to, arising out of, or issued pursuant to, any of the Environmental Laws or any Environmental Conditions, as the case may be.

“Environmental Conditions” shall mean any conditions of the environment, including the workplace, the ocean, natural resources (including flora or fauna), soil, surface water, groundwater, any actual or potential drinking water supply sources, substrata or the ambient air, relating to or arising out of, or caused by, the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, emptying, discharging, injecting, escaping, leaching, disposal, dumping, threatened release or other management or mismanagement of Toxic Substances resulting from the use of, or operations on, any Real Property.

“Environmental Laws” shall mean all applicable federal, state, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Governmental Body pertaining or relating to: (a) pollution or pollution control; (b) protection of human health from exposure to regulated substances; (c) protection of the environment and/or natural resources; (d) employee safety in the workplace; (e) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances; (f) the presence of contamination; (g) the protection of endangered or threatened species; and (h) the protection of environmentally sensitive areas.

“Equity Interests” shall mean, with respect to any Person, any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), including in each case all of the following rights relating to such Equity Interests, whether arising under the Organizational Documents of the Person issuing such Equity Interests (the “issuer”) or under the applicable laws of such issuer’s jurisdiction of organization relating to the formation, existence and governance of corporations, limited liability companies or partnerships or business trusts or other legal entities, as the case may be: (a) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (b) all voting rights and rights to consent to any particular action(s) by the applicable issuer; (c) all management rights with respect to such issuer; (d) in the case of any Equity Interests consisting of a general partner interest in a partnership, all powers and rights as a general partner with respect to the management, operations and control of the business and affairs of the applicable issuer; (e) in the case of any Equity Interests consisting of the membership/limited liability company interests of a managing member in a limited liability company, all powers and rights as a managing member with respect to the management, operations and control of the business and affairs of the applicable issuer; (f) all rights to designate or appoint or vote for or remove any officers, directors, manager(s), general partner(s) or managing member(s) of such issuer and/or any members of any board of members/managers/partners/directors that may at any time have any rights to manage and direct the business and affairs of the applicable issuer under its Organizational Documents as in effect from time to time or under Applicable Law; (g) all rights to amend the Organizational Documents of such issuer, (h) in the case of any Equity Interests in a partnership or limited liability company, the status of the holder of such Equity Interests as a “partner”, general or limited, or “member” (as applicable) under the applicable Organizational Documents and/or Applicable Law; and (i) all certificates evidencing such Equity Interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time and the rules and regulations promulgated thereunder.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Excess Availability” shall mean the lesser of (a) the Maximum Revolving Advance Amount less the aggregate undrawn amount of Letters of Credit and (b) the Formula Amount, less, in each case, (i) the principal amount of all outstanding Revolving Advances, less (ii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of Borrowers which are outstanding more than sixty (60) days past due that are not otherwise on formal extended terms.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Hedge Liability or Liabilities” shall mean, with respect to each Borrower and Guarantor, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any Other Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Borrower’s and/or Guarantor’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Other Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Borrower or Guarantor for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Borrower or Guarantor executing this

Agreement or the Other Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Property” shall mean any lease, license, contract or agreement to which any Borrower is a party, and any of its rights or interests thereunder, if and to the extent that a security interest therein is prohibited by or in violation of (x) any Applicable Law, or (y) a term, provision or condition of any such lease, license, contract or agreement (unless in each case, such Applicable Law, term, provision or condition would be rendered ineffective with respect to the creation of such security interest pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law or principles of equity), provided, however, that the foregoing shall cease to be treated as “Excluded Property” (and shall constitute Collateral) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, such security interest shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in (x) or (y) above, provided, further that Excluded Property shall not include any proceeds of any such lease, license, contract or agreement or any goodwill of Borrowers’ business associated therewith or attributable thereto. Notwithstanding anything to the contrary contained herein, the Collateral shall exclude, and this definition of Excluded Property shall include: (a) assets of the Loan Parties that the Agent, in its Permitted Discretion, determines that the benefits of obtaining such assets as Collateral are outweighed by the costs or burdens of perfecting Agent’s Lien on such assets, (b) all assets of UBI other than the Inventory and accounts of UBI, (c) all Real Property other than the Refinery and the Cobham Park Tank Farm, (d) all Retail Store Assets, other than the Retail Store Inventory (e) any and all interests or rights the Borrowers may have or hereafter acquire in the equipment and fixtures comprising the Enbridge Pipeline and related personal property, contract rights, records and incidental rights held in connection therewith, including, without limitation, pursuant to the Enbridge Agreements, and (e) any and all property, real or personal, not within the definition of “Collateral.”

“Excluded Taxes” shall mean, with respect to Agent, any Lender, Participant, Swing Loan Lender, Issuer or any other recipient of any payment to be made by or on account of any Obligations, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office or applicable lending office is located or, in the case of any Lender, Participant, Swing Loan Lender or Issuer, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located, (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.10(e), except to the extent that such Foreign Lender or Participant (or its assignor or seller of a participation, if any) was entitled, at the time of designation of a new lending office

(or assignment or sale of a participation), to receive additional amounts from Borrowers with respect to such withholding tax pursuant to Section 3.10(a), or (d) any Taxes imposed on any “withholding payment” payable to such recipient as a result of the failure of such recipient to satisfy the requirements set forth in the FATCA after December 31, 2012.

“Existing Credit Agreement” has the meaning set forth in the preliminary statements to this Agreement.

“Existing Letters of Credit” means the letters of credit, if any, issued under the Existing Credit Agreement with stated expiration dates beyond the Closing Date, which letters of credit are set forth on Schedule 1.2(a).

“Existing Loans” means the loans and advances made by the Lenders pursuant to the Existing Credit Agreement.

“Facility Fee” shall have the meaning set forth in Section 3.3 hereof.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder or official interpretations thereof.

“Federal Funds Effective Rate” shall mean for any day the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Federal Funds Open Rate” shall mean for any day the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by PNC (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by PNC at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to Borrowers, effective on the date of any such change.

“Fee Letter” shall mean the fee letter dated May 29, 2015 among URC and PNC.

“Financial Projections” shall have the meaning set forth in Section 5.5(a) hereof.

“Fixed Charge Coverage Ratio”, calculated for the twelve consecutive months then ended for the most recent reporting period, shall mean and include, in each case with respect to any reporting period, for the Loan Parties and their subsidiaries on a consolidated basis, the ratio of (a) EBITDA, measured on a first-in, first-out basis, less the sum of (i) Non-Financed Capital Expenditures made during such period; (ii) cash taxes incurred and paid during such period pursuant to the Tax Sharing Agreement (subject to Section 6.16) and (iii) dividends and distributions permitted under this Agreement and paid in cash to (b) the sum of all required payments on (i) Indebtedness (principal, cash interest and fees), (ii) Capitalized Lease Obligations, and (iii) Management Fees to the extent paid, in each case for the Loan Parties and their subsidiaries on a consolidated basis in accordance with GAAP.

“Flood Laws” shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.

“Foreign Currency Hedge” shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency entered into by any Borrower, Guarantor and/or any of their respective Subsidiaries.

“Foreign Currency Hedge Liabilities” shall have the meaning assigned in the definition of Lender-Provided Foreign Currency Hedge.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which Borrowers are resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean any Subsidiary of any Person that is not organized or incorporated in the United States, any State or territory thereof or the District of Columbia.

“Formula Amount” shall have the meaning set forth in Section 2.1(a) hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Acts” shall mean any act or omission, whether rightful or wrongful, of any present or future Governmental Body.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantor” shall mean each Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons.

“Guarantor Security Agreement” shall mean any security agreement executed by any Guarantor in favor of Agent securing the Obligations or the Guaranty of such Guarantor, in form and substance satisfactory to Agent.

“Guaranty” shall mean any guaranty of the Obligations executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance satisfactory to Agent.

“Hazardous Discharge” shall have the meaning set forth in Section 9.3(b) hereof.

“Hazardous Materials” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in or subject to regulation under Environmental Laws.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge Liabilities” shall mean collectively, the Foreign Currency Hedge Liabilities, the Commodity Hedge Liabilities, and the Interest Rate Hedge Liabilities.

“Inactive Subsidiary” shall mean any Subsidiary of a Borrower which has no assets or liabilities and does not conduct business; provided that any Subsidiary holding title to Real Property not constituting Collateral and engaging in no other activity shall be deemed an Inactive Subsidiary. The Inactive Subsidiaries are listed on Schedule 1.2(b).

“Increasing Lender” shall have the meaning set forth in Section 2.24(a) hereof.

“Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money; (b) amounts received under or liabilities in respect of any note purchase or acceptance credit facility, and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all Capitalized Lease Obligations; (d) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, banker’s acceptance agreement or similar arrangement; (e) obligations under any Interest Rate Hedge, Commodity Hedge, Foreign Currency Hedge, or other interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement; (f) any other advances of credit made to or on behalf of such Person or other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements including to finance the purchase price of property or services and all obligations of such Person to pay the deferred purchase price of property or services (but not including trade payables and accrued expenses incurred in the Ordinary Course of Business which are not represented by a promissory note or other evidence of indebtedness and which are not more than sixty (60) days past due); (g) all Equity Interests of such Person subject to repurchase or redemption rights or obligations (excluding repurchases or redemptions at the sole option of such Person); (h) all obligations of such Person for “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts; and (i) any guaranty of any indebtedness, obligations or liabilities of a type described in the foregoing clauses (a) through (h); provided that any Indebtedness of any Loan Party that is guaranteed by another Loan Party shall only be counted once in the covenants of the Loan Parties hereunder.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Industrial Stock and Supplies Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(iv) hereof.

“Ineligible Security” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

“Insolvency Event” shall mean, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code), or regulatory restrictions, (b) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law, or (e) in the good faith determination of Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clauses (a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Intellectual Property” shall mean property constituting a patent, copyright, trademark (or any application in respect of the foregoing), service mark, copyright, copyright application, trade name, mask work, trade secrets, design right, assumed name or license or other right to use any of the foregoing under Applicable Law.

“Intellectual Property Claim” shall mean the assertion, by any means, by any Person of a claim that any Borrower’s ownership, use, marketing, sale or distribution of any Inventory, equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.

“Interest Period” shall mean the period provided for any LIBOR Rate Loan pursuant to Section 2.2(b) hereof.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Borrower, Guarantor and/or their respective Subsidiaries in order to provide protection to, or minimize the impact upon, such Borrower, any Guarantor and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Hedge Liabilities” shall have the meaning assigned in the definition of Lender-Provided Interest Rate Hedge.

“Inventory” shall mean and include as to each Borrower all of such Borrower’s inventory (as defined in Article 9 of the Uniform Commercial Code) and all of such Borrower’s goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, including, without limitation, all Retail Store Inventory, and all Documents.

“Inventory Advance Rates” shall have the meaning set forth in Section 2.1(a)(y)(iv) hereof.

“Issuer” shall mean (i) Agent in its capacity as the issuer of Letters of Credit under this Agreement and (ii) any other Lender which Agent in its Permitted Discretion and with the consent of Borrowers shall designate as the issuer of and cause to issue any particular Letter of Credit under this Agreement in place of Agent as issuer.

“JPMorgan” shall mean JPMorgan Chase Bank, N.A.

“JPMorgan Deposit Account Control Agreement” shall mean that certain deposit account control agreement for (i) account number 359513, (ii) account number 634659, (iii) account number 816522726, to be entered into among the Agent, the Borrowers and JPMorgan in form and substance satisfactory to the Agent, or in the alternative those certain accounts established by Borrowers with a successor, substitute or alternative depository bank also subject to a deposit account control agreement among the Agent, the Borrowers and such depository bank in form and substance satisfactory to the Agent.

“Kiantone” shall have the meaning set forth in the preamble in this Agreement and shall extend to all permitted successors and assigns of such Person.

“Kwik-Fill” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.

“Law” shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Body, foreign or domestic.

“Leasehold Interests” shall mean all of each Borrower’s right, title and interest in and to, and as lessee of, the premises identified as leased Real Property on Schedule 4.4 hereto.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender. For the purpose of provision of this Agreement or any Other Document which provides for the granting of a security interest or other Lien to the Agent for the benefit of Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation (specifically including any Hedge Liabilities and any Cash Management Liabilities) is owed.

“Lender-Provided Commodity Hedge” shall mean a Commodity Hedge which is provided by any Lender and with respect to which such Lender confirms to Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Commodity Hedge (the “Commodity Hedge Liabilities”) by any Borrower, Guarantor, or any of their respective Subsidiaries that is party to such Lender-Provided Commodity Hedge shall, for purposes of this Agreement and all Other Documents be “Obligations” of such Person and of each other Borrower and Guarantor, be guaranteed obligations under any Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Commodity Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Lender-Provided Foreign Currency Hedge” shall mean a Foreign Currency Hedge which is provided by any Lender and for which such Lender confirms to Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Foreign Currency Hedge (the “Foreign Currency Hedge Liabilities”) by any Borrower, Guarantor, or any of their respective Subsidiaries that is party to such Lender-Provided Foreign Currency Hedge shall, for purposes of this Agreement and all Other Documents be “Obligations” of such Person and of each other Borrower and Guarantor, be guaranteed obligations under any Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender and with respect to which such Lender confirms to Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Borrower, Guarantor, or any of their respective Subsidiaries that is party to such Lender-Provided Interest Rate Hedge shall, for purposes of this Agreement and all Other Documents be “Obligations” of such Person and of each other Borrower and Guarantor, be guaranteed obligations under any Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Letter of Credit Application” shall have the meaning set forth in Section 2.12(a) hereof.

“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.14(d) hereof.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2 hereof

“Letter of Credit Sublimit” shall mean $50,000,000.

“Letters of Credit” shall have the meaning set forth in Section 2.11 hereof.

“LIBOR Alternate Source” shall have the meaning set forth in the definition of LIBOR Rate.

“LIBOR Rate” shall mean for any LIBOR Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (a “LIBOR Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error)), by (b) a number equal to 1.00 minus the Reserve Percentage; provided, however, that if the LIBOR Rate determined as provided above would be less than zero (0), such rate shall be deemed to be zero (0) for purposes of this Agreement.

The LIBOR Rate shall be adjusted with respect to any LIBOR Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. Agent shall give reasonably prompt notice to the Borrowing Agent of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“LIBOR Rate Loan” shall mean any Advance that bears interest based on the LIBOR Rate.

“License Agreement” shall mean any agreement between any Borrower and a Licensor pursuant to which such Borrower is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Borrower or otherwise in connection with such Borrower’s business operations.

“Licensor” shall mean any Person from whom any Borrower obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Borrower’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Borrower’s business operations.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Lien Waiver Agreement” shall mean an agreement which is executed in favor of Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time in form and substance satisfactory to Agent.

“Loan Parties” shall mean, collectively, the Borrowers and the Guarantors.

“Management Fees” shall mean all fees payable by URC to RAG pursuant to that certain Servicing Agreement, dated June 9, 1997, as such agreement may be amended from time to time, and any agreement concerning the same subject matter between URC and Catsimatidis and/or any of his Affiliates, whether such agreement is a replacement thereof or in addition thereto.

“Material Adverse Effect” shall mean any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any Other Document, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, results of operations or prospects of the Loan Parties taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of the Loan Parties taken as a whole to duly and punctually pay or perform any of the Obligations, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any Other Document.

“Material Contract” shall mean any contract, agreement, instrument, permit, lease or license, written or oral, of any Borrower, which is material to any Borrower’s business or which the failure to comply with could reasonably be expected to result in a Material Adverse Effect.

“Maximum Swing Loan Advance Amount” shall mean $22,500,000; provided that, (a) upon the effective date of each increase in the Maximum Revolving Advance Amount in accordance with Section 2.24, the Maximum Swing Loan Advance Amount shall increase by an amount equal to ten percent (10%) of the amount of such increase in the Maximum Revolving Advance Amount, and (b) upon the effective date of each decrease in the Maximum Revolving Advance Amount in accordance with Section 2.25, the Maximum Swing Loan Advance Amount shall decrease by an amount equal to ten percent (10%) of the amount of such decrease in the Maximum Revolving Advance Amount.

“Maximum Revolving Advance Amount” shall mean $225,000,000 plus any increases in accordance with Section 2.24 and minus any decreases in accordance with Section 2.25.

“Maximum Undrawn Amount” shall mean, with respect to any outstanding Letter of Credit as of any date, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 16.3(d) hereof.

“Moody’s” shall mean Moody’s Investors Service, a subsidiary of Moody’s Corporation.

“Mortgage” shall mean the mortgage(s) on the Real Property securing the Obligations.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3) of ERISA to which contributions are required or, within the preceding five plan years, were required by any Borrower or any member of the Controlled Group.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Borrower or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Negotiable Document” shall mean a Document that is “negotiable” within the meaning of Article 7 of the Uniform Commercial Code.

“New Lender” shall have the meaning set forth in Section 2.24(a) hereof.

“Non-Defaulting Lender” shall mean, at any time, any Lender holding a Revolving Commitment that is not a Defaulting Lender at such time.

“Non-Financed Capital Expenditures”, calculated for the twelve months then ended for the most recent reporting period, shall mean the sum of all Capital Expenditures less (i) Capital Expenditures financed with Permitted Indebtedness (other than Revolving Advances and the Term Loan), (ii) Capital Expenditures financed with equity proceeds to the extent permitted hereunder, (iii) Capital Expenditures funded with any insurance proceeds representing Capital Expenditure for replacement assets to the extent permitted pursuant to Section 6.6 hereof, and (iv) Capital Expenditures funded with the net proceeds of asset sales during such period.

“Non-Qualifying Party” shall mean any Borrower or any Guarantor that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

“Note” shall mean collectively, the Term Note, the Revolving Credit Note and the Swing Loan Note.

“Obligations” shall mean and include any and all loans (including without limitation, all Advances and Swing Loans), advances, debts, liabilities, obligations (including without limitation all reimbursement obligations and cash collateralization obligations with respect to Letters of Credit issued hereunder), covenants and duties owing by any Borrower or Guarantor or any Subsidiary of any Borrower or any Guarantor to Issuer, Swing Loan Lender, Lenders or Agent (or to any other direct or indirect subsidiary or Affiliate of Issuer, Swing Loan Lender, any Lender or Agent) of any kind or nature, present or future (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith, and any indemnification obligations payable by any Borrower arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), whether or not for the payment of money, whether arising by reason of an extension of credit, opening or issuance of a letter of credit, loan, equipment lease, establishment of any commercial card or similar facility or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of Agent’s or any Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, limited to, (a) this Agreement, the

Other Documents and any amendments, extensions, renewals or increases thereto, including all costs and expenses of Agent, Issuer, Swing Loan Lender and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses for one primary counsel and one local counsel, to the extent necessary, in each relevant jurisdiction, and all obligations of any Borrower to Agent, Issuer, Swing Loan Lender or Lenders to perform acts or refrain from taking any action, (b) all Hedge Liabilities and (c) all Cash Management Liabilities. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

“Ordinary Course of Business” shall mean, with respect to any Borrower, the ordinary course of such Borrower’s business as conducted on the Closing Date and reasonable extensions thereof.

“Organizational Documents” shall mean, with respect to any Person, any charter, articles or certificate of incorporation, certificate of organization, registration or formation, certificate of partnership or limited partnership, bylaws, operating agreement, limited liability company agreement, or partnership agreement of such Person and any and all other applicable documents relating to such Person’s formation, organization or entity governance matters (including any shareholders’ or equity holders’ agreement or voting trust agreement) and specifically includes, without limitation, any certificates of designation for preferred stock or other forms of preferred equity.

“Other Documents” shall mean the Mortgage, the Note, the Perfection Certificates, the Fee Letter, any Guaranty, any Guarantor Security Agreement, any Pledge Agreement, any Lender-Provided Interest Rate Hedge, any Lender-Provided Commodity Hedge, any Lender-Provided Foreign Currency Hedge and any and all other agreements, instruments and documents, including intercreditor agreements, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Borrower or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement, in each case together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Other Document.

“Out-of-Formula Loans” shall have the meaning set forth in Section 16.2(e) hereof.

“Overadvance Threshold Amount” shall have the meaning set forth in Section 16.2(e) hereof.

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly, 50% or more of the Equity Interests issued by such Person having ordinary voting power to elect a majority of the directors of such Person, or other Persons performing similar functions for any such Person.

“Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Participation Advance” shall have the meaning set forth in Section 2.14(d) hereof.

“Participation Commitment” shall mean the obligation hereunder of each Lender holding a Revolving Commitment to buy a participation equal to its Revolving Commitment Percentage (subject to any reallocation pursuant to Section 2.22(b)(iii) hereof) in the Swing Loans made by Swing Loan Lender hereunder as provided for in Section 2.4(c) hereof and in the Letters of Credit issued hereunder as provided for in Section 2.14(a) hereof.

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any “employee pension benefit plan” as defined in Section 3(2) of ERISA (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Sections 412, 430 or 436 of the Code and either (i) is maintained or to which contributions are required by Borrower or any member of the Controlled Group or (ii) has at any time within the preceding five years been maintained or to which contributions have been required by a Borrower or any entity which was at such time a member of the Controlled Group.

“Permitted Acquisitions” shall mean acquisitions of the assets or Equity Interests of another Person (the “target”) so long as: (a) no Default or Event of Default exists immediately prior to or after giving effect to such Permitted Acquisition; (b) Average Excess Availability shall be greater than or equal to twenty percent (20%) of the Maximum Revolving Advance Amount for the thirty (30) days preceding such Permitted Acquisition, calculated on a pro forma basis after giving effect to such Permitted Acquisition; (c) Excess Availability shall be greater than or equal to twenty percent (20%) of the Maximum Revolving Advance Amount immediately after giving effect to such Permitted Acquisition; provided, that, for the purposes of clauses (b) and (c), any assets acquired in connection with such Permitted Acquisition will not be included in the Formula Amount calculation unless such assets have been subject to, at Agent’s Permitted Discretion, a field examination and an appraisal satisfactory to Agent; (d) the Fixed Charge Coverage Ratio, calculated on a pro forma basis after giving effect to such Permitted Acquisition, for the trailing twelve month period most recently ended prior to such Permitted Acquisition and for the succeeding twelve month period commencing with the month during which the Permitted Acquisition is consummated, shall be at least 1.20:1.0; provided, that, if the Fixed Charge Coverage Ratio for either calculation is less than 1.20:1.0, the acquisition shall be permitted if pro forma Excess Availability, calculated after giving effect to such Permitted

Acquisition, is equal to or greater than forty percent (40%) of the Maximum Revolving Advance Amount for the thirty (30) days prior to such Permitted Acquisition and immediately after giving effect to such Permitted Acquisition; (e) if a Borrower is acquiring the Equity Interests in such Person, such Person shall execute a joinder agreement, substantially in the form of Schedule 2.24(a) hereto and satisfactory to Agent, and become a Loan Party; (f) the Borrower and any resulting Person as a Loan Party, shall grant Liens to the Agent, satisfactory to Agent, in the Person or assets acquired; and (g) the business acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall be substantially the same as one or more line or lines of business conducted by the Borrowers; except, that, if the Permitted Acquisition is funded solely from the proceeds of a cash equity contribution to a Borrower, the foregoing provisions (b), (c) and (d) shall not apply. For the purposes of calculating Excess Availability under this definition, any assets being acquired in the proposed acquisition shall be included in the Formula Amount on the date of closing so long as Agent has received an audit or appraisal of such assets as set forth in clause (b) above and so long as such assets satisfy the applicable eligibility criteria applied by Agent in accordance with the terms of this Agreement.

“Permitted Assignees” shall mean: (a) Agent, any Lender or any of their direct or indirect Affiliates; (b) a federal or state chartered bank, a United States branch of a foreign bank, an insurance company, or any finance company generally engaged in the business of making commercial loans; (c) any Approved Fund; and (d) any Person to whom Agent or any Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Agent’s or Lender’s rights in and to a material portion of such Agent’s or Lender’s portfolio of asset-based credit facilities.

“Permitted Discretion” shall mean a determination made by the Agent in good faith in the exercise of its reasonable (from the perspective of an asset-based lender) business judgment.

“Permitted Dividends” shall mean common and preferred dividends and distributions to the holders of Equity Interests in a Borrower shall be permitted so long as: (a) no Default or Event of Default exists immediately prior to or as a result of such dividend or distribution; (b) Average Excess Availability shall not be less than fifteen percent (15%) of the Maximum Revolving Advance Amount for the 30 days preceding such dividend or distribution, calculated on a pro forma basis after giving effect to such dividend or distribution; (c) Excess Availability shall not be less than fifteen percent (15%) of the Maximum Revolving Advance Amount on the date of such dividend or distribution, after giving effect to such dividend or distribution; (d) the aggregate amount of all dividends and distributions made as of any given date occurring after the Closing Date shall not exceed an amount equal to fifty percent (50%) of the net income of Borrowers on a Consolidated Basis, determined in accordance with GAAP (but excluding other comprehensive income), for the period commencing on the first day of the quarter immediately following Closing Date and ending as of the date such distribution or dividend is made (provided, that, dividends made in respect of URC Preferred Stock shall not be subject to the restriction set forth in this clause (d) but in no event shall such dividends made in respect of URC’s Preferred Stock exceed a nine percent (9%) per annum coupon rate on such URC Preferred Stock; provided further, that, dividends may be made in respect of any Equity Interests in the Borrowers with respect to periods ending prior to the Closing Date or with respect to periods ongoing as at the Closing Date without the restrictions in clauses (a), (b) and (c) and subject to the restriction set forth in (d) only as measured for the period in question to the extent that such dividends are expressly permitted under the terms of the Existing Credit Agreement as if such Existing Credit Agreement were to continue to be in effect after the Closing Date); and (e) not less than ten (10) days prior to any such proposed dividend or distribution, an authorized officer of the Borrowing Agent shall deliver to Agent a written certification confirming that the proposed dividend or distribution is permitted under and in compliance with this definition. Without limiting the foregoing, absent the occurrence and continuance of an Event of Default, dividends and distribution between Borrowers shall constitute Permitted Dividends.

“Permitted Encumbrances” shall mean:

(a) Liens for taxes, assessments, or similar charges, incurred in the Ordinary Course of Business and which are not yet due and payable or are being Properly Contested;

(b) Pledges or deposits made in the Ordinary Course of Business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(c) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the Ordinary Course of Business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

(d) Liens incurred or good-faith pledges or deposits made in the Ordinary Course of Business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business, including without limitation, (i) statutory Liens in favor of Enbridge on Inventory of the Borrowers in the pipeline of Enbridge, provided that to the extent the Inventory upon which such Liens exist is included in the Formula Amount, such Liens are subject to the Enbridge Cash Collateral Agreement, and (ii) consensual Liens on cash of the Borrowers granted by the Borrowers pursuant to the Enbridge Cash Collateral Agreement in amounts not exceeding the amount of the Indebtedness of any Borrower due to Enbridge as determined by Enbridge;

(e) Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of Real Property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(f) Liens, security interests and mortgages in favor of the Agent for the benefit of the Lenders and their Affiliates securing the Obligations (including Lender-Provided Commodity Hedges, Lender-Provided Foreign Currency Hedges and Lender-Provided Interest Rate Hedges);

(g) Liens on property leased by any Loan Party or Subsidiary of a Loan Party under capital and operating leases permitted in Section 7.6 (Capital Expenditures and Leases) securing obligations of such Loan Party or Subsidiary to the lessor under such leases;

(h) Any Lien existing on the date of this Agreement and described on Schedule 1.2(b), securing Indebtedness then existing and any Lien on the same asset securing Indebtedness which refinances the Indebtedness securing such Lien; provided, that, the principal amount secured thereby is not increased, and no additional assets become subject to such Lien;

(i) Purchase money security interests and liens on assets other than Collateral to the extent permitted under clause (g) of the definition of Permitted Indebtedness and security interests and liens on Borrower’s Retail Store Assets to the extent permitted under clause (f) of the definition of Permitted Indebtedness;

(j) The following, (i) if the validity or amount thereof is being Properly Contested or (ii) if a final judgment is entered and such judgment is discharged, bonded or stayed (and continue to be stayed for all times thereafter) within thirty (30) days of entry, and in either case they do not affect the Collateral or, in the aggregate, materially impair the ability of any Loan Party to perform its Obligations hereunder or under the Other Documents:

(A) Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty; provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

(B) Claims, Liens or encumbrances upon, and defects of title to, Real Property or personal property other than the Collateral, including any attachment of personal property or Real Property or other legal process prior to adjudication of a dispute on the merits;

(C) Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens;

(D) Environmental Liens in respect of environmental clean-up costs alleged to be due as presently or prospectively authorized under any federal or state law, provided Borrowers shall have Properly Contested the lawfulness or amount of any such lien, provided further that the amount thereof, together with the Liens resulting from final judgments or orders not exceeding $7,500,000 in the aggregate; or

(E) Liens resulting from final judgments or orders to the extent not constituting an Event of Default.

(k) any Lien granted to a commodity broker in connection with an account created and maintained by URC to engage in the trading of futures contracts on a recognized exchange for the purpose or reducing the price risk associated with holding or purchasing crude oil and refined petroleum products inventory; provided that, (i) any such Lien shall be confined solely to futures contracts permitted by clause (ii) below and to cash equivalents in an amount not exceeding $15,000,000 on deposit in such account and (ii) with respect to such account, neither URC nor any Subsidiary shall enter into any obligations in any hedging transactions, the effect of which would be to cause more than (A) 5,500,000 barrels of crude oil, (B) 5,500,000 barrels of refined petroleum products or (C) 5,000 dth/day of natural gas to be at any time subject to fixed-price contracts to which URC or any Subsidiary is a party. A contract for the purchase of crude oil or refined petroleum products shall not be deemed to be a “fixed-price contract” for purposes of the proviso to the immediately preceding sentence if the price thereunder is based upon and varies with Canadian price postings for the same or a similar commodity, prices for the same or a similar commodity on the New York Mercantile Exchange or any other index which reflects market prices;

(l) any Lien on an asset acquired in a Permitted Acquisition provided that (i) the asset is not of the category of any of the assets described in the definition of “Collateral”, (ii) such Lien secures Indebtedness incurred in connection with or assumed in such Permitted Acquisition, and (iii) such Lien secures Indebtedness which is included in the determination of Acquisition Consideration;

(m) Cash collateral securing surety bonds issued in the Ordinary Course of the Business of the Loan Parties;

(n) subject to receipt by Agent of a Lien Waiver Agreement from the holder of any such Lien, any Lien on any assets on which a Lien held by Agent has been released by Agent pursuant to the provisions of Section 4.13 hereof;

(o) subject to receipt by Agent of a Lien Waiver Agreement from the holder of any such Lien, any Lien on any assets acquired or which may be acquired by Borrowers pursuant to the Enbridge Agreements and any documents relating thereto; and

(p) subject to receipt by Agent of a Lien Waiver Agreement from the holder of any such Lien, any Lien on assets located on the property of the Biofuel Plant;

(q) banker’s Liens, rights of setoff or similar rights and remedies as to Depository Accounts or other funds maintained with depository institutions;

(r) Liens incurred, or deposits made, in the Ordinary Course of Business in connection with worker’s compensation, unemployment insurance, old age benefits and other types of social security;

(s) Liens arising by virtue of precautionary Uniform Commercial Code financing statement filings in respect of leases or consignments entered into in the Ordinary Course of Business;

(t) other Liens not expressly described in this definition and securing Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any time outstanding; provided, that, such Liens shall not extend to any Collateral that is included in the Formula Amount.

“Permitted Indebtedness” shall mean: (a) the Obligations; (b) any guarantees of Indebtedness permitted under Section 7.3 hereof; (c) any Indebtedness listed on Schedule 5.8(b)(ii) hereof, provided there is not an increase in the principal amount thereof or other significant change in the terms thereof that are material and adverse to the interests of Agent and the Lenders; (d) Interest Rate Hedges, Commodity Hedges and Foreign Currency Hedges that are entered into by Borrowers to hedge their risks with respect to outstanding Indebtedness of Borrowers and not for speculative or investment purposes; provided, that, (i) the notional principal amount of such Hedging Liabilities with respect to hedging of interest rates does not exceed the principal amount of such Indebtedness to which such Hedging Liabilities relate, and (ii) in each case, such Hedging Liabilities which do not represent an actual obligation and for which an offsetting derivative contract has been recorded in the financial statements are recorded in accordance with SFAS 133; (e) intercompany Indebtedness owing from one or more Borrowers or one or more Subsidiaries of Borrowers to any other one or more Borrowers in accordance with clause (c) of the definition of Permitted Loans; (f) Indebtedness of up to $500,000,000, so long as (i) immediately prior to and after giving effect to any such Indebtedness, the Fixed Charge Coverage Ratio, calculated for the most recently ended four (4) fiscal quarter period after giving pro forma effect to the incurrence of any such Indebtedness and the use of the proceeds of such Indebtedness, shall be at least 1.10:1.00, (ii) no Default or Event of Default would exist immediately prior to or as a result of the incurrence of such Indebtedness, (iii) Borrowers shall use the proceeds of such indebtedness to fund Permitted Acquisitions, make Capital Expenditures, satisfy working capital requirements, repay the Borrowers’ then existing Indebtedness or to maintain such proceeds subject to Agent’s lien for future use solely with respect to any of the foregoing purposes, except, that, as a one-time exemption, Borrowers shall be permitted to use proceeds of such Indebtedness of up to $25,000,000 without restriction (including, without limitation, for the purposes of paying dividends to United Refining Inc.) so long as no Default or Event of Default has occurred and is continuing, and (iv) such Indebtedness is unsecured or may be secured solely by assets of the Borrowers which are comprised of the Borrower’s Retail Store Assets, which are unencumbered as of the Closing Date, subject to an intercreditor agreement satisfactory to Agent; provided, that, in the event that the Indebtedness described in clause (g) of this definition is increased at the request of Borrowing Agent to an amount in excess of $30,000,000 in the aggregate, the $500,000,000 amount of Permitted Indebtedness, described in clause (f) of this definition shall be reduced on a dollar for dollar basis by the amount of such increase over $30,000,000, subject to an intercreditor agreement satisfactory to Agent; (g) Indebtedness secured by purchase money security interests and/or other assets not constituting Collateral in an aggregate amount not to exceed $30,000,000; provided, that, such $30,000,000 amount may be increased up to an amount not to exceed $60,000,000 in the aggregate so long as on the date of incurrence of such Indebtedness (x) no Indebtedness described in clause (f) is outstanding, (y) no Default or Event of Default has occurred and is continuing and (z) Borrowing Agent has requested such increase by providing Agent with not less than ten (10) day’s prior written notice; (h) Indebtedness arising under bid, performance or surety contracts in the Ordinary Course of Business, (i) Capitalized Lease Obligations as and to the extent permitted under Section 7.6; (j) any amounts owing or becoming due to Enbridge or other third parties pursuant to the letter agreement between the Enbridge and the URC, dated July 31, 2014, and as amended, and the ancillary agreements related thereto, including Indebtedness incurred to perform URC’s obligations thereunder as purchaser or as a guarantor of a related party purchaser, following exercise of the put option or call option as set forth therein; and (k) other unsecured Indebtedness provided that after giving effect to such Indebtedness the Borrowers’ Fixed Charge Coverage Ratio computed as of the end of the fiscal quarter preceding the fiscal quarter during which such Indebtedness is incurred (“Referenced Quarter”) would be at least 2.0 : 1.0, determined on a pro forma basis as if the incurrence of such additional Indebtedness and the application of the net proceeds therefrom had occurred at the beginning of the four quarter period ending with the Referenced Quarter. Notwithstanding anything to the contrary contained herein, solely for the purposes of calculating the Fixed Charge Coverage Ratio to be tested in connection with the permitting of additional indebtedness, the Fixed Charge Coverage Ratio for the period ending (a) August 31, 2015, shall be calculated only for the six month period then ended; and (b) November 30, 2015, shall be calculated only for the nine month period then ended.

“Permitted Investments” shall mean (a) at all times, Tier 1 Permitted Investments; and (b) at such times as Borrowers maintain not less than an amount equal to $50,000,000 in excess of the aggregate outstanding amount of the Revolver Usage in the Cash Collateral Account or invested as a Tier 1 Permitted Investment, Tier 2 Permitted Investments. Agent acknowledges, confirms and agrees that, notwithstanding clause (b) of this definition, Tier 2 Permitted Investments shall not cease to be Permitted Investments hereunder unless Borrowers fail to maintain an amount equal to at least $50,000,000 in the Cash Collateral Account or investment as a Tier 1 Permitted Investment in excess of the Revolver Usage for a fifteen (15) Business Day consecutive period.

“Permitted Loans” shall mean: (a) the extension of trade credit by a Borrower to its Customer(s), in the Ordinary Course of Business in connection with a sale of Inventory or rendition of services, in each case on open account terms; (b) loans to third parties in connection with the sale of assets pursuant to the provisions of Section 7.1(b) hereof; provided, that, the aggregate outstanding amount of such loans shall not exceed $5,000,000 at any one time; (c) loans to employees in the Ordinary Course of Business; and (d) intercompany loans between and among Borrowers or Subsidiaries of Borrowers, so long as, at the request of Agent, such intercompany loans are evidenced by a master intercompany promissory note on terms and conditions (including terms subordinating payment of the indebtedness evidenced by such note to the prior payment in full of all Obligations) acceptable to Agent in its Permitted Discretion; provided that, the aggregate Indebtedness of the Borrowers owing from the Subsidiaries which are not Loan Parties shall not exceed $15,000,000 in the aggregate at any one time.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan and a Multiemployer Plan, as defined herein) maintained by any Borrower or any member of the Controlled Group or to which any Borrower or any member of the Controlled Group is required to contribute.

“Pledge Agreement” shall mean that certain Collateral Pledge Agreement executed by URC in favor of Agent dated as of the Closing Date and any other pledge agreements executed subsequent to the Closing Date by any other Person to secure the Obligations.

“Pledged Account Securities Intermediary” shall mean PNC.

“Pledged Securities Account” shall mean that certain securities account maintained by URC with Pledged Account Securities Intermediary.

“Pledged Securities Advance Rate” means (a) 90% with respect to certificates of deposits, (b) 90% with respect to money market funds and US treasury bills, and (c) 80% with respect to debt instruments permitted by subsections (a)-(g) and (i) of the definition of “Tier 2 Permitted Investments”; provided, that such debt instruments may not be split rated.

“PNC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“PNC Deposit Account Control Agreement” shall mean that certain deposit account control agreement for account number 1008977208, entered into among the Administrative Agent, the Borrowers and PNC, in form and substance satisfactory to the Administrative Agent.

“PNC Lockbox” shall mean that certain lockbox maintained by PNC for receipt of the Borrowers’ Accounts, which funds are transferred by PNC to the deposit account which is subject to the PNC Deposit Account Control Agreement.

“Prohibited Transaction” shall mean any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

“Properly Contested” shall mean, in the case of any Indebtedness, Lien or Taxes, as applicable, of any Person that are not paid as and when due or payable by reason of such Person’s good faith dispute concerning its liability to pay the same or concerning the amount thereof: (a) such Indebtedness, Lien or Taxes, as applicable, are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Person has established appropriate reserves as shall be required in conformity with GAAP; (c) the non-payment of such Indebtedness or Taxes will not have a Material Adverse Effect and (d) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; it being acknowledged that, with respect to the Loan Parties, the Loan Parties and their Subsidiaries shall pay or bond all such Indebtedness forthwith upon the commencement of any proceedings to foreclose any Lien which may have attached as security for such Indebtedness unless the applicable Loan Parties or Subsidiaries are prohibited by Applicable Law from making such payment, in which case a Borrowing Agent shall immediately notify the Agent thereof and make such payment as soon as it is permitted to do so.

“Protective Advances” shall have the meaning set forth in Section 16.2(f) hereof.

“Published Rate” shall mean the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the LIBOR Rate for a one month period as published in another publication selected by the Agent).

“Purchasing CLO” shall have the meaning set forth in Section 16.3(d) hereof.

“Purchasing Lender” shall have the meaning set forth in Section 16.3(c) hereof.

“Qualified Accounts “shall mean any accounts which the Agent in its Permitted Discretion determines to have met all of the following criteria:

(a) the account represents a complete bona fide transaction for goods sold and delivered or services rendered (but excluding any amounts in the nature of a service charge added to the amount due on an invoice because the invoice has not been paid when due) which requires no further act under any circumstances on the part of any Borrower to make such account payable by the Customer; the account arises from an arm’s length transaction in the Ordinary Course of Business of a Borrower between a Borrower and a Customer which is not an Affiliate of a Borrower or an officer, stockholder or employee of a Borrower or of any Affiliate of a Borrower, or a member of the family of an officer, stockholder or employee of a Borrower or of any Affiliate of a Borrower; any Borrower to whom such account is owing is able to bring suit against the Customer through judicial process and there exist no defenses to the enforcement of such Borrower’s remedies against such Customer, and the account does not represent a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Customer’s obligation to pay that invoice is subject to such Borrower’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(b) the account shall not (i) if payable on a “net 10 basis” be or have been unpaid more than thirty (30) days from the invoice date; (ii) if payable on a “net 30 basis” or basis other than described in the preceding clause (i) be or have been unpaid more than ninety (90) days from the invoice date, (iii) be delinquent more than sixty (60) days, or (iv) be payable by a Customer (A) more than 50% of whose accounts have remained unpaid for more than ninety (90) days from the invoice date or are delinquent more than sixty (60) days, or (B) whose accounts constitute, in the Agent’s determination, an unduly high percentage of the aggregate amount of all outstanding accounts;

(c) the goods the sale of which gave rise to the account were shipped or delivered or provided to the Customer on an absolute sale basis and not on a bill and hold sale basis, a consignment sale basis, a guaranteed sale basis, a sale or return basis, or on the basis of any other similar understanding, and no part of such goods has been returned or rejected;

(d) the account is not evidenced by chattel paper or an instrument of any kind;

(e) the Customer with respect to the account (i) is solvent, (ii) is not the subject of an Insolvency Event or of any other proceeding or action, threatened or pending, which might have a materially adverse effect on its business, unless the Agent, in its Permitted Discretion, notifies such Borrower that the account of such a Customer can be considered a Qualified Account, and (iii) is not, in the Permitted Discretion of the Agent, deemed ineligible for credit for other reasons (including, without limitation, unsatisfactory past experiences of the Borrowers, the Agent or any of the Lenders with the Customer or unsatisfactory reputation of the Customer or an Insolvency Event occurs with respect to the Customer;

(f) the Customer is not located outside Canada or the United States of America;

(g) (i) the Customer is not the government of the United States of America or any department, agency or instrumentality thereof, or (ii) if the Customer is an entity mentioned in clause (g)(i), the Federal Assignment of Claims Act (or applicable similar legislation) has been fully complied with so as to validly perfect the Agent’s Lien therein to the Agent’s satisfaction;

(h) the account is a valid, binding and legally enforceable obligation of the Customer with respect thereto and is not subject to any dispute, condition, contingency, offset, recoupment, reduction, claim for credit, allowance, adjustment, counterclaim or defense on the part of such Customer, and no facts exist which may provide a basis for any of the foregoing in the present or future;

(i) the account is subject to the Agent’s Lien and is not subject to any other Lien, claim, encumbrance or security interest whatsoever;

(j) the account is evidenced by an invoice or other documentation and arises from a contract which is in form and substance satisfactory to the Agent;

(k) the appropriate Borrower has observed and complied with all Laws of the state in which the Customer or the account is located which, if not observed and complied with, would deny to such Borrower access to the courts of such state;

(l) the account is not subject to any provision prohibiting its assignment or requiring notice of or consent to such assignment;

(m) the goods giving rise to the account were not, at the time of sale thereof, subject to any Lien or encumbrance except the Agent’s Lien;

(n) the account is payable in freely transferable United States Dollars; and

(o) the account is not, or should not be, disqualified for any other reason generally accepted in the commercial finance business.

In addition to the foregoing requirements, accounts of any Customer which are otherwise Qualified Accounts shall be reduced to the extent of any accounts payable (including, without limitation, the Agent’s estimate of any contingent liabilities) by a Borrower to such Customer (“Contras”) provided that the Agent, in its Permitted Discretion, may determine that none of the accounts in respect to such Customer shall be Qualified Accounts in the event that there exists an unreasonably large amount of payables owing to such Customer.

Notwithstanding the qualification standards specified above, upon prior notice to the Borrowers, the Agent may at any time or from time to time revise such qualification standards in the exercise of its Permitted Discretion.

“Qualified Asphalt Inventory” shall mean Inventory which the Agent in its Permitted Discretion determines (a) meets all of the requirements of Qualified Inventory, and (b) is reported on the Borrowers’ books and records as asphalt Inventory.

“Qualified Crude Inventory” shall mean Inventory which the Agent in its Permitted Discretion determines (a) meets all of the requirements of Qualified Inventory, and (b) is reported on the Borrowers’ books and records as crude oil Inventory.

“Qualified ECP Loan Party” shall mean each Borrower or Guarantor that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“Qualified Enbridge Pipeline Inventory” shall mean any Inventory which the Agent in its Permitted Discretion determines to have met all of the following criteria:

(a) such Inventory meets the requirements of Qualified Inventory;

(b) such Inventory is located in the Enbridge Pipeline;

(c) all current filings or recordations under Canadian Law necessary to perfect the Agent’s security interest in such Inventory shall be in effect;

(d) notice of the Agent’s Lien on such Inventory has been provided to Enbridge as required by any Tariff governing the transmission of such Inventory;

(e) Agent shall have been provided with a legal opinion of Canadian counsel confirming that the Agent has a perfected Lien in such Inventory; and

(f) the transmission costs and Tariffs associated with such Inventory shall be subject to the Enbridge Cash Collateral Agreement pursuant to which a Loan Party has granted to Enbridge cash collateral or a letter of credit sufficient to pay such transmission costs and Tariffs.

“Qualified Industrial Stock and Supplies Inventory” shall mean any Inventory which the Agent in its Permitted Discretion determines (a) meets all of the requirements of Qualified Inventory, and (b) is reported on the Borrowers’ books and records as industrial stock and supplies Inventory.

“Qualified Inventory” shall mean and include Inventory, excluding work in process, valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in Agent’s opinion, obsolete, slow moving or unmerchantable and which Agent, in its Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate including whether the Inventory is subject to a perfected, first priority Lien in favor of Agent and no other Lien (other than a Permitted Encumbrance). In addition, Inventory shall not be Eligible Inventory unless:

(a) the Inventory is either (i) finished goods or (ii) raw materials other than supplies; but excluding in all cases any goods which have been shipped, delivered, sold by, purchased by or provided to a Borrower on a bill and hold, consignment sale, guaranteed sale, or sale or return basis, or any other similar basis or understanding other than an absolute sale and also excluding all supplies;

(b) the Inventory is new, of good and merchantable quality, and represents no more than a twelve (12) month supply of such finished goods or raw materials;

(c) the Inventory is located in the pipeline owned by Kiantone or any other Borrower, or in the Enbridge Pipeline if such Inventory meets the additional requirements for Qualified Enbridge Pipeline Inventory as identified in the definition of Qualified Enbridge Pipeline Inventory, or in storage tanks, or, Retail Store Inventory located at a retail store located on a site (i) owned by a Borrower or an Affiliate of Borrower, and for which such Affiliate has delivered a Lien Waiver against Agent or (ii) leased by a Borrower from a party other than a Borrower or an Affiliate of Borrower if the landlord has executed a Lien Waiver Agreement or Agent has established an appropriate Reserve in its Permitted Discretion;

(d) the Inventory is not stored with a bailee, warehouseman, consignee or similar party unless the Agent has given its prior written consent and a Borrower has caused such bailee, warehouseman, consignee or similar party to issue and deliver to the Agent, warehouse receipts or similar type documentation therefor in the Agent’s name, or such party shall have executed and delivered to the Agent a Lien Waiver Agreement, in form and substance satisfactory to the Agent;

(e) the Inventory is subject to the Agent’s Lien and is not subject to any other Lien other than Permitted Encumbrances; provided, however, Liens on Qualified Enbridge Pipeline Inventory in favor of Enbridge are permitted to the extent that Enbridge has required and received cash collateral, a letter of credit or other credit support in an amount determined by Enbridge;

(f) the Inventory has not been manufactured in violation of any federal minimum wage or overtime laws, including, without limitation, the Fair Labor Standards Act, 29 U.S.C. § 215(a)(1);

(g) the Inventory has not been attached, seized, levied upon or subjected to a writ or distress warrant, or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within ten (10) days thereafter, provided that such 10-day grace period shall apply only if the aggregate amount of Inventory affected by the foregoing does not exceed $5,000,000;

(h) the Inventory is not covered by a negotiable Document, unless such Document has been delivered to the Agent with all necessary endorsements, free and clear of all Liens except those in favor of the Agent;

(i) the Inventory is not unsalable, defective or otherwise unfit for sale;

(j) the Inventory does not consist of display items or packing or shipping materials, or replacement parts; and

(k) the Inventory is (or upon completion of processing will be) of a type held for sale in the Ordinary Course of Business of the Borrowers, including, without limitation, distillates.

Provided further, if such Inventory is located in the Enbridge Pipeline, it shall meet the following additional requirements:

(1) all current filings or recordations under Canadian Law necessary to perfect the Agent’s Lien in such Inventory shall be in effect;

(2) notice of the Agent’s Lien on such Inventory has been provided to Enbridge as required by any Tariff governing the transmission of such Inventory;

(3) the Agent shall have been provided with a legal opinion of Canadian counsel confirming that the Agent has a perfected Lien in such Inventory; and

(4) the transmission costs and Tariffs associated with such Inventory shall be subject to the Enbridge Cash Collateral Agreement pursuant to which a Loan Party has granted to Enbridge cash collateral or a letter of credit sufficient to pay such transmission costs and Tariffs.

Inventory which meets such requirements shall be valued for purposes of computing the Formula Amount at the lower of:

(A) its book value on a FIFO basis; or

(B) its market value which shall be computed as follows if such Inventory is not Retail Store Inventory: by multiplying the quantity of such Qualified Inventory by the unit price per volume reported on the date of computation by (a) Oil Price Information Services for products if such Inventory consists of refining products or Poten and Partners, Inc. for asphalt if such Inventory consists of asphalt, and (b) the New York Mercantile Exchange if such Inventory consists of crude oil; the market value of crude oil computed pursuant to this clause (B) shall be reduced by the applicable crude stream discounts for oil pricing.

Notwithstanding the qualification standards specified above, upon prior notice to the Borrowers, the Agent may at any time or from time to time revise such qualification standards in the exercise of its Permitted Discretion.

“Qualified Refined Fuels Inventory with Ready Market Prices” shall mean any Inventory which the Agent in its Permitted Discretion determines (a) meets all of the requirements of Qualified Inventory, and (b) is reported on the Borrowers’ books and records as refined fuels Inventory with ready market prices.

“Qualified Retail Store Inventory and Other Refinery Fuel Inventory” shall mean any Inventory which the Agent in its Permitted Discretion determines (a) meets all of the requirements of Qualified Inventory, and (b) is reported on the Borrowers’ books and records as retail store Inventory and other Refinery fuel Inventory.

“RAG” shall mean Red Apple Group, Inc., a corporation organized under the laws of the State of Delaware

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all of the owned and leased premises identified on Schedule 4.4 hereto.

“Receivables” shall mean and include, as to each Borrower, all of such Borrower’s accounts (as defined in Article 9 of the Uniform Commercial Code) and all of such Borrower’s contract rights, instruments (including those evidencing indebtedness owed to such Borrower by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, contract rights, instruments, documents and chattel paper, and drafts and acceptances, credit card receivables and all other forms of obligations owing to such Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.

“Refined Fuels Inventory with Ready Market Prices Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(iv) hereof.

“Refinery” shall mean that certain fuel refinery owned by URC, located on an approximately ninety-two (92) acre site in the City of Warren, County of Warren, Pennsylvania, together with that certain crude oil and refined product terminal known as the “Cobham Park Tank Farm,” located in the Glade Township, Warren County, Pennsylvania. For clarity, the term “Refinery” shall include, without limitation, the Cobham Park Tank Farm.

“Register” shall have the meaning set forth in Section 16.3(e) hereof.

“Reimbursement Obligation” shall have the meaning set forth in Section 2.14(b) hereof.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Reportable ERISA Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder.

“Required Lenders” shall mean Lenders (not including Swing Loan Lender (in its capacity as such Swing Loan Lender) or any Defaulting Lender) holding at least fifty-one percent (51%) of either (a) the aggregate of (x) the Revolving Commitment Amounts of all Lenders (excluding any Defaulting Lender), and (y) outstanding principal amount of the Term Loan, or (b) after the termination of all commitments of Lenders hereunder, the sum of (x) the outstanding Revolving Advances, Swing Loans and Term Loans, plus the Maximum Undrawn Amount of all outstanding Letters of Credit; provided, however, if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders (excluding any Defaulting Lender).

“Reserve Percentage” shall mean as of any day the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”.

“Retail Store Assets” shall mean all personal property of the Loan Parties located at the retail locations of the Loan Parties described on Schedule 4.4 hereto, other than the Retail Store Inventory.

“Retail Store Inventory” shall mean the Inventory located at the retail locations of the Loan Parties described on Schedule 4.4 hereto, consisting of food items and groceries, engine lubricants, gasoline and/or other motor fuels, goods and related products located thereon owned or offered for retail sale by any of the Loan Parties.

“Retail Store Inventory and Other Refinery Fuel Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(iv) hereof.

“Revolver Usage” shall mean, as of any date of determination, the unpaid balance of the sum of Revolving Advances plus the Maximum Undrawn Amount of all outstanding Letters of Credit as of such date.

“Revolving Advances” shall mean Advances other than Letters of Credit, the Term Loan and the Swing Loans.

“Revolving Commitment” shall mean, as to any Lender, the obligation of such Lender (if applicable), to make Revolving Advances and participate in Swing Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the Revolving Commitment Amount (if any) of such Lender.

“Revolving Commitment Amount” shall mean, (i) as to any Lender other than a New Lender, the Revolving Commitment amount (if any) set forth below such Lender’s name on the signature page hereto (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Revolving Commitment amount (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), and (ii) as to any Lender that is a New Lender, the Revolving Commitment amount provided for in the joinder signed by such New Lender under Section 2.24(a)(x), in each case as the same may be adjusted upon any increase by such Lender pursuant to Section 2.24 hereof, any decrease by such Lender pursuant to Section 2.25 hereof, or any assignment by or to such Lender pursuant to Section 16.3(c) or (d) hereof.

“Revolving Commitment Percentage” shall mean, (i) as to any Lender other than a New Lender, the Revolving Commitment Percentage (if any) set forth below such Lender’s name on the signature page hereof (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Revolving Commitment Percentage (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), and (ii) as to any Lender that is a New Lender, the Revolving Commitment Percentage provided for in the joinder signed by such New Lender under Section 2.24(a)(ix), in each case as the same may be adjusted upon any increase in the Maximum Revolving Advance Amount pursuant to Section 2.24 hereof, any decrease by such Lender pursuant to Section 2.25 hereof, or any assignment by or to such Lender pursuant to Section 16.3(c) or (d) hereof.

“Revolving Credit Note” shall mean, collectively, the promissory notes referred to in Section 2.1(a) hereof.

“Revolving Interest Rate” shall mean (a) with respect to Revolving Advances that are Domestic Rate Loans and Swing Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate and (b) with respect to LIBOR Rate Loans, the sum of the Applicable Margin plus the LIBOR Rate.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“Schedule of Accounts” shall mean a detailed aged trial balance of all then existing accounts in form and substance satisfactory to Agent, specifying in each case the names, addresses, face amount and dates of invoice(s) for each Customer obligated on an account so listed and, if requested by the Agent, copies of proof of delivery and customer statements and the original copy of all documents, including, without limitation, repayment histories and present status reports, and such other matters and information relating to the status of the accounts and/or the Customers so scheduled as the Agent may from time to time reasonably request.

“Schedule of Inventory” shall mean a current schedule of Inventory in form and substance satisfactory to the Agent on a FIFO basis, itemizing and describing the kind, type, quality and quantity of Inventory, as determined by physical counts, the Loan Parties’ costs therefor and selling price thereof, substantially in the form annexed hereto as Exhibit 1.2(c).

“Schedule of Payables” shall mean a detailed listing of the Loan Parties’ existing accounts payable, specifying the names of each creditor and the amount owed to such creditor and such matters and information relating to the status of the Loan Parties’ accounts payable so scheduled as the Agent may from time to time reasonably request.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall mean, collectively, Agent, Issuer, Swing Loan Lender and Lenders, together with any Affiliates of Agent or any Lender to whom any Hedge Liabilities or Cash Management Liabilities are owed and with each other holder of any of the Obligations, and the respective successors and assigns of each of them.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Settlement” shall have the meaning set forth in Section 2.6(d) hereof.

“Senior Secured Notes” shall mean the 10.5% Senior Secured Notes in the original principal amount of $365,000,000 due 2018 issued by URC and guaranteed by the Subsidiary Guarantors (as defined under the Senior Secured Note Indenture).

Senior Secured Note Indenture shall mean that certain Indenture dated as of March 8, 2011, among URC, the Subsidiary Guarantors named therein, and The Bank of New York, as trustee.

Servicing Agreement shall mean that certain agreement between RAG and URC dated June 9, 1997, pursuant to which URC shall pay to RAG for the use of RAG’s New York headquarters, as such agreement may be amended from time to time, and any agreement concerning the same subject matter between the URC and Catsimatidis and/or any of his Affiliates, whether such agreement is a replacement thereof or in addition thereto.

“Settlement Date” shall have the meaning set forth in Section 2.6(d) hereof.

“Specified Equity Contribution” shall have the meaning set forth in Section 6.5(b).

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Subsidiary” shall mean of any Person a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Subsidiary Stock” shall mean (a) with respect to the Equity Interests issued to a Borrower by any Subsidiary (other than a Foreign Subsidiary), 100% of such issued and outstanding Equity Interests, and (b) with respect to any Equity Interests issued to a Borrower by any Foreign Subsidiary (i) 100% of such issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956(c)(2)) and (ii) 66% (or such greater percentage that, due to a change in an Applicable Law after the date hereof, (x) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Borrower and (y) could not reasonably be expected to cause any material adverse tax consequences) of such issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)).

“Super Majority Lenders” shall mean Lenders (not including Swing Loan Lender (in its capacity as such Swing Loan Lender) or any Defaulting Lender) holding at least sixty-six and two thirds percent (66 2/3%) of either (a) the aggregate of (x) the Revolving Commitment Amounts of all Lenders (excluding any Defaulting Lender), and (y) outstanding principal amount of the Term Loan, or (b) after the termination of all commitments of Lenders hereunder, the sum of (x) the outstanding Revolving Advances, Swing Loans and Term Loans, plus the Maximum Undrawn Amount of all outstanding Letters of Credit; provided, however, if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders (excluding any Defaulting Lender).

“Swap” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder other than (a) a swap entered into on, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Interest Rate Hedge, Lender-Provided Commodity Hedge or a Lender-Provided Foreign Currency Hedge.

“Swing Loan Lender” shall mean PNC, in its capacity as lender of the Swing Loans.

“Swing Loan Note” shall mean the promissory note described in Section 2.4(a) hereof.

“Swing Loans” shall mean the Advances made pursuant to Section 2.4 hereof.

“Tariff” shall mean any one or more of the following: (i) the National Energy Board tariffs described as (a) NEB No. 229 Enbridge Pipelines Inc. Tolls Applying on Crude Petroleum, Natural Gas Liquids and Refined Petroleum Products and (b) NEB No. 228 Enbridge Pipelines Inc., Crude Petroleum Tariff; and/or (ii) the Federal Energy Regulatory Commission tariffs described as (a) FERC No. 3 Enbridge Energy, Limited Partnership Rules and Regulations Governing the Transportation of Crude Petroleum by Pipeline and (b) FERC No. 4 Enbridge Energy, Limited Partnership Local Tariff Applying On Crude Petroleum and Natural Gas Liquids; as any such tariffs may be amended, modified, supplemented or replaced from time to time.

“Tax Sharing Agreement” shall mean that certain Tax Sharing Agreement dated June 9, 1997, as amended by agreement dated October 1, 2013, among the Borrowers and certain Subsidiaries and Affiliates of the Borrowers, as the same may be amended as permitted hereunder.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Term Loan” shall have the meaning set forth in Section 2.3 hereof.

“Term Loan Commitment” shall mean, as to any Lender, the obligation of such Lender (if applicable), to fund a portion of the Term Loan in an aggregate principal equal to the Term Loan Commitment Amount (if any) of such Lender.

“Term Loan Commitment Percentage” shall mean, as to any Lender, the Term Loan Commitment Percentage (if any) set forth below such Lender’s name on the signature page hereof (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Term Loan Commitment Percentage (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), as the same may be adjusted upon any assignment by or to such Lender pursuant to Section 16.3(c) or (d) hereof.

“Term Loan Commitment Amount” shall mean, as to any Lender, the term loan commitment amount (if any) set forth below such Lender’s name on the signature page hereof (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the term loan commitment amount (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), as the same may be adjusted upon any assignment by or to such Lender pursuant to Section 16.3(c) or (d) hereof.

“Term Loan Rate” shall mean (a) with respect to Term Loans that are Domestic Rate Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate and (b) with respect to Term Loans that are LIBOR Rate Loans, the sum of the Applicable Margin plus the LIBOR Rate.

“Term Loan Repayment Date” shall mean the first date on which the Obligations arising under the Term Loan have been indefeasibly paid in full in immediately available funds.

“Term Note” shall mean, collectively, the promissory notes described in Section 2.3 hereof.

“Termination Event” shall mean: (a) a Reportable ERISA Event with respect to any Plan; (b) the withdrawal of any Borrower or any member of the Controlled Group from a Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (d) the commencement of proceedings by the PBGC to terminate a Plan; (e) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (f) the partial or complete withdrawal within the meaning of Section 4203 or 4205 of ERISA, of any Borrower or any member of the Controlled Group from a Multiemployer Plan; (g) notice that a Multiemployer Plan is subject to Section 4245 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not diligent, upon any Borrower or any member of the Controlled Group.

“Tier 1 Permitted Investments” shall mean investments in: (a) obligations issued or guaranteed by the United States of America or any agency thereof; (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating); (c) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a

Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency; (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof; (e) investments made under Cash Management Agreements or under cash management agreements with any other Lenders; (f) investments on the date hereof as set forth on Schedule 7.4; and (g) Permitted Loans.

“Tier 2 Permitted Investments” shall mean investments in: (a) obligations issued or guaranteed by the Government National Mortgage Association, the Federal Home Loan Bank, the Federal Farm Credit Bank, the Federal National Mortgage Association, and the Student Loan Marketing Association; (b) commercial paper with maturities of not more than 270 days and a published rating of not less than A-2 or P-2 (or the equivalent rating); (c) certificates of time deposit and bankers’ acceptances having maturities of not more than one (1) year and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency; (d) U.S. money market funds that invest solely in obligations that comply with the requirements of Rule 2a-7 of the Investment Company Act of 1940 and are rated at least AA/Aa by S&P or Moody’s; (e) repurchase agreements with major banks and dealers that are recognized as primary dealers by the Federal Reserve Bank of New York and which are collateralized by United States Treasury or agencies securities valued at 102% of the purchase price; (f) corporate debt instruments (including Rule 144A debt securities) which are denominated and payable in U.S. dollars and are issued by companies which carry a rating of A1/A+ or better, or in the case of commercial paper are rated A2/P2 or better; (g) asset-backed securities of auto and credit card receivables issuers carrying an S&P rating of AAA or better; (h) auction preferred stock and auction rate certificates that, (i) at the date of purchase are (or were at the date of purchase) rated at least AA by S&P (or the equivalent) and (ii) at the date of purchase have (or had at the date of purchase) not more than 180 days until the next auction; (i) short-term tax exempt debt obligations of Governmental Authorities consisting of municipal notes, commercial paper, auction rate notes and floating rate notes rated A1/P1 by S&P and Moody’s, municipal notes rated SP1/MIG-1 or better and bonds rated AA or better; (j) any other investments that are made pursuant to any investment policy approved by the Parent’s board of directors and approved by the Agent in writing as “Permitted Investments” hereunder, such approval not to be unreasonably withheld; (k) debt obligations (other than commercial paper obligations) of domestic or foreign corporations: and (l) preferred stock obligations with a floating rate dividend that is reset periodically at auction; provided that investments described in clauses (k) and (l) above are restricted to obligations rated no lower than A-3/A- or P-1/A-1 by Moody’s and S&P.

“Toxic Substance” shall mean and include any material present on the Real Property (including the Leasehold Interests) which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Transactions” shall have the meaning set forth in Section 5.5(a) hereof.

“Transferee” shall have the meaning set forth in Section 16.3(d) hereof.

“Trigger Event” shall mean: (a) a Default or Event of Default, (b) Excess Availability shall have been less than 15.0% of the Maximum Revolving Advance Amount for five (5) consecutive Business Days and (c) Excess Availability shall have been less than 12.5% of the Maximum Revolving Advance Amount on any day.

“Trigger Period” shall mean the period of time commencing on the occurrence of a Trigger Event and continuing until (a) Excess Availability shall have been greater than fifteen percent (15.0%) of the Maximum Revolving Advance Amount for forty-five (45) consecutive days and (b) no Default or Event of Default shall be continuing (including as a result of the waiver or cure thereof).

“Undrawn Availability” shall mean the lesser of (a) the Maximum Revolving Advance Amount less the aggregate undrawn amount of Letters of Credit and (b) the Formula Amount, less, in each case, the principal amount of all outstanding Revolving Advances.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“UBI” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.

“URC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.

“URCNY” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.

“URCPA” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.

“URC Preferred Stock” shall mean the 6% Fixed Rate Cumulative Perpetual Preferred Stock, Series A, $1,000 per share par value, issued from time to time by URC.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

1.3. Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the Commonwealth of Pennsylvania from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper” (and “electronic chattel paper” and “tangible chattel paper”), “commercial tort claims”, “deposit accounts”, “documents”, “equipment”, “financial asset”, “fixtures”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter-of-credit rights”, “payment intangibles”, “proceeds”, “promissory note” “securities”, “software” and “supporting obligations” as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4. Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to any of the Other Documents, shall include any and all modifications, supplements or amendments thereto, any and all restatements or replacements thereof and any and all extensions or renewals thereof. Except as otherwise expressly provided for herein, all references herein to the time of day shall mean the time in New York, New York. Unless otherwise provided, all financial calculations shall be performed with Inventory valued on a first-in, first-out basis. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Required Lenders. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. Wherever the phrase “to the best of Borrowers’ knowledge” or words of similar import relating to the knowledge or the awareness of any Borrower are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Borrower or (ii) the knowledge that a senior officer would have obtained if he/she had engaged in a good faith and diligent performance of his/her duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Borrower and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

II. ADVANCES, PAYMENTS.

2.1. Revolving Advances.

(a) Amount of Revolving Advances. Subject to the terms and conditions set forth in this Agreement specifically including Section 2.1, each Lender, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Revolving Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount, less the outstanding amount of Swing Loans, less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit or (y) an amount equal to the sum of:

(i) Up to 100% of Borrowers’ cash, in good and available funds (“Cash Advance Rate”), held in the Cash Collateral Account; provided that, during a Trigger Period, Borrowers shall have no borrowing availability under this clause (i), plus;

(ii) Up to the Pledged Securities Advance Rate of Eligible Pledged Securities; provided that, during a Trigger Period, Borrowers shall have no borrowing availability under this clause (ii), plus

(iii) Up to eighty-five percent (85%) of Qualified Accounts (“Accounts Advance Rate”), plus

(iv) Up to the lesser of:

(A) The sum of:

(v) seventy percent (70%) of Qualified Asphalt Inventory (the “Asphalt Inventory Advance Rate”), valued weekly at the lower of FIFO cost or prevailing market, plus,

(w) up to the lesser of (1) seventy percent (70%) of Qualified Retail Store Inventory and Other Refinery Fuel Inventory, valued weekly at the lower of FIFO cost or prevailing market, or (2) eighty-five percent (85%) of the appraised orderly liquidation value of Qualified Retail Store Inventory and Other Refinery Fuel Inventory (as applicable, the “Retail Store Inventory and Other Refinery Fuel Inventory Advance Rate”), updated weekly and determined based on the most recent appraisal of such assets acceptable to Agent, plus,

(x) eighty percent (80%) of Qualified Crude Inventory (the “Crude Inventory Advance Rate”), valued weekly at the lower of FIFO cost or prevailing market, plus,

(y) up to the lesser of (1) fifty percent (50%) of Qualified Industrial Stock and Supplies Inventory, valued weekly at the lower of FIFO cost or prevailing market or (2) eighty-five percent (85%)

of the appraised orderly liquidation value of Qualified Industrial Stock and Supplies Inventory (the “Industrial Stock and Supplies Inventory Advance Rate”), updated weekly and determined based on the most recent appraisal of such assets acceptable to Agent,

(z) eighty percent (80%) of Qualified Refined Fuels Inventory with Ready Market Prices (the “Refined Fuels Inventory with Ready Market Prices Advance Rate”; and together with the Asphalt Inventory Advance Rate, the Retail Store Inventory and Other Refinery Fuel Inventory Advance Rate, the Crude Inventory Advance Rate and the Industrial Stock and Supplies Inventory Advance Rate, collectively, the “Inventory Advance Rates”; the Inventory Advance Rates and the Cash Advance Rate, the Pledged Securities Advance Rate and the Accounts Advance Rates collectively referred to herein as the “Advance Rates”), valued weekly at the lower of FIFO cost or prevailing market, or

(B) an amount equal to eighty percent (80%) of the Maximum Revolving Advance Amount, less

(v) the aggregate amount of outstanding Swing Loans, less

(vi) the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, less

(vii) such reserves as Agent may, in its Permitted Discretion, deem proper and necessary from time to time.

The amount derived from the sum of (x) Sections 2.1(a)(y)(i), (ii), (iii) and (iv) minus (y) Sections 2.1 (a)(y)(v), (vi) and (vii) at any time and from time to time shall be referred to as the “Formula Amount”. The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a). Notwithstanding anything to the contrary contained in the foregoing or otherwise in this Agreement, the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Formula Amount.

Notwithstanding anything to the contrary set forth herein, the assets of URCNY and UBI shall not be included in the Formula Amount until such time as Agent completes, to its satisfaction in its Permitted Discretion, a diligence review, field exam and appraisal as it may require with respect to such assets, and the results of such review, exam and appraisal are satisfactory to Agent, in its Permitted Discretion.

(b) Discretionary Rights. Reserves may be increased or decreased by Agent at any time and from time to time in its Permitted Discretion. Each Borrower consents to any such increases or decreases and acknowledges that increasing or imposing reserves may limit or restrict Advances requested by Borrowing Agent.

2.2. Procedures for Requesting Revolving Advances; Procedures for Selection of Applicable Interest Rates for All Advances.

(a) Borrowing Agent on behalf of any Borrower may notify Agent prior to 1:00 p.m. on a Business Day of a Borrower’s request to incur, on that day, a Revolving Advance hereunder. Subject to Section 2.8(c), should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation under this Agreement, become due and is not paid, same shall be deemed a request for a Revolving Advance maintained as a Domestic Rate Loan as of the date following the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation, and such request shall be irrevocable.

(b) Notwithstanding the provisions of subsection (a) above, in the event any Borrower desires to obtain a LIBOR Rate Loan for any Advance (other than a Swing Loan), Borrowing Agent shall give Agent written notice by no later than 1:00 p.m. on the day which is three (3) Business Days prior to the date such LIBOR Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount of such Advance to be borrowed, which amount shall be in a minimum amount of $2,000,000 and in integral multiples of $500,000 thereafter, and (iii) the duration of the first Interest Period therefor. Interest Periods for LIBOR Rate Loans shall be for one, two or three months; provided that, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. No LIBOR Rate Loan shall be made available to any Borrower during the continuance of a Default or an Event of Default. After giving effect to each requested LIBOR Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(e), there shall not be outstanding more than five (5) LIBOR Rate Loans at any one time, in the aggregate at any one time.

(c) Each Interest Period of a LIBOR Rate Loan shall commence on the date such LIBOR Rate Loan is made and shall end on such date as Borrowing Agent may elect as set forth in subsection (b)(iii) above, provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

(d) Borrowing Agent shall elect the initial Interest Period applicable to a LIBOR Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(e), as the case may be. Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 1:00 p.m. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such LIBOR Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowing Agent shall be deemed to have elected to convert such LIBOR Rate Loan to a Domestic Rate Loan subject to Section 2.2(e) below.

(e) Provided that no Default or Event of Default shall have occurred and be continuing, Borrowing Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBOR Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a LIBOR Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such LIBOR Rate Loan. If Borrowing Agent desires to convert a loan, Borrowing Agent shall give Agent written notice by no later than 1:00 p.m. (i) on the day which is three (3) Business Days prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a LIBOR Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur (which date shall be the last Business Day of the Interest Period for the applicable LIBOR Rate Loan) with respect to a conversion from a LIBOR Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is to a LIBOR Rate Loan, the duration of the first Interest Period therefor.

(f) At its option and upon written notice given prior to 1:00 p.m. at least three (3) Business Days prior to the date of such prepayment, any Borrower may, subject to Section 2.2(g) hereof, prepay the LIBOR Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Such Borrower shall specify the date of prepayment of Advances which are LIBOR Rate Loans and the amount of such prepayment. In the event that any prepayment of a LIBOR Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, such Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(g) hereof.

(g) Each Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion, other than on the last day of any Interest Period, of or any default by any Borrower in the payment of the principal of or interest on any LIBOR Rate Loan or failure by any Borrower to complete a borrowing of, a prepayment of or conversion of or to a LIBOR Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrowing Agent shall be conclusive absent manifest error.

(h) Notwithstanding any other provision hereof, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, including without limitation any Change in Law, shall make it unlawful for Lenders or any Lender (for purposes of this subsection (h), the term “Lender” shall include any Lender and the office or branch where any Lender or any

Person controlling such Lender makes or maintains any LIBOR Rate Loans) to make or maintain its LIBOR Rate Loans, the obligation of Lenders (or such affected Lender) to make LIBOR Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected LIBOR Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected LIBOR Rate Loans or convert such affected LIBOR Rate Loans into loans of another type. If any such payment or conversion of any LIBOR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such LIBOR Rate Loan, Borrowers shall pay Agent, upon Agent’s request, such amount or amounts set forth in clause (g) above. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrowing Agent shall be conclusive absent manifest error.

2.3. Term Loans. Subject to the terms and conditions of this Agreement, each Lender, severally and not jointly, will make a term loan to Borrowers in Dollars in the amount equal to such Lender’s Term Loan Commitment Percentage of $250,000,000 (the “Term Loan”). The Term Loan shall be advanced on the Closing Date and shall be, with respect to principal, payable as follows, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement: nineteen (19) consecutive quarterly installments each in the amount of Six Million Two Hundred Fifty Thousand Dollars ($6,250,000) commencing January 4, 2016 and continuing on the first day of each January, April, July and October thereafter followed by a twentieth (20th) payment of all unpaid principal, accrued and unpaid interest and all unpaid fees and expenses. The Term Loan shall be evidenced by one or more secured promissory notes (collectively, the “Term Note”) in substantially the form attached hereto as Exhibit 2.3. The Term Loan may consist of Domestic Rate Loans or LIBOR Rate Loans, or a combination thereof, as Borrowing Agent may request; and in the event that Borrowers desire to obtain or extend any portion of the Term Loan as a LIBOR Rate Loan or to convert any portion of the Term Loan from a Domestic Rate Loan to a LIBOR Rate Loan, Borrowing Agent shall comply with the notification requirements set forth in Sections 2.2(b) and/or (e) and the provisions of Sections 2.2(b) through (h) shall apply. Borrowers shall have the right to prepay the Term Loan in whole or in part at any time without penalty or premium; provided that to the extent the Term Loan is a LIBOR Rate Loan, such prepayment shall be paid at the end of an Interest Period.

2.4. Swing Loans.

(a) Subject to the terms and conditions set forth in this Agreement, and in order to minimize the transfer of funds between Lenders and Agent for administrative convenience, Agent, Lenders holding Revolving Commitments and Swing Loan Lender agree that in order to facilitate the administration of this Agreement, Swing Loan Lender may, at its election and option made in its Permitted Discretion cancelable at any time for any reason whatsoever, make swing loan advances (“Swing Loans”) available to Borrowers as provided for in this Section 2.4 at any time or from time to time after the date hereof to, but not including, the expiration of the Term, in an aggregate principal amount up to but not in excess of the Maximum Swing Loan Advance Amount, provided that the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Formula Amount. All Swing Loans shall be Domestic Rate Loans only. Borrowers may borrow (at the option and election of Swing Loan Lender), repay and reborrow (at the option and election of Swing Loan Lender) Swing Loans and Swing Loan Lender may make Swing Loans as provided in this Section 2.4 during the period between Settlement Dates. All Swing Loans shall be evidenced by a secured promissory note (the “Swing Loan Note”) substantially in the form attached hereto as Exhibit 2.4(a). Swing Loan Lender’s agreement to make Swing Loans under this Agreement is cancelable at any time for any reason whatsoever and the making of Swing Loans by Swing Loan Lender from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which Swing Loan Lender shall thereafter be obligated to make Swing Loans in the future/

(b) Upon either (i) any request by Borrowing Agent for a Revolving Advance made pursuant to Section 2.2(a) hereof or (ii) the occurrence of any deemed request by Borrowers for a Revolving Advance pursuant to the provisions of the last sentence of Section 2.2(a) hereof, Swing Loan Lender may elect, in its Permitted Discretion, to have such request or deemed request treated as a request for a Swing Loan, and may advance same day funds to Borrowers as a Swing Loan; provided that notwithstanding anything to the contrary provided for herein, Swing Loan Lender may not make Swing Loan Advances if Swing Loan Lender has been notified by Agent or by Required Lenders that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the Revolving Commitments have been terminated for any reason.

(c) Upon the making of a Swing Loan (whether before or after the occurrence of a Default or an Event of Default and regardless of whether a Settlement has been requested with respect to such Swing Loan), each Lender holding a Revolving Commitment shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Swing Loan Lender, without recourse or warranty, an undivided interest and participation in such Swing Loan in proportion to its Revolving Commitment Percentage. Swing Loan Lender or Agent may, at any time, require the Lenders holding Revolving Commitments to fund such participations by means of a Settlement as provided for in Section 2.6(d) below. From and after the date, if any, on which any Lender holding a Revolving Commitment is required to fund, and funds, its participation in any Swing Loans purchased hereunder, Agent shall promptly distribute to such Lender its Revolving Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Swing Loan; provided that no Lender holding a Revolving Commitment shall be obligated in any event to make Revolving Advances in an amount in excess of its Revolving Commitment Amount minus its Participation Commitment (taking into account any reallocations under Section 2.22) of the Maximum Undrawn Amount of all outstanding Letters of Credit.

(d) In addition to making Swing Loans pursuant to the foregoing provisions of Section 2.4, without the requirement for a specific request from the Borrowers pursuant to Section 2.4(b), PNC as the Swing Loan Lender may make Swing

Loans to the Borrowers in accordance with the provisions of the agreements among the Borrowers and such Swing Loan Lender relating to the Borrowers’ deposit, sweep and other accounts at such Swing Loan Lender and related arrangements and agreements regarding the management and investment of the Borrowers’ cash assets as in effect from time to time (the “Cash Management Agreements”) to the extent of the daily aggregate net negative balance in the Borrowers’ accounts which are subject to the provisions of the Cash Management Agreements. Swing Loans made pursuant to this Section 2.4(d) in accordance with the provisions of the Cash Management Agreements shall (i) be subject to the limitations as to aggregate amount set forth in Section 2.4(a), (ii) be payable by the Borrowers, both as to principal and interest, at the rates and times set forth in the Cash Management Agreements (but in no event later than the last day of the Term), (iii) not be made at any time after such Swing Loan Lender has received written notice of the occurrence of an Event of Default and so long as such shall continue to exist, or, unless consented to by the Required Lenders, a Default and so long as such shall continue to exist, (iv) if not repaid by the Borrowers in accordance with the provisions of the Cash Management Agreements, be subject to each Lender’s obligation pursuant to Section 2.4(c), and (v) except as provided in the foregoing subsections (i) through (iv), be subject to all of the terms and conditions of this Section 2.4.

2.5. Disbursement of Advance Proceeds. All Advances shall be disbursed in Dollars from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrowers to Agent or Lenders, shall be charged to Borrowers’ Account on Agent’s books. The proceeds of each Revolving Advance or Swing Loan requested by Borrowing Agent on behalf of any Borrower or deemed to have been requested by any Borrower under Sections 2.2(a), 2.6(b) or 2.14 hereof shall, (i) with respect to requested Revolving Advances, to the extent Lenders make such Revolving Advances in accordance with Section 2.2(a), 2.6(b) or 2.14 hereof, and with respect to Swing Loans made upon any request by Borrowing Agent for a Revolving Advance to the extent Swing Loan Lender makes such Swing Loan in accordance with Section 2.4(b) hereof, be made available to the applicable Borrower on the day so requested by way of credit to such Borrower’s operating account at PNC, or such other bank as Borrowing Agent may designate following notification to Agent, in immediately available federal funds or other immediately available funds or, (ii) with respect to Revolving Advances deemed to have been requested by any Borrower or Swing Loans made upon any deemed request for a Revolving Advance by any Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request. During the Term, Borrowers may use the Revolving Advances and Swing Loans by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof.

2.6. Making and Settlement of Advances.

(a) Each borrowing of Revolving Advances shall be advanced according to the applicable Revolving Commitment Percentages of Lenders holding the Revolving Commitments (subject to any contrary terms of Section 2.22). The Term Loan shall be advanced according to the applicable Term Loan Commitment Percentages of Lenders holding the Term Loan Commitments. Each borrowing of Swing Loans shall be advanced by Swing Loan Lender alone.

(b) Promptly after receipt by Agent of a request or a deemed request for a Revolving Advance pursuant to Section 2.2(a) and, with respect to Revolving Advances, to the extent Swing Loan Lender elects not to provide a Swing Loan or the making of a Swing Loan would result in the aggregate amount of all outstanding Swing Loans exceeding the maximum amount permitted in Section 2.4(a), Agent shall notify Lenders holding the Revolving Commitments of its receipt of such request specifying the information provided by Borrowing Agent and the apportionment among Lenders of the requested Revolving Advance as determined by Agent in accordance with the terms hereof. Each Lender shall remit the principal amount of each Revolving Advance to Agent such that Agent is able to, and Agent shall, to the extent the applicable Lenders have made funds available to it for such purpose and subject to Section 8.2, fund such Revolving Advance to Borrowers in U.S. Dollars and immediately available funds at the Payment Office prior to the close of business, on the applicable borrowing date; provided that if any applicable Lender fails to remit such funds to Agent in a timely manner, Agent may elect in its Permitted Discretion to fund with its own funds the Revolving Advance of such Lender on such borrowing date, and such Lender shall be subject to the repayment obligation in Section 2.6(c) hereof.

(c) Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender holding a Revolving Commitment that such Lender will not make the amount which would constitute its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Agent, Agent may (but shall not be obligated to) assume that such Lender has made such amount available to Agent on such date in accordance with Section 2.6(b) and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. In such event, if a Lender has not in fact made its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Agent, then the applicable Lender and Borrowers severally agree to pay to Agent on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowers through but excluding the date of payment to Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) (x) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (y) such amount or (B) a rate determined by Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrower, the Revolving Interest Rate for Revolving Advances that are Domestic Rate Loans. If such Lender pays its share of the applicable Revolving Advance to Agent, then the amount so paid shall constitute such Lender’s Revolving Advance. Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender holding a Revolving Commitment that shall have failed to make such payment to Agent. A certificate of Agent submitted to any Lender or Borrower with respect to any amounts owing under this paragraph (c) shall be conclusive, in the absence of manifest error.

(d) Agent, on behalf of Swing Loan Lender, shall demand settlement (a “Settlement”) of all or any Swing Loans with Lenders holding the Revolving Commitments on at least a weekly basis, or on any more frequent date that Agent elects or that Swing Loan Lender at its option exercisable for any reason whatsoever may request, by notifying Lenders holding the Revolving Commitments of such requested Settlement by facsimile, telephonic or electronic transmission no later than 3:00 p.m. on the date of such requested Settlement (the “Settlement Date”). Subject to any contrary provisions of Section 2.22, each Lender holding a Revolving Commitment shall transfer the amount of such Lender’s Revolving Commitment Percentage of the outstanding principal amount (plus interest accrued thereon to the extent requested by Agent) of the applicable Swing Loan with respect to which Settlement is requested by Agent, to such account of Agent as Agent may designate not later than 5:00 p.m. on such Settlement Date if requested by Agent by 3:00 p.m., otherwise not later than 10:00 a.m. on the next Business Day. Settlements may occur at any time notwithstanding that the conditions precedent to making Revolving Advances set forth in Section 8.2 have not been satisfied or the Revolving Commitments shall have otherwise been terminated at such time. All amounts so transferred to Agent shall be applied against the amount of outstanding Swing Loans and, when so applied shall constitute Revolving Advances of such Lenders accruing interest as Domestic Rate Loans. If any such amount is not transferred to Agent by any Lender holding a Revolving Commitment on such Settlement Date, Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.6(c).

(e) If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral.

2.7. Maximum Advances. The aggregate balance of Revolving Advances plus Swing Loans outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount of all issued and outstanding Letters of Credit or (b) the Formula Amount.

2.8. Manner and Repayment of Advances.

(a) The Revolving Advances and Swing Loans shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided. The Term Loan shall be due and payable as provided in Section 2.3 hereof and shall be due and payable in full on the last day of the Term, subject to mandatory prepayments as herein provided. Notwithstanding the foregoing, all Advances shall be subject to earlier repayment upon (x) acceleration upon the occurrence of an Event of Default under this Agreement or (y) termination of this Agreement. Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Advances (other than the Term Loan) shall be applied, first to the outstanding Swing Loans and next, pro rata according to the applicable Revolving Commitment Percentages of Lenders, to the outstanding Revolving Advances (subject to any contrary provisions of Section 2.22). Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Term Loan shall be applied to the Term Loan pro rata according to the Term Loan Commitment Percentages of Lenders in the inverse order of maturities thereof.

(b) Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received by Agent. Agent shall conditionally credit Borrowers’ Account for each item of payment on the Business Day on which such item of payment is received by Agent (and the Business Day on which each such item of payment is so credited shall be referred to, with respect to such item, as the “Application Date”).

(c) All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 1:00 p.m. on the due date therefor in Dollars in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment of any and all Obligations due and owing hereunder by charging Borrowers’ Account or by making Advances as provided in Section 2.2 hereof if not paid by 1:00 p.m. on the due date.

2.9. Repayment of Excess Revolving Advances. If at any time the aggregate balance of outstanding Revolving Advances exceeds the maximum amount of Revolving Advances permitted hereunder, such excess Revolving Advances shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or an Event of Default has occurred.

2.10. Statement of Account. Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrowers’ Account”) in the name of Borrowers in which shall be recorded the date and amount of each Advance made by Agent or Lenders and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent,

Lenders and Borrowers during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Agent receives a written statement of Borrowers’ specific exceptions thereto within thirty (30) days after such statement is received by Borrowing Agent. The records of Agent with respect to Borrowers’ Account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.11. Letters of Credit.

(a) Subject to the terms and conditions hereof, Issuer shall issue or cause the issuance of standby letters of credit denominated in Dollars (“Letters of Credit”) for the account of any Borrower except to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances plus (ii) the outstanding Swing Loans, plus (iii) the Maximum Undrawn Amount of all outstanding Letters of Credit, plus (iv) the Maximum Undrawn Amount of the Letter of Credit to be issued to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the Formula Amount (calculated without giving effect to the deductions provided for in Section 2.1(a)(y) (iv)). The Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans. Letters of Credit that have not been drawn upon shall not bear interest (but fees shall accrue in respect of outstanding Letters of Credit as provided in Section 3.2 hereof).

(b) Notwithstanding any provision of this Agreement, Issuer shall not be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Body or arbitrator shall by its terms purport to enjoin or restrain Issuer from issuing any Letter of Credit, or any Law applicable to Issuer or any request or directive (whether or not having the force of law) from any Governmental Body with jurisdiction over Issuer shall prohibit, or request that Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which Issuer is not otherwise compensated hereunder) not in effect on the date of this Agreement, or shall impose upon Issuer any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement, and which Issuer in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of Issuer applicable to letters of credit generally.

2.12. Issuance of Letters of Credit.

(a) Borrowing Agent, on behalf of any Borrower, may request Issuer to issue or cause the issuance of a Letter of Credit by delivering to Issuer, with a copy to Agent at the Payment Office, prior to 1:00 p.m., at least five (5) Business Days, or such shorter period as may be agreed by the Issuer, prior to the proposed date of issuance or such shorter period agreed to by Issuer, such Issuer’s form of Letter of Credit

Application (the “Letter of Credit Application”) completed to the satisfaction of Agent and Issuer; and, such other certificates, documents and other papers and information as Agent or Issuer may reasonably request. Issuer shall not issue any requested Letter of Credit if such Issuer has received notice from Agent or any Lender that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason.

(b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, or other written demands for payment, or acceptances of usage drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and in no event later than the last day of the Term. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (International Chamber of Commerce Publication Number 590) (the “ISP98 Rules”), or any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Issuer, and each trade Letter of Credit shall be subject to the UCP. In addition, no trade Letter of Credit may permit the presentation of an ocean bill of lading that includes a condition that the original bill of lading is not required to claim the goods shipped thereunder.

(c) Agent shall promptly notify Lenders of the request by Borrowing Agent for a Letter of Credit hereunder.

2.13. Requirements For Issuance of Letters of Credit.

Borrowing Agent shall authorize and direct any Issuer to name the applicable Borrower as the “Applicant” or “Account Party” of each Letter of Credit. If Agent is not the Issuer of any Letter of Credit, Borrowing Agent shall authorize and direct Issuer to deliver to Agent all instruments, documents, and other writings and property received by Issuer pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor.

2.14. Disbursements, Reimbursement.

(a) Immediately upon the issuance of each Letter of Credit, each Lender holding a Revolving Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Issuer a participation in each Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of such Letter of Credit (as in effect from time to time) and the amount of such drawing, respectively.

(b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Issuer will promptly notify Agent and Borrowing Agent. Provided that Borrowing Agent shall have received such notice,

Borrowers shall reimburse (such obligation to reimburse Issuer shall sometimes be referred to as a “Reimbursement Obligation”) Issuer prior to 12:00 Noon, on the Business Day after an amount is paid by Issuer under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Issuer. In the event Borrowers fail to reimburse Issuer for the full amount of any drawing under any Letter of Credit by 12:00 Noon, on the Drawing Date, Issuer will promptly notify Agent and each Lender holding a Revolving Commitment thereof, and Borrowers shall be automatically deemed to have requested that a Revolving Advance maintained as a Domestic Rate Loan be made by Lenders to be disbursed on the Drawing Date under such Letter of Credit, and Lenders holding the Revolving Commitments shall be unconditionally obligated to fund such Revolving Advance (all assuming the conditions specified in Section 8.2 are then satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason) as provided for in Section 2.14(c) immediately below. Any notice given by Issuer pursuant to this Section 2.14(b) may be oral if promptly confirmed in writing; provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.

(c) Each Lender holding a Revolving Commitment shall upon any notice pursuant to Section 2.14(b) make available to Issuer through Agent at the Payment Office an amount in immediately available funds equal to its Revolving Commitment Percentage (subject to any contrary provisions of Section 2.22) of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.14(d)) each be deemed to have made a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in that amount. If any Lender holding a Revolving Commitment so notified fails to make available to Agent, for the benefit of Issuer, the amount of such Lender’s Revolving Commitment Percentage of such amount by 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Advances maintained as a Domestic Rate Loan on and after the fourth day following the Drawing Date. Agent and Issuer will promptly give notice of the occurrence of the Drawing Date, but failure of Agent or Issuer to give any such notice on the Drawing Date or in sufficient time to enable any Lender holding a Revolving Commitment to effect such payment on such date shall not relieve such Lender from its obligations under this Section 2.14(c), provided that such Lender shall not be obligated to pay interest as provided in Section 2.14(c)(i) and (ii) until and commencing from the date of receipt of notice from Agent or Issuer of a drawing.

(d) With respect to any unreimbursed drawing that is not converted into a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in whole or in part as contemplated by Section 2.14(b) for any other reason, Borrowers shall be deemed to have incurred from Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance maintained as a Domestic Rate Loan. Each applicable Lender’s payment to Agent pursuant to Section 2.14(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment in respect of the applicable Letter of Credit under this Section 2.14.

(e) Each applicable Lender’s Participation Commitment in respect of the Letters of Credit shall continue until the last to occur of any of the following events: (x) Issuer ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled; and (z) all Persons (other than Borrowers) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.15. Repayment of Participation Advances.

(a) Upon (and only upon) receipt by Agent for the account of Issuer of immediately available funds from Borrowers (i) in reimbursement of any payment made by Issuer or Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Issuer or Agent under such a Letter of Credit, Agent will pay to each Lender holding a Revolving Commitment, in the same funds as those received by Agent, the amount of such Lender’s Revolving Commitment Percentage of such funds, except Agent shall retain the amount of the Revolving Commitment Percentage of such funds of any Lender holding a Revolving Commitment that did not make a Participation Advance in respect of such payment by Agent (and, to the extent that any of the other Lender(s) holding the Revolving Commitment have funded any portion such Defaulting Lender’s Participation Advance in accordance with the provisions of Section 2.22, Agent will pay over to such Non-Defaulting Lenders a pro rata portion of the funds so withheld from such Defaulting Lender).

(b) If Issuer or Agent is required at any time to return to any Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrowers to Issuer or Agent pursuant to Section 2.15(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each applicable Lender shall, on demand of Agent, forthwith return to Issuer or Agent the amount of its Revolving Commitment Percentage of any amounts so returned by Issuer or Agent plus interest at the Federal Funds Effective Rate.

2.16. Documentation. Each Borrower agrees to be bound by the terms of the Letter of Credit Application and by Issuer’s commercially reasonable interpretations of any Letter of Credit issued on behalf of such Borrower and by Issuer’s written regulations and customary practices relating to letters of credit, though Issuer’s interpretations may be different from such Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Issuer shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrowing Agent’s or any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.17. Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.18. Nature of Participation and Reimbursement Obligations. The obligation of each Lender holding a Revolving Commitment in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrowers to reimburse Issuer upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.18 under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Lender or any Borrower, as the case may be, may have against Issuer, Agent, any Borrower or Lender, as the case may be, or any other Person for any reason whatsoever;

(ii) the failure of any Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of Lenders to make Participation Advances under Section 2.14;

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by any Borrower, Agent, Issuer or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Borrower, Agent, Issuer or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or assignee of the proceeds thereof (or any Persons for whom any such transferee or assignee may be acting), Issuer, Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any Subsidiaries of such Borrower and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if Issuer or any of Issuer’s Affiliates has been notified thereof;

(vi) payment by Issuer under any Letter of Credit against presentation of a demand, draft or certificate or other document which is forged or does not fully comply with the terms of such Letter of Credit (provided that the foregoing shall not excuse Issuer from any obligation under the terms of any applicable Letter of Credit to require the presentation of documents that on their face appear to satisfy any applicable requirements for drawing under such Letter of Credit prior to honoring or paying any such draw);

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by Issuer or any of Issuer’s Affiliates to issue any Letter of Credit in the form requested by Borrowing Agent, unless Agent and Issuer have each received written notice from Borrowing Agent of such failure within three (3) Business Days after Issuer shall have furnished Agent and Borrowing Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) the occurrence of any Material Adverse Effect;

(x) any breach of this Agreement or any Other Document by any party thereto;

(xi) the occurrence or continuance of an insolvency proceeding with respect to any Borrower or any Guarantor;

(xii) the fact that a Default or an Event of Default shall have occurred and be continuing;

(xiii) the fact that the Term shall have expired or this Agreement or the obligations of Lenders to make Advances have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.19. Liability for Acts and Omissions.

(a) As between Borrowers and Issuer, Swing Loan Lender, Agent and Lenders, each Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuer shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Issuer or any of its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuer, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of Issuer’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Issuer from liability for Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall Issuer or Issuer’s Affiliates be liable to any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

(b) Without limiting the generality of the foregoing, Issuer and each of its Affiliates: (i) may rely on any oral or other communication believed in good faith by Issuer or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Issuer or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Issuer or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a steamship agent or carrier or any document or instrument of like import (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

(c) In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Issuer under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Issuer under any resulting liability to any Borrower, Agent or any Lender.

2.20. Mandatory Prepayments.

(a) Subject to Section 7.1 hereof and the proviso to this sentence, when any Borrower sells or otherwise disposes of any Collateral other than assets in the Ordinary Course of Business to the extent permitted hereunder, Borrowers shall repay the Advances in an amount equal to the net proceeds of such sale (i.e., gross proceeds less the reasonable direct costs of such sales or other dispositions, including all taxes imposed on, or resulting from. such sale), such repayments to be made promptly but in no event more than ten (10) Business Days following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Agent; provided, however, (i) at the option of the Borrowers, the Borrowers may reinvest all or any portion of such net proceeds in assets useful for their business (including to make Permitted Acquisitions and Permitted Investments) within (x) one hundred eighty (180) days following receipt of such net proceeds or (y) if Borrowers enter into a legally binding commitment to reinvest such net proceeds within one hundred eighty (180) days following receipt thereof, within ninety (90) days of the date of such legally binding commitment (and no prepayment shall be required to the extent any Borrower makes such election) and (ii) no prepayment shall be required pursuant to this Section 2.20(a) if the net proceeds in any fiscal year is less than $5,000,000. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof; provided however that if no Default or Event of Default has occurred and is continuing, such repayments shall be applied, subject to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof, (1) if the assets sold or otherwise disposed of in no way constituted assets included in the Formula Amount (x) first, to the outstanding principal installments of the Term Loan in the inverse order of the maturities thereof, (y) second, to the remaining Advances (including cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 3.2(b), and (2) if the assets sold or otherwise disposed of constituted assets included in the Formula Amount, (x) first. to the Advances other than the Term Loan (including cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 3.2(b), and (y) second, to the outstanding principal installments of the Term Loan in the inverse order of the maturities thereof.

(b) In the event of any issuance or other incurrence of Indebtedness (other than Indebtedness described in the definition of Permitted Indebtedness) by Borrowers or the issuance of any Equity Interests by any Borrower, Borrowers shall, no later than one (1) Business Day after the receipt by Borrowers of (i) the net cash proceeds from any such issuance or incurrence of Indebtedness or (ii) except for net cash proceeds of any issuance of Equity Interests in connection with a Permitted Acquisition, the net cash proceeds of any issuance of Equity Interests or the incurrence of Indebtedness, as applicable, repay the Advances in an amount equal to (x) one hundred percent (100%) of such net cash proceeds in the case of such incurrence or issuance of

Indebtedness and (y) fifty percent (50%) of such net cash proceeds in the case of an issuance of Equity Interests. Such repayments will be applied in the same manner as set forth in Section 2.20(a) hereof.

(c) Subject to the proviso to this sentence, all proceeds received by Borrowers or Agent (i) under any insurance policy on account of damage or destruction of any assets or property of any Borrowers, or (ii) as a result of any taking or condemnation of any assets or property shall be applied to repay the Advances in an amount equal to the net proceeds thereof, such repayment to be made promptly but in no event more than ten (10) Business Days following receipt of such net proceeds; provided, however, (i) at the option of the Borrowers, the Borrowers may reinvest all or any portion of such net proceeds in assets useful for their business (including to make Permitted Acquisitions and Permitted Investments) within (x) one hundred eighty (180) days following receipt of such net proceeds or (y) if Borrowers enter into a legally binding commitment to reinvest such net proceeds within one hundred eighty (180) days following receipt thereof, within ninety (90) days of the date of such legally binding commitment (and no prepayment shall be required to the extent any Borrower makes such election) and (ii) no prepayment shall be required pursuant to this Section 2.20(c) if the net proceeds in any fiscal year are less than $5,000,000.

2.21. Use of Proceeds.

(a) Borrowers shall apply the proceeds of Advances to (i) redeem in full the Senior Secured Notes, (ii) pay fees and expenses relating to this transaction, and (iii) provide for its working capital needs, including Capital Expenditures, and reimburse drawings under Letters of Credit.

(b) Without limiting the generality of Section 2.21(a) above, neither the Borrowers, the Guarantors nor any other Person which may in the future become party to this Agreement or the Other Documents as a Borrower or Guarantor, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of Applicable Law.

2.22. Defaulting Lender.

(a) Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.22 so long as such Lender is a Defaulting Lender.

(b) (i) Except as otherwise expressly provided for in this Section 2.22, Revolving Advances shall be made pro rata from Lenders holding Revolving Commitments which are not Defaulting Lenders based on their respective Revolving Commitment Percentages, and no Revolving Commitment Percentage of any Lender or any pro rata share of any Revolving Advances required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender. Amounts received in respect of principal of any type of Revolving Advances shall be applied to reduce such type of Revolving Advances of each Lender (other than any Defaulting Lender) holding a Revolving Commitment in accordance with their Revolving Commitment Percentages; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its Permitted Discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

(ii) fees pursuant to Section 3.3(b) hereof shall cease to accrue in favor of such Defaulting Lender.

(iii) if any Swing Loans are outstanding or any Letters of Credit (or drawings under any Letter of Credit for which Issuer has not been reimbursed) are outstanding or exist at the time any such Lender holding a Revolving Commitment becomes a Defaulting Lender, then:

(A) Defaulting Lender’s Participation Commitment in the outstanding Swing Loans and of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated among Non-Defaulting Lenders holding Revolving Commitments in proportion to the respective Revolving Commitment Percentages of such Non-Defaulting Lenders to the extent (but only to the extent) that (x) such reallocation does not cause the aggregate sum of outstanding Revolving Advances made by any such Non-Defaulting Lender holding a Revolving Commitment plus such Lender’s reallocated Participation Commitment in the outstanding Swing Loans plus such Lender’s reallocated Participation Commitment in the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the Revolving Commitment Amount of any such Non-Defaulting Lender, and (y) no Default or Event of Default has occurred and is continuing at such time;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by Agent (x) first, prepay any outstanding Swing Loans that cannot be reallocated, and (y) second, cash collateralize for the benefit of Issuer, Borrowers’ obligations corresponding to such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with Section 3.2(b) for so long as such Obligations are outstanding;

(C) if Borrowers cash collateralize any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit pursuant to clause (B) above, Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.2(a) with respect to such Defaulting Lender’s Revolving Commitment Percentage of Maximum Undrawn Amount of all Letters of Credit during the period such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit are cash collateralized;

(D) if Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated pursuant to clause (A) above, then the fees payable to Lenders holding Revolving Commitments pursuant to Section 3.2(a) shall be adjusted and reallocated to Non-Defaulting Lenders holding Revolving Commitments in accordance with such reallocation; and

(E) if all or any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is neither reallocated nor cash collateralized pursuant to clauses (A) or (B) above, then, without prejudice to any rights or remedies of Issuer or any other Lender hereunder, all Letter of Credit Fees payable under Section 3.2(a) with respect to such Defaulting Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of all Letters of Credit shall be payable to the Issuer (and not to such Defaulting Lender) until (and then only to the extent that) such Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated and/or cash collateralized; and

(iv) so long as any Lender holding a Revolving Commitment is a Defaulting Lender, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless such Issuer is satisfied that the related exposure and Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit and all Swing Loans (after giving effect to any such issuance, amendment, increase or funding) will be fully allocated to Non-Defaulting Lenders holding Revolving Commitments and/or cash collateral for such Letters of Credit will be provided by Borrowers in accordance with clause (A) and (B) above, and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.22(b)(iii)(A) above (and such Defaulting Lender shall not participate therein).

(c) A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents, and all amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders” or “Super Majority Lenders”, a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances or a Revolving Commitment Percentage, or Term Loan Commitment Percentage.

(d) Other than as expressly set forth in this Section 2.22, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.22 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e) In the event that Agent, Borrowers, Swing Loan Lender and Issuer agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then Agent will so notify the parties hereto, and, if such cured Defaulting Lender is a Lender holding a Revolving Commitment, then Participation Commitments of Lenders holding Revolving Commitments (including such cured Defaulting Lender) of the Swing Loans and Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated to reflect the inclusion of such Lender’s Revolving Commitment, and on such date such Lender shall purchase at par such of the Revolving Advances of the other Lenders as Agent shall determine may be necessary in order for such Lender to hold such Revolving Advances in accordance with its Revolving Commitment Percentage.

(f) If Swing Loan Lender or Issuer has a good faith belief that any Lender holding a Revolving Commitment has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless Swing Loan Lender or Issuer, as the case may be, shall have entered into arrangements with Borrowers or such Lender, satisfactory to Swing Loan Lender or Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.

2.23. Payment of Obligations. Agent may charge to Borrowers’ Account as a Revolving Advance or, at the discretion of Swing Loan Lender, as a Swing Loan (i) all payments with respect to any of the Obligations required hereunder (including without limitation principal payments, payments of interest, payments of Letter of Credit Fees and all other fees provided for hereunder and payments under Sections 16.5 and 16.9) as and when each such payment shall become due and payable (whether as regularly scheduled, upon or after acceleration, upon maturity or otherwise), (ii) without limiting the generality of the foregoing clause (i), (a) all amounts expended by Agent or any Lender pursuant to Sections 4.2 or 4.3 hereof and (b) all expenses which Agent incurs in connection with the forwarding of Advance proceeds and the establishment and maintenance of any Controlled Accounts or Depository Accounts as provided for in Section 4.8(h), and (iii) any sums expended by Agent or any Lender due to any Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document including any Borrower’s obligations under Sections 3.3, 3.4, 4.4, 4.7, 6.4, 6.6, 6.7 and 6.8 hereof, and all amounts so charged shall be added to the Obligations and shall be secured by the Collateral. To the extent Revolving Advances are not actually funded by the other Lenders in respect of any such amounts so charged, all such amounts so charged shall be deemed to be Revolving Advances made by and owing to Agent and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender under this Agreement and the Other Documents with respect to such Revolving Advances.

2.24. Increase in Maximum Revolving Advance Amount.

(a) Borrowers may request that the Maximum Revolving Advance Amount be increased by (1) one or more of the current Lenders increasing their Revolving Commitment Amount (any current Lender which elects to increase its Revolving Commitment Amount shall be referred to as an “Increasing Lender”) or (2)

one or more new lenders (each a “New Lender”) joining this Agreement and providing a Revolving Commitment Amount hereunder , subject to the following terms and conditions:

(i) No current Lender shall be obligated to increase its Revolving Commitment Amount and any increase in the Revolving Commitment Amount by any current Lender shall be in the Permitted Discretion of such current Lender;

(ii) Borrowers may not request the addition of a New Lender unless (and then only to the extent that) there is insufficient participation on behalf of the existing Lenders in the increased Revolving Commitments being requested by Borrowers;

(iii) There shall exist no Event of Default or Default on the effective date of such increase after giving effect to such increase;

(iv) After giving effect to such increase, the Maximum Revolving Advance Amount shall not exceed $275,000,000;

(v) Borrowers may not request an increase in the Maximum Revolving Advance Amount under this Section 2.24 more than two (2) times during the Term, and no single such increase in the Maximum Revolving Advance Amount shall be for an amount less than $25,000,000;

(vi) Borrowers shall deliver to Agent on or before the effective date of such increase the following documents in form and substance satisfactory to Agent: (1) certifications of their corporate secretaries with attached resolutions certifying that the increase in the Revolving Commitment Amounts has been approved by such Borrowers, (2) certificate dated as of the effective date of such increase certifying that no Default or Event of Default shall have occurred and be continuing and certifying that the representations and warranties made by each Borrower herein and in the Other Documents are true and complete in all material respects with the same force and effect as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date), (3) such other agreements, instruments and information (including supplements or modifications to this Agreement and/or the Other Documents executed by Borrowers as Agent reasonably deems necessary in order to document the increase to the Maximum Revolving Advance Amount and to protect, preserve and continue the perfection and priority of the liens, security interests, rights and remedies of Agent and Lenders hereunder and under the Other Documents in light of such increase, and (4) an opinion of counsel in form and substance satisfactory to Agent which shall cover such matters related to such increase as Agent may reasonably require and each Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(vii) Borrowers shall execute and deliver (1) to each Increasing Lender a replacement Note reflecting the new amount of such Increasing Lender’s Revolving Commitment Amount after giving effect to the increase (and the prior Note issued to such Increasing Lender shall be deemed to be cancelled) and (2) to each New Lender a Note reflecting the amount of such New Lender’s Revolving Commitment Amount;

(viii) Any New Lender shall be subject to the approval of Agent and Issuer;

(ix) Each Increasing Lender shall confirm its agreement to increase its Revolving Commitment Amount pursuant to an acknowledgement in a form acceptable to Agent, signed by it and each Borrower and delivered to Agent at least five (5) days before the effective date of such increase; and

(x) Each New Lender shall execute a lender joinder in substantially the form of Exhibit 2.24(a) pursuant to which such New Lender shall join and become a party to this Agreement and the Other Documents with a Revolving Commitment Amount as set forth in such lender joinder.

(b) On the effective date of such increase, (i) Borrowers shall repay all Revolving Advances then outstanding, subject to Borrowers’ obligations under Sections 3.7, 3.9, or 3.10; provided that subject to the other conditions of this Agreement, the Borrowing Agent may request new Revolving Advances on such date and (ii) the Revolving Commitment Percentages of Lenders holding a Revolving Commitment (including each Increasing Lender and/or New Lender) shall be recalculated such that each such Lender’s Revolving Commitment Percentage is equal to (x) the Revolving Commitment Amount of such Lender divided by (y) the aggregate of the Revolving Commitment Amounts of all Lenders. Each Lender shall participate in any new Revolving Advances made on or after such date in accordance with its Revolving Commitment Percentage after giving effect to the increase in the Maximum Revolving Advance Amount and recalculation of the Revolving Commitment Percentages contemplated by this Section 2.24.

(c) On the effective date of such increase, each Increasing Lender shall be deemed to have purchased an additional/increased participation in, and each New Lender will be deemed to have purchased a new participation in, each then outstanding Letter of Credit and each drawing thereunder and each then outstanding Swing Loan in an amount equal to such Lender’s Revolving Commitment Percentage (as calculated pursuant to Section 2.24(b) above) of the Maximum Undrawn Amount of each such Letter of Credit (as in effect from time to time) and the amount of each drawing and of each such Swing Loan, respectively. As necessary to effectuate the foregoing, each existing Lender holding a Revolving Commitment Percentage that is not an Increasing Lender shall be deemed to have sold to each applicable Increasing Lender and/or New Lender, as necessary, a portion of such existing Lender’s participations in such outstanding Letters of Credit and drawings and such outstanding Swing Loans such that, after giving effect to all such purchases and sales, each Lender holding a Revolving Commitment (including each Increasing Lender and/or New Lender) shall hold a participation in all Letters of Credit (and drawings thereunder) and all Swing Loans in accordance with their respective Revolving Commitment Percentages (as calculated pursuant to Section 2.24(b) above).

(d) On the effective date of such increase, Borrowers shall pay all reasonable cost and expenses incurred by Agent and by each Increasing Lender and New

Lender in connection with the negotiations regarding, and the preparation, negotiation, execution and delivery of all agreements and instruments executed and delivered by any of Agent, Borrowers and/or Increasing Lenders and New Lenders in connection with, such increase (including all fees for any supplemental or additional public filings of any Other Documents necessary to protect, preserve and continue the perfection and priority of the liens, security interests, rights and remedies of Agent and Lenders hereunder and under the Other Documents in light of such increase).

2.25. Reduction of Maximum Revolving Advance Amount. Borrowers shall have the right and option at any time after the Closing Date upon five (5) Business Days’ prior written notice to the Agent to reduce permanently (ratably among the Lenders in proportion to their respective Revolving Commitment Percentages) the Maximum Revolving Advance Amount, in a minimum amount of $5,000,000 and whole multiples of $1,000,000, or to terminate completely the Maximum Revolving Advance Amount, in each case without penalty or premium except as set forth in Section 2.2(g); provided that any such reduction or termination shall be accompanied by prepayment of the Advances, together with outstanding Facility Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 2.2(g) hereof) to the extent necessary to cause the aggregate of Revolving Advances, plus Swing Loans, plus the Maximum Undrawn Amount of all outstanding Letters of Credit after giving effect to such prepayments to be equal to or less than the Maximum Revolving Advance Amount as so reduced or terminated. Any notice to reduce the Maximum Revolving Advance Amount under this Section 2.25 shall be irrevocable.

III.	INTEREST AND FEES.

3.1. Interest. Interest on Advances shall be payable in arrears on the last day of each quarter with respect to Domestic Rate Loans and, with respect to LIBOR Rate Loans, at the end of each Interest Period, provided further that all accrued and unpaid interest shall be due and payable at the end of the Term. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to (i) with respect to Revolving Advances, the applicable Revolving Interest Rate and (ii) with respect to Swing Loans, the Revolving Interest Rate for Domestic Rate Loans and (iii) with respect to the Term Loan, the applicable Term Loan Rate (as applicable, the “Contract Rate”). Except as expressly provided otherwise in this Agreement, any Obligations other than the Advances that are not paid when due shall accrue interest at the Revolving Interest Rate for Domestic Rate Loans, subject to the provision of the final sentence of this Section 3.1 regarding the Default Rate. Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Contract Rate shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The LIBOR Rate shall be adjusted with respect to LIBOR Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), all Advances shall bear interest at the applicable Contract Rate for Domestic Rate Loans (calculated for this purpose with the Applicable Margin set at “Level III”) plus two percent (2%) per annum (the “Default Rate”).

3.2. Letter of Credit Fees.

(a) Borrowers shall pay (x) to Agent, for the ratable benefit of Lenders holding Revolving Commitments, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by the Applicable Margin for Revolving Advances consisting of LIBOR Rate Loans, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term, and (y) to Issuer, a fronting fee of one quarter of one percent (0.25%) per annum times the average daily face amount of each outstanding Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term (all of the foregoing fees, the “Letter of Credit Fees”). In addition, Borrowers shall pay to Agent, for the benefit of Issuer, any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by Issuer and the Borrowing Agent in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder, all such charges, fees and expenses, if any, to be payable on demand. All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in Issuer’s prevailing charges for that type of transaction. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Letter of Credit Fees described in clause (x) of this Section 3.2(a) shall be increased by an additional two percent (2.0%) per annum.

(b) At any time following the occurrence of an Event of Default, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of such Event of Default, without the requirement of any affirmative action by any party), or upon the expiration of the Term or any other termination of this Agreement (and also, if applicable, in connection with any mandatory prepayment under Section 2.20), Borrowers will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all outstanding Letters of Credit, and each Borrower hereby irrevocably authorizes Agent, in its Permitted Discretion, on such Borrower’s behalf and in such Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender’s possession at any time. Agent may, in its Permitted Discretion, invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and such Borrower mutually agree (or, in the absence of such agreement, as Agent may reasonably select) and the net return on such investments shall be credited to such account and constitute additional cash collateral. No Borrower may withdraw amounts credited to any such account except upon the occurrence of all of the following: (x) payment and performance in full of all Obligations; (y) expiration of all Letters of Credit; and (z) termination of this Agreement; it being acknowledged by Agent that it shall release such cash collateral upon the satisfaction of the conditions set forth in sub-clauses (x), (y) and (z). Borrowers hereby assign, pledge and grant to Agent, for its benefit and the ratable benefit of Issuer, Lenders and each other Secured Party, a continuing security interest in and to and Lien on any such cash collateral and any right, title and interest of Borrowers in any deposit account, securities account or investment account into which such cash collateral may be deposited from time to time to secure the Obligations, specifically including all Obligations with respect to any Letters of Credit. Borrowers agree that upon the coming due of any Reimbursement Obligations (or any other Obligations, including Obligations for Letter of Credit Fees) with respect to the Letters of Credit, Agent may use such cash collateral to pay and satisfy such Obligations.

3.3. Facility Fee. If, for any calendar quarter during the Term, the average daily Revolver Usage for each day of such calendar quarter does not equal the Maximum Revolving Advance Amount, then Borrowers shall pay to Agent, for the ratable benefit of Lenders holding the Revolving Commitments based on their Revolving Commitment Percentages, a fee at a rate equal to (a) if such Revolver Usage is equal to or greater than an amount equal to 50% of the Maximum Revolving Advance Amount, 0.25% per annum on the amount by which the Maximum Revolving Advance Amount exceeds such average daily Revolver Usage and (b) if such average daily Revolver Usage is less than an amount equal to 50% of the Maximum Revolving Advance Amount, 0.375% per annum on the amount by which the Maximum Revolving Advance Amount exceeds such average daily Revolver Usage (the “Facility Fee”). Such Facility Fee shall be payable to Agent in arrears on the first day of each calendar quarter with respect to the previous calendar quarter.

3.4. Fee Letter; Appraisal Fees.

(a) Borrowers shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.

(b) All of the fees and out-of-pocket costs and expenses of any inspections conducted pursuant to Section 4.6 hereof and appraisals conducted pursuant to Section 4.7 hereof shall be paid for when due, in full and without deduction, off-set or counterclaim by Borrowers.

3.5. Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 365/366 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate for Domestic Rate Loans during such extension.

3.6. Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under Applicable Law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under Applicable Law: (i) the interest rates hereunder will be reduced to the maximum rate permitted under Applicable Law; (ii) such excess amount shall be first applied to any unpaid principal balance owed by Borrowers and then due, it being acknowledged that Agent shall apply such excess amount first to any portion of the Term Loan then due; and (iii) if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.7. Increased Costs. In the event that any Applicable Law or any Change in Law or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent, Swing Loan Lender, any Issuer or Lender and any corporation or bank controlling Agent, Swing Loan Lender, any Lender or Issuer and the office or branch where Agent, Swing Loan Lender, any Lender or Issuer (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a) subject Agent, Swing Loan Lender, any Lender or Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan, or change the basis of taxation of payments to Agent, Swing Loan Lender, such Lender or Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.10 and the imposition of, or any change in the rate of, any Excluded Tax payable by Agent, Swing Loan Lender, such Lender or the Issuer);

(b) impose, modify or deem applicable any reserve, special deposit, assessment, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent, Swing Loan Lender, Issuer or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c) impose on Agent, Swing Loan Lender, any Lender or Issuer or the London interbank LIBOR market any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Advance made by any Lender, or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to Agent, Swing Loan Lender, any Lender or Issuer of making, converting to, continuing, renewing or maintaining its Advances hereunder by an amount that Agent, Swing Loan Lender, such Lender or Issuer deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent, Swing Loan Lender or such Lender or

Issuer deems to be material, then, in any case Borrowers shall promptly pay Agent, Swing Loan Lender, such Lender or Issuer, upon its demand, such additional amount as will compensate Agent, Swing Loan Lender or such Lender or Issuer for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the LIBOR Rate, as the case may be. Agent, Swing Loan Lender, such Lender or Issuer shall certify the amount of such additional cost or reduced amount to Borrowing Agent, and such certification shall be conclusive absent manifest error.

3.8. Basis For Determining Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:

(a) reasonable means do not exist for ascertaining the LIBOR Rate applicable pursuant to Section 2.2 hereof for any Interest Period; or

(b) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank LIBOR market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Domestic Rate Loan into a LIBOR Rate Loan; or

(c) the making, maintenance or funding of any LIBOR Rate Loan has been made impracticable or unlawful by compliance by Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law); or

(d) the LIBOR Rate will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any LIBOR Rate Loan,

then Agent shall give Borrowing Agent prompt written or telephonic notice of such determination. If such notice is given, (i) any such requested LIBOR Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Agent no later than 1:00 p.m. two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Domestic Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Rate Loan, shall be converted into an unaffected type of LIBOR Rate Loan, on the last Business Day of the then current Interest Period for such affected LIBOR Rate Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected LIBOR Rate Loan). Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.

3.9. Capital Adequacy.

(a) In the event that Agent, Swing Loan Lender or any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy, or any Change in Law or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent, Swing Loan Lender, Issuer or any Lender (for purposes of this Section 3.9, the term “Lender” shall include Agent, Swing Loan Lender, Issuer or any Lender and any corporation or bank controlling Agent , Swing Loan Lender or any Lender and the office or branch where Agent , Swing Loan Lender or any Lender (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent, Swing Loan Lender or any Lender’s capital as a consequence of its obligations hereunder (including the making of any Swing Loans) to a level below that which Agent , Swing Loan Lender or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s, Swing Loan Lender’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Agent, Swing Loan Lender or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Agent , Swing Loan Lender or such Lender such additional amount or amounts as will compensate Agent , Swing Loan Lender or such Lender for such reduction. In determining such amount or amounts, Agent, Swing Loan Lender or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to Agent, Swing Loan Lender and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, rule, regulation, guideline or condition.

(b) A certificate of Agent, Swing Loan Lender or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent , Swing Loan Lender or such Lender with respect to Section 3.9(a) hereof when delivered to Borrowing Agent shall be conclusive absent manifest error.

3.10. Taxes.

(a) Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if Borrowers shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Agent, Swing Loan Lender, Lender, Issuer or Participant, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrowers shall make such deductions and (iii) Borrowers shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law.

(b) Without limiting the provisions of Section 3.10(a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.

(c) Each Borrower shall indemnify Agent, Swing Loan Lender, each Lender, Issuer and any Participant, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Agent, Swing Loan Lender, such Lender, Issuer, or such Participant, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to Borrowers by any Lender, Swing Loan Lender, Participant, or Issuer (with a copy to Agent), or by Agent on its own behalf or on behalf of Swing Loan Lender, a Lender or Issuer, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Body, Borrowers shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any Other Document shall deliver to Borrowers (with a copy to Agent), at the time or times prescribed by Applicable Law or reasonably requested by Borrowers or Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations or other Applicable Law. Further, Agent is indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender, Issuer or assignee or participant of a Lender or Issuer for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Code. In addition, any Lender, if requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers or Agent as will enable Borrowers or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States of America, any Foreign Lender (or other Lender) shall deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign

Lender (or other Lender) becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrowers or Agent, but only if such Foreign Lender (or other Lender) is legally entitled to do so), whichever of the following is applicable: two (2) duly completed valid originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(i) two (2) duly completed valid originals of IRS Form W-8ECI,

(ii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN,

(iii) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers to determine the withholding or deduction required to be made, or

(iv) To the extent that any Lender is not a Foreign Lender, such Lender shall submit to Agent two (2) originals of an IRS Form W-9 or any other form prescribed by Applicable Law demonstrating that such Lender is not a Foreign Lender.

(f) If a payment made to a Lender, Swing Loan Lender, Participant, Issuer, or Agent under this Agreement or any Other Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Person fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender, Swing Loan Lender, Participant, Issuer, or Agent shall deliver to the Agent (in the case of Swing Loan Lender, a Lender, Participant or Issuer) and Borrowers (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Person, and (B) other documentation reasonably requested by Agent or any Borrower sufficient for Agent and Borrowers to comply with their obligations under FATCA and to determine that Swing Loan Lender, such Lender, Participant, Issuer, or Agent has complied with such applicable reporting requirements.

(g) If Agent, Swing Loan Lender, a Lender, a Participant or Issuer determines, in its Permitted Discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section, it shall pay to Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund); net of all out-of-pocket expenses of the Agent, Swing Loan Lender, such Lender, Participant, or the Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund), provided that Borrowers, upon the request of Agent, Swing Loan Lender, such Lender, Participant, or Issuer, agrees to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to Agent, Swing Loan Lender, such Lender, Participant or the Issuer in the event Agent, Swing Loan Lender, such Lender, Participant or the Issuer is required to repay such refund to such Governmental Body. This Section shall not be construed to require Agent, Swing Loan Lender, any Lender, Participant, or Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrowers or any other Person.

3.11. Replacement of Lenders. If any Lender (an “Affected Lender”) (a) makes demand upon Borrowers for (or if Borrowers are otherwise required to pay) amounts pursuant to Section 3.7 or 3.9 hereof, (b) is unable to make or maintain LIBOR Rate Loans as a result of a condition described in Section 2.2(h) hereof, (c) is a Defaulting Lender, or (d) denies any consent requested by the Agent pursuant to Section 16.2(b) hereof, Borrowers may, within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing Borrowers to be required to pay such compensation or causing Section 2.2(h) hereof to be applicable), or such Lender becoming a Defaulting Lender or denial of a request by Agent pursuant to Section 16.2(b) hereof, as the case may be, by notice in writing to the Agent and such Affected Lender (i) request the Affected Lender to cooperate with Borrowers in obtaining a replacement Lender satisfactory to Agent and Borrowers (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage, and/or Term Loan Commitment Percentages, as applicable, as provided herein, but none of such Lenders shall be under any obligation to do so; or (iii) propose a Replacement Lender subject to approval by Agent in its good faith business judgment. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage and/or Term Loan Commitment Percentages, as applicable, then such Affected Lender shall assign, in accordance with Section 16.3 hereof, all of its Advances and its Revolving Commitment Percentage, and/or Term Loan Commitment Percentages, as applicable, and other rights and obligations under this Loan Agreement and the Other Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender.

IV. COLLATERAL: GENERAL TERMS

4.1. Security Interest in the Collateral. To secure the prompt payment and performance to Agent, Issuer and each Lender (and each other holder of any Obligations) of the Obligations, each Borrower hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender, Issuer and each other Secured Party, a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter created, acquired or arising and wheresoever located. Each Borrower shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest and shall cause its financial statements to reflect such security interest. Each Borrower shall provide Agent with written notice of all commercial tort claims in excess of $10,000,000 promptly upon the occurrence of any events giving rise to any such claim(s) (regardless of whether legal proceedings have yet been commenced), such notice to contain a brief description of the claim(s), the events out of which such claim(s) arose and the parties against which such claims may be asserted and, if applicable in any case where legal proceedings regarding such claim(s) have been commenced, the case title together with the applicable court and docket number. Upon delivery of each such notice, such Borrower shall be deemed to thereby grant to Agent a security interest and lien in and to such commercial tort claims described therein and all proceeds thereof. Each Borrower shall provide Agent with written notice promptly upon becoming the beneficiary under any letter of credit or otherwise obtaining any right, title or interest in any letter of credit rights, in each case in excess of $10,000,000, and at Agent’s request shall take such actions as Agent may reasonably request for the perfection of Agent’s security interest therein.

4.2. Perfection of Security Interest. Each Borrower shall take all actions that Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) obtaining Lien Waiver Agreements from third parties that are Affiliates of the Loan Parties and using commercially reasonable efforts to obtain Lien Waiver Agreements from third parties that are not Affiliates of the Loan Parties, in each case to the extent a Borrower intends to include assets in the possession of such third party in the Formula Amount, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox, customs and freight agreements and other custodial arrangements satisfactory to Agent, and (v) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code or other Applicable Law. By its signature hereto, each Borrower hereby authorizes Agent to file against such Borrower, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein, including without limitation a description of Collateral as “all assets” and/or “all personal property” of any Borrower). All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrowers’ Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Agent’s option, shall be paid by Borrowers to Agent for its benefit and for the ratable benefit of Lenders immediately upon demand.

4.3. Preservation of Collateral. Following the occurrence of an Event of Default in addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent deems reasonably necessary to protect Agent’s interest in and to preserve the Collateral; (b) may employ and maintain at any of any Borrower’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral, provided they comply with Applicable Law; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Borrower’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the

Collateral is located, and may proceed over and through any of Borrowers’ owned or leased property. Each Borrower shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct. All of Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.

4.4. Ownership and Location of Collateral.

(a) With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (i) each Borrower shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens whatsoever; (ii) each document and agreement executed by each Borrower or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all respects; (iii) all signatures and endorsements of each Borrower that appear on such documents and agreements shall be genuine and each Borrower shall have full capacity to execute same; and (iv) each Borrower’s Inventory shall be located as set forth on Schedule 4.4 and shall not be removed from such location(s) without the prior written consent of Agent except with respect to the sale of Inventory in the Ordinary Course of Business.

(b) (i) There is no location at which any Borrower has any Inventory (except for Inventory in transit) or other Collateral other than those locations listed on Schedule 4.4 and the Refinery;

(c) The chief executive office of each Borrower is 15 Bradley Street, City of Warren, Warren County, Pennsylvania.

4.5. Defense of Agent’s and Lenders’ Interests. Until (a) payment and performance in full of all of the Obligations (other than contingent indemnification obligations not yet due and payable with respect to which a claim has not yet been asserted) and (b) termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect. During such period no Borrower shall, without Agent’s prior written consent, pledge, sell (except for sales or other dispositions otherwise permitted in Section 7.1(b) hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Each Borrower shall defend Agent’s interests in the Collateral against any and all Persons whatsoever. At any time following demand by Agent for payment of all Obligations, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, Borrowers shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law. Each Borrower shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Borrower’s possession, they, and each of them, shall be held by such Borrower in trust as Agent’s trustee, and such Borrower will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.6. Inspection of Premises. At all reasonable times and from time to time and upon reasonable prior notice to Borrowers, as often as Agent shall elect in its Permitted Discretion, Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Borrower’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Borrower’s business. Agent, any Lender and their agents may enter upon any premises of any Borrower at any time during business hours and at any other reasonable time, and from time to time as often as Agent shall elect in its Permitted Discretion, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Borrower’s business, it being acknowledged by Agent that all information acquired in such inspection shall be subject to Section 16.15 (Confidentiality; Sharing Information). Notwithstanding the foregoing, Borrowers shall be responsible to reimburse Agent for Agent’s actual and reasonable costs, fees and expenses incurred in connection with no more than two (2) inspections per annum; except that, (a) at any time that Excess Availability is less than twenty percent (20%) of the Maximum Revolving Advance Amount, Agent may, in its Permitted Discretion, conduct one (1) additional inspection per annum; and (b) at any time after the occurrence of an Event of Default, and during its continuation, there shall be no limitation of the frequency of inspections for which the Borrowers must reimburse Agent for its actual and reasonable costs, fees and expenses.

4.7. Appraisals. Agent may, in its Permitted Discretion, at any time after the Closing Date and from time to time, engage the services of an independent appraisal firm or firms of reputable standing, satisfactory to Agent, for the purpose of appraising the then current values of Borrowers’ assets. Absent the occurrence and continuance of an Event of Default at such time, Agent shall consult with Borrowers as to the identity of any such firm. In the event the value of Borrowers’ Inventory, as so determined pursuant to such appraisal, is less than anticipated by Agent or Lenders, such that the Revolving Advances are in excess of such Advances permitted hereunder, then, promptly upon Agent’s demand for same, Borrowers shall make mandatory prepayments of the then outstanding Revolving Advances so as to eliminate the excess Advances. Notwithstanding the foregoing, Borrowers shall be responsible to reimburse Agent for Agent’s actual and reasonable costs, fees and expenses incurred in connection with no more than one (1) appraisal per annum, it being acknowledged by Agent that Inventory appraisals shall be limited to Borrowers’ Retail and Other Refinery Fuel Inventory; except that, (a) at any time that Excess Availability is less than twenty percent (20%) of the Maximum Revolving Advance Amount, Agent may, in its Permitted Discretion, conduct one (1) additional appraisal per annum; and (b) at any time after the occurrence of a Default or an Event of Default, and during its continuation, there shall be no limitation of the frequency of appraisals of the Borrowers’ assets, including, without limitation, the Refinery, for which the Borrowers must reimburse Agent for its actual and reasonable costs, fees and expenses.

4.8. Receivables; Deposit Accounts and Securities Accounts.

(a) Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Borrower, or work, labor or services theretofore rendered by a Borrower as of the date each Receivable is created. Each Receivable shall be due and owing in accordance with the applicable Borrower’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrowers to Agent.

(b) Each Customer, to the best of each Borrower’s knowledge, as of the date each Receivable is created, is and will be able to pay all Receivables on which the Customer is obligated in full when due. With respect to such Customers of any Borrower who are not solvent, such Borrower has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c) Each Borrower’s chief executive office is located as set forth on Schedule 4.4(b)(iii). Until written notice is given to Agent by Borrowing Agent of any other office at which any Borrower keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

(d) Borrowers shall request their Customers to deliver remittances of accounts (whether paid by check or by wire transfer of funds) to a Controlled Account or such Depository Accounts (and any associated lockboxes) as Agent shall designate from time to time as contemplated by Section 4.8(h) or as otherwise agreed to from time to time by Agent. Notwithstanding the foregoing, to the extent any Borrower directly receives any remittances upon Receivables, such Borrower shall, at such Borrower’s sole cost and expense, but on Agent’s behalf and for Agent’s account, collect as Agent’s property and in trust for Agent all amounts received on Receivables, and shall not commingle such collections with any Borrower’s funds or use the same except to pay Obligations, and shall as soon as possible and in any event no later than one (1) Business Day after the receipt thereof (i) in the case of remittances paid by check, deposit all such remittances in their original form (after supplying any necessary endorsements) and (ii) in the case of remittances paid by wire transfer of funds, transfer all such remittances, in each case, into such Controlled Account or Depository Account(s). Each Borrower shall deposit in a Controlled Account or the Depository Account designated by Agent or, upon request by Agent, deliver to Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

(e) At any time following the occurrence of an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone, facsimile, telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrowers’ Account and added to the Obligations.

(f) During a Trigger Period, Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Borrower any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Borrower hereby constitutes Agent or Agent’s designee as such Borrower’s attorney with power (i) at any time: (A) during a Trigger Period, to endorse such Borrower’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (B) after the occurrence of an Event of Default, to sign such Borrower’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (C) after the occurrence of an Event of Default, to send verifications of Receivables to any Customer; (D) to sign such Borrower’s name on, or file as an authorized person on its behalf, all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; and (E) after the occurrence of an Event of Default, to receive, open and dispose of all mail addressed to any Borrower at any post office box/lockbox maintained by Agent for Borrowers or at any other business premises of Agent; and (ii) at any time following the occurrence of an Event of Default: (A) to demand payment of the Receivables; (B) to enforce payment of the Receivables by legal proceedings or otherwise; (C) to exercise all of such Borrower’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (D) to sue upon or otherwise collect, extend the time of payment of, settle, adjust, compromise, extend or renew the Receivables; (E) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (F) to prepare, file and sign such Borrower’s name on a proof of claim in bankruptcy or similar document against any Customer; (G) to prepare, file and sign such Borrower’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; (H) to accept the return of goods represented by any of the Receivables; (I) to change the address for delivery of mail addressed to any Borrower to such address as Agent may designate; and (J) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid.

(g) Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom.

(h) All proceeds of Collateral shall be deposited by Borrowers into either (i) a depository account (a “Controlled Account”) established at a bank or banks (each such bank, a “Controlled Account Bank”) satisfactory to Agent pursuant to an arrangement with such Controlled Account Bank as may be acceptable to Agent or (ii) depository accounts (“Depository Accounts”) established at Agent for the deposit of such proceeds. Each applicable Borrower,

Agent and each Controlled Account Bank shall enter into a deposit account control agreement in form and substance satisfactory to Agent that is sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account and which directs such Controlled Account Bank during a Trigger Period to transfer such funds so deposited on a daily basis (or at other times acceptable to Agent) to Agent, either to any account maintained by Agent at said Controlled Account Bank or by wire transfer to appropriate account(s) at Agent. All funds deposited in such Controlled Accounts or Depository Accounts shall immediately become subject to the security interest of Agent for its own benefit and the ratable benefit of Issuer, Lenders and all other holders of the Obligations, and Borrowing Agent shall obtain the agreement by such Controlled Account Bank to waive any offset rights against the funds so deposited. Neither Agent nor any Lender assumes any responsibility for such controlled account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Controlled Account Bank thereunder. Agent shall apply all funds received by it from the Controlled Accounts and/or Depository Accounts to the satisfaction of the Obligations (including the cash collateralization of the Letters of Credit) in such order as Agent shall determine in its Permitted Discretion, provided that, in the absence of any Event of Default, Agent shall apply all such funds representing collection of Receivables first to the prepayment of the principal amount of the Swing Loans, if any, and then to the Revolving Advances.

(i) From and after the occurrence of an Event of Default, no Borrower will, without Agent’s consent, compromise or adjust any material amount of the Receivables (or extend the time for payment thereof) or accept any material returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the Ordinary Course of Business of such Borrower.

(j) All deposit accounts (including all Controlled Accounts and Depository Accounts), securities accounts and investment accounts of each Borrower and its Subsidiaries as of the Closing Date are set forth on Schedule 4.8(j). No Borrower shall open any new deposit account, securities account or investment account unless (i) Borrowers shall have given at least thirty (30) days prior written notice to Agent and (ii) if such account is to be maintained with a bank, depository institution or securities intermediary that is not the Agent, such bank, depository institution or securities intermediary, each applicable Borrower and Agent shall first have entered into an account control agreement in form and substance satisfactory to Agent sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account.

(k) From and after the occurrence of a Trigger Period, the Agent alone shall have the sole power of withdrawal from the Cash Collateral Account, and at each such time, all cash, notes, checks, drafts or similar items of payment by or for the account of a Borrower shall be the sole and exclusive property of the Lenders immediately upon the earlier of the receipt of such items by the Agent or the depository bank or the receipt of such items by such Borrower; provided, however, that for the purpose of computing interest hereunder such items shall be deemed to have been collected and shall be applied by the Agent on account of the Revolving Advances outstanding to such Borrower on the Business Day of receipt by the Agent (subject to correction for any items subsequently dishonored for any reason whatsoever). Notwithstanding anything to the contrary herein, during each period when this Section 4.8(k) is applicable, all such items of payment shall, solely for purposes of determining the occurrence of such Event of Default, be deemed received upon actual receipt by the Agent, unless the same are subsequently dishonored for any reason whatsoever, and all funds in the Cash Collateral Account, including all payments made by or on behalf of and all credits due a Borrower, may be applied and reapplied in whole or in part to any of the Revolving Advances to the extent and in the manner the Agent deems advisable.

(l) Notwithstanding anything to the contrary set forth herein, the Borrowers (i) shall not be required to establish Controlled Accounts or Depository Accounts for the operating depository accounts for their retail locations; and (ii) prior to the occurrence of a Trigger Event, Borrowers may maintain cash and Permitted Investments in an aggregate principal amount of up to $30,000,000 in accounts that are not Controlled Accounts or Depository Accounts; provided, that, upon the occurrence of a Trigger Event and during a Trigger Period, Borrowers shall deposit such $30,000,000 amount into the Cash Collateral Account.

4.9. Inventory. To the extent Inventory held for sale or lease has been produced by any Borrower, it has been and will be produced by such Borrower in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

4.10. Maintenance of Equipment. The equipment (including without limitation all pipelines and related fixed assets constituting Collateral) shall, in all material respects, be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the equipment shall be maintained and preserved. No Borrower shall use or operate the equipment in violation of any Applicable Law, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

4.11. Exculpation of Liability. Nothing herein contained shall be construed to constitute Agent or any Lender as any Borrower’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof, except for Agent’s gross neglect or willful misconduct. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Borrower’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Borrower of any of the terms and conditions thereof.

4.12. Financing Statements. Except as respects the financing statements filed by Agent, financing statements described on Schedule 1.2(b), and financing statements filed in connection with Permitted Encumbrances, no financing statement covering any of the Collateral or any proceeds thereof is or will be on file in any public office.

4.13. Release of Certain Collateral. Notwithstanding anything to the contrary set forth herein, upon payment and satisfaction in full of the Term Loan, so long as no Event of Default has occurred and is continuing, at Borrowing Agent’s written request, Agent shall terminate Agent’s Lien upon and security interest in (a) the Real Property, fixtures and equipment constituting the Refinery and used in the operation thereof; (b) all Equity Interests in Kiantone pledged to Agent; and (c) all supporting obligations, books and records relating to the property described in the foregoing clauses (a) and (b) and the proceeds thereof.

V. REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants as follows:

5.1. Authority. Each Borrower has full power, authority and legal right to enter into this Agreement and the Other Documents to which it is a party and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents to which it is a party have been duly executed and delivered by each Borrower, and this Agreement and the Other Documents to which it is a party constitute the legal, valid and binding obligation of such Borrower enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the Other Documents to which it is a party (a) are within such Borrower’s corporate or company powers, as applicable, have been duly authorized by all necessary corporate or company action, as applicable, are not in contravention of law or the terms of such Borrower’s Organizational Documents or to the conduct of such Borrower’s business or of any Material Contract or undertaking to which such Borrower is a party or by which such Borrower is bound, (b) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Borrower under the provisions of any agreement, instrument, or other document to which such Borrower is a party or by which it or its property is a party or by which it may be bound.

5.2. Formation and Qualification.

(a) Each Borrower is duly incorporated or formed, as applicable, and in good standing under the laws of the state listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the states listed on Schedule 5.2(a) which constitute all states in which qualification and good standing are necessary for such Borrower to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect on such Borrower. Each Borrower has delivered to Agent true and complete copies of its Organizational Documents and will promptly notify Agent of any amendment or changes thereto.

(b) The only Subsidiaries of each Borrower are listed on Schedule 5.2(b), except for Inactive Subsidiaries.

5.3. Survival of Representations and Warranties. All representations and warranties of such Borrower contained in this Agreement and the Other Documents to which it is a party shall be true at the time of such Borrower’s execution of this Agreement and the Other Documents to which it is a party, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto, except to the extent that any such representation or warranty expressly relates solely to an earlier date, which representations and warranties are true as of such date.

5.4. Tax Returns. Each Borrower’s federal tax identification number is set forth on Schedule 5.4. Each Borrower has filed all federal, state and local tax returns and other reports each is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable, except to the extent such taxes, fees, assessments and other charges are being Properly Contested. The provision for taxes on the books of each Borrower is adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Borrower has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

5.5. Financial Statements.

(a) Each Borrower has delivered to the Agent financial projections (including any adjustments to historical operating results, and a pro-forma closing balance sheet, statements of operations and cash flows and including assumptions used in preparing such projections) of such Borrower and its Subsidiaries for a five year period following the Closing Date (and on a monthly basis during the first twelve months) derived from various assumptions of such Borrower’s management (the “Financial Projections”). The Financial Projections represent what management of the Borrowers believes to be a reasonable range of possible results in light of the history of the business, present and foreseeable conditions and the intentions of such Borrower’s management. The Financial Projections accurately reflect the liabilities of such Borrower and its Subsidiaries upon consummation of the transactions contemplated hereby (the “Transactions”) as of the Closing Date.

(b) The consolidated and consolidating balance sheets of Borrowers, and such other Persons described therein, as of August 31, 2014, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in application to which such accountants concur) and present fairly the financial position of Borrowers at such date and the results of their operations for such period. Since August 31, 2014 there has been no change in the condition, financial or otherwise, of Borrowers as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, equipment and Real Property owned by Borrowers, except changes in the Ordinary Course of Business, none of which individually or in the aggregate has been materially adverse.

5.6. Entity Names. No Borrower has been known by any other company or corporate name, as applicable, in the past five (5) years and does not sell Inventory under any other name except as set forth on Schedule 5.6, nor has any Borrower been the surviving corporation or company, as applicable, of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.7. O.S.H.A. Environmental Compliance; Flood Insurance. Except where any failure to so report or file, or any matter of failure, breach, noncompliance or violation of any of the following, or the receipt of any Environmental Complaint or other notice described below, or the existence of any circumstance or condition described below, individually or in the aggregate, could not reasonably be expected to cause a Material Adverse Effect:

(a) Except as set forth on Schedule 5.7 hereto, each Borrower is in compliance with, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance with the Federal Occupational Safety and Health Act, and Environmental Laws and there are no outstanding citations, notices or orders of non-compliance issued to any Borrower or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations.

(b) None of the Loan Parties or any Subsidiaries of any Loan Party has received any Environmental Complaint from any Governmental Body or private Person alleging that such Loan Party or Subsidiary or any prior or subsequent owner of any of the Real Property (including, without limitation, the Refinery) is a potentially responsible party under the Comprehensive Environmental Response, Cleanup and Liability Act, 42 U.S.C. § 9601, et seq., and none of the Loan Parties has any reason to believe that such an Environmental Complaint might be received. There are no pending or, to any Loan Party’s actual knowledge, threatened Environmental Complaints relating to any Loan Party or Subsidiary of any Loan Party or, to any Loan Party’s actual knowledge, any prior or subsequent owner of any of the Real Property (including, without limitation, the Refinery) pertaining to, or arising out of, any Environmental Conditions.

(c) (x) There are no (1) circumstances at, on or under any of the Real Property (including, without limitation, the Refinery) that constitute a breach of or noncompliance with any of the Environmental Laws, and (2) present Environmental Conditions, nor to any Loan Party’s actual knowledge, past Environmental Conditions at, on or under any of the Property or, to any Loan Party’s actual knowledge, at, on or under adjacent property, which resulted from any Loan Party’s ownership or operations, and (y) nothing has come to the attention of any Loan Party to indicate that there are any past or present Environmental Conditions, at, on, or under adjacent property which resulted from the actions of other persons, in each case (of (x) or (y) above), that prevent compliance with the Environmental Laws at any of the Property.

(d) Neither any of the Real Property (including, without limitation, the Refinery) nor any structures, improvements, equipment, fixtures, activities or facilities thereon or thereunder contain or use Hazardous Materials except in compliance with Environmental Laws. There are no processes, facilities, operations, equipment or other activities at, on or under any of the Real Property (including, without limitation, the Refinery), or, to any Loan Party’s knowledge, at, on or under adjacent property, that currently result in the release or threatened release of Toxic Substances onto any of the Real Property (including, without limitation, the Refinery).

(e) There are no aboveground storage tanks, underground storage tanks or underground piping associated with such tanks, used for the management of Toxic Substances at, on or under any of the Real Property (including, without limitation, the Refinery) that (a) do not have, to the extent required by Environmental Laws, a full operational secondary containment system in place, and (b) are not otherwise in compliance with all applicable Environmental Laws. There are no abandoned underground storage tanks or underground piping associated with such tanks, previously used for the management of Hazardous Materials by any Loan Party or any Subsidiaries of any Loan Party, or to the best of any Loan Party’s knowledge, any such tanks or piping which had been used by any prior owner or operator of the Real Property (including, without limitation, the Refinery) at, on or under any of the Real Property (including, without limitation, the Refinery) that have not either been closed in place in accordance with Environmental Laws or removed in compliance with all applicable Environmental Laws, and to the best of each Loan Party’s knowledge no contamination associated with the use of such tanks exists on any of the Property that is not in compliance with Environmental Laws.

(f) Each Loan Party and to the best of any Loan Party’s knowledge, each Subsidiary of any Loan Party has all material federal, state and local permits, licenses, authorizations, certificates, plans and approvals necessary under the Environmental Laws for the conduct of the business of such Loan Party or Subsidiary as presently conducted, and all such permits, licenses, authorizations, certificates, plans and approvals are current and in full force and effect. Each Loan Party and to the best of each Loan Party’s knowledge each Subsidiary of any Loan Party has submitted all material notices, reports and other filings required by the Environmental Laws to be submitted to a Governmental Body which pertain to past and current operations on any of the Property.

(g) All past and present on-site generation, storage, processing, treatment, recycling, reclamation, disposal or other use or management of Hazardous Materials at, on, or under any of the Real Property (including, without limitation, the Refinery) and all off-site transportation, storage, processing, treatment, recycling, reclamation, disposal or other use or management of Toxic Substances by any Loan Party or to the best of each Loan Party’s knowledge by any other person have been done in accordance with the Environmental Laws.

(h) The Refinery is owned by URC and is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of URC in accordance with prudent business practice in the industry of URC. URC has taken all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of the Refinery. In the event that, after the Closing Date, the Refinery is designated as being in a flood zone, Agent reserves the right to require URC to obtain flood insurance for the Refinery and its contents.

5.8. Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.

(a) (i) Borrowers, on a consolidated basis, are solvent, able to pay their debts as they mature, have capital sufficient to carry on their business and all businesses in which they are about to engage, (ii) as of the Closing Date, the fair present saleable value of their assets, calculated on a going concern basis, is in excess of the amount of their liabilities, and (iii) subsequent to the Closing Date, the fair saleable value of their assets (calculated on a going concern basis) will be in excess of the amount of their liabilities.

(b) Except as disclosed in Schedule 5.8(b)(i), there are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of such Loan Party at law or in equity before any Governmental Body which individually or in the aggregate may result in any Material Adverse Effect. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Governmental Body which may result in any Material Adverse Effect.

(c) No Borrower is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Borrower in violation of any order of any court, Governmental Body or arbitration board or tribunal. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws.

(d) (i) Except as disclosed on Schedule 5.8(d); provided that such matters so disclosed could not in the aggregate result in a Material Adverse Effect, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. Each member of the Controlled Group have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(ii) No ERISA Event has occurred or is reasonably expected to occur; (i) except as disclosed on Schedule 5.8(d); provided that such matters so disclosed could not in the aggregate result in a Material Adverse Effect, no Pension Benefit Plan has any unfunded pension liability (i.e. excess of benefit liabilities over the current value of that Pension Benefit Plan’s assets, determined in accordance with the assumptions used for funding the Pension Benefit Plan for the applicable plan year); (ii) no Controlled Group member has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Benefit Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) no Controlled Group member has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) no Controlled Group member has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.9. Patents, Trademarks, Copyrights and Licenses. Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without known possible, alleged or actual conflict with the rights of others.

5.10. Licenses and Permits. Except as set forth in Schedule 5.10, each Borrower (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, provincial or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could reasonably be expected to have a Material Adverse Effect.

5.11. Default of Indebtedness. Except for a default that could not reasonably be expected to have a Material Adverse Effect, no Borrower is in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued and, to the knowledge of Borrowers, no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

5.12. No Default. No Borrower is in default in the payment or performance of any of its contractual obligations where the failure to pay or perform such contractual obligations could reasonably be expected to have a Material Adverse Effect and no Default or Event of Default has occurred.

5.13. No Burdensome Restrictions. No Borrower is party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect. Each Borrower has heretofore delivered to Agent true and complete copies of all Material Contracts to which it is a party or to which it or any of its properties is subject. No Borrower has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14. No Labor Disputes. No Borrower is involved in any labor dispute excluding grievance proceedings under its collective bargaining agreements; there are no strikes or walkouts or union organization of any Borrower’s employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto.

5.15. Margin Regulations. No Borrower is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16. Investment Company Act. No Borrower is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17. Disclosure. No representation or warranty made by any Borrower in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to any Borrower or which reasonably should be known to such Borrower which such Borrower has not disclosed to Agent in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect.

5.18. [Reserved].

5.19. [Reserved].

5.20. Swaps. No Borrower is a party to, nor will it be a party to, any swap agreement whereby such Borrower has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

5.21. Business and Property of Borrowers. Upon and after the Closing Date, Borrowers do not propose to engage in any business other than the refining, transportation, shipping, distribution and sale of petroleum and petroleum products and other motor fuels, additives and constituents of any thereof and the ownership and operation of retail convenience stores and supermarkets and businesses directly related thereto and activities necessary to conduct the foregoing. On the Closing Date, each Borrower will own all the property and possess all of the rights and Consents necessary for the conduct of the business of such Borrower.

5.22. Ineligible Securities. Borrowers do not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible Securities being underwritten by a securities Affiliate of Agent or any Lender.

5.23. Federal Securities Laws. No Borrower or any of its Subsidiaries (i) is required to file periodic reports under the Exchange Act, (ii) has any securities registered under the Exchange Act or (iii) has filed a registration statement that has not yet become effective under the Securities Act.

5.24. Equity Interests. The authorized and outstanding Equity Interests of each Borrower, and each legal and beneficial holder thereof as of the Closing Date, are as set forth on Schedule 5.24(a) hereto. All of the Equity Interests of each Borrower have been duly and validly authorized and issued and are fully paid and non-assessable and have been sold and delivered to the holders hereof in compliance with, or under valid exemption from, all federal and state laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities. Except for the rights and obligations set forth on Schedule 5.24(b), there are no subscriptions, warrants, options, calls, commitments, rights or agreement by which any Borrower or any of the shareholders of any Borrower is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of Borrowers. Except as set forth on Schedule 5.24(c), Borrowers have not issued any securities convertible into or exchangeable for shares of its Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

5.25. Commercial Tort Claims. No Borrower has any commercial tort claims except as set forth on Schedule 5.25 hereto.

5.26. Letter of Credit Rights. As of the Closing Date, no Borrower has any letter of credit rights except as set forth on Schedule 5.26 hereto.

5.27. Material Contracts. Schedule 5.27 sets forth all Material Contracts of the Borrowers. All Material Contracts are in full force and effect and no material defaults currently exist thereunder.

VI. AFFIRMATIVE COVENANTS.

Each Borrower shall, until payment in full of the Obligations (other than contingent indemnification obligations not yet due and payable with respect to which a claim has not yet been asserted) and termination of this Agreement:

6.1. Compliance with Laws. Comply with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Borrower’s business, the non-compliance with which could reasonably be expected to have a Material Adverse Effect (except to the extent any separate provision of this Agreement shall expressly require compliance with any particular Applicable Law(s) pursuant to another standard).

6.2. Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all Intellectual Property and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral where the failure to do so could reasonably be expected to have a Material Adverse Effect; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.

6.3. Books and Records. Keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs (including without limitation accruals for taxes, assessments, Charges, levies and claims, allowances against doubtful Receivables and accruals for depreciation, obsolescence or amortization of assets), all in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Borrowers.

6.4. Payment of Taxes. Pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon such Borrower or any of the Collateral, including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes, except in such instance where the amount or validity of is being Properly Contested. If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between any Borrower and Agent or any Lender which Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s or any Lender’s opinion, may possibly create a valid Lien on the Collateral, Agent may without notice to Borrowers pay the taxes, assessments or other Charges and each Borrower hereby indemnifies and holds Agent and each Lender harmless in respect thereof. Agent will not pay any taxes, assessments or Charges to the extent that any applicable Borrower has Properly Contested those taxes, assessments or Charges. The amount of any payment by Agent under this Section 6.4 shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations and, until Borrowers shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Borrowers’ credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent.

6.5. Financial Covenants.

(a) Fixed Charge Coverage Ratio. Prior to the Term Loan Repayment Date, cause to be maintained as of the end of the fiscal quarter ended immediately prior to the commencement of a Trigger Period and as of the end of each fiscal quarter ending during such Trigger Period, a Fixed Charge Coverage Ratio of not less than 1.00 to 1.00, measured on a rolling four (4) quarter basis.

(b) Notwithstanding anything to the contrary contained in Section 6.5(a), for purposes of determining whether the Borrowers on a Consolidated Basis have failed to comply with the financial covenant contained in Section 6.5(a), the Borrowers shall have the right to increase EBITDA with respect to any applicable period by the amount of any cash (each, a “Specified Equity Contribution” and collectively, “Specified Equity Contributions”) actually received by URC or another Borrower by way of cash contributions (accounted for as equity) or as proceeds of the issuance of Equity Interests other than Disqualified Equity Interests, in each case so long as, and to the extent that, such amounts are contributed by United Refining Inc. in cash to the Equity Interests of URC or another Borrower, on or prior to the date that is ten (10) days after the date on which financial statements with respect to any fiscal quarter included in an applicable test period were required to be delivered pursuant to Section 9.6 or 9.7 (the “Contribution Date”) and that, on or prior to any Contribution Date the Borrower Agent shall inform the Agent of the amount of any Specified Equity Contribution. Upon receipt byURC or another Borrower of the proceeds of any such Specified Equity Contribution, the financial covenant contained in Section 6.5(a) shall be recalculated giving effect to the following adjustments on a pro forma basis:

(i) EBITDA shall be increased, solely for the purpose of determining whether a Default or Event of Default has occurred or is continuing under the financial covenant contained in Section 6.5(a) with respect to any period of four (4) consecutive fiscal quarters that includes the fiscal quarter with respect to which a Specified Equity Contribution was made and not for any other purpose under this Agreement, by an amount equal to the amount of such Specified Equity Contribution; and

(ii) if, after giving effect to the foregoing recalculations, the Borrowers on a Consolidated Basis shall then be in compliance with the requirements of the financial covenant contained in Section 6.5(a), then they shall be deemed to have satisfied the requirements of the financial covenant contained in Section 6.5(a) as of the relevant date of determination with the same effect as though there had been no failure to comply therewith as of the time when compliance was required, and no breach or default of the financial covenant contained in Section 6.5(a) shall be deemed to have occurred for the purposes of this Agreement and the Other Documents.

(iii) Notwithstanding anything herein to the contrary, (A) in each four (4) consecutive fiscal quarter period, there shall be at least two (2) consecutive fiscal quarters in respect of which no Specified Equity Contribution is made, (B) there shall be no more than five (5) Specified Equity Contributions made during the term of this Agreement, (C) the amount of each Specified Equity Contribution will be no greater than the amount required to cause the Borrowers on a Consolidated Basis to be in compliance for the applicable test period, on a pro forma basis, with the financial covenant set forth in Section 6.5(a), and (D) the amount of all Specified Equity Contributions contributed will be disregarded for purposes of the calculation of EBITDA for all other purposes of this Agreement, including being disregarded for purposes of determining (x) any baskets with respect to the covenants contained in this Agreement and (y) compliance with any performance goals used as the basis for adjustments to interest rate margins.

(c) Consolidated Net Worth. Maintain at all times a Consolidated Net Worth in an amount not less than $100,000,000.

(d) Undrawn Availability. Cause to be maintained (i) at all times prior to the Term Loan Repayment Date, Undrawn Availability of not less than $15,000,000 and (ii) on the Term Loan Repayment Date and at all times thereafter, Undrawn Availability of not less than the greater of (A) 12.5% of the Maximum Revolving Advance Amount and (ii) $25,000,000.

6.6. Insurance.

(a) Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including environmental, fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by the Administrative Agent. Each such insurance policy shall contain appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as additional insured and mortgagee and/or lender loss payee (as applicable) as its interests may appear. The Loan Parties shall comply with the covenants and provide the endorsement set forth on Schedule 6.6 relating to property and related insurance policies covering the Collateral.

(b) Each Borrower shall take all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure on any real property that will be subject to a mortgage in favor of Agent, for the benefit of Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.

6.7. Payment of Indebtedness and Leasehold Obligations. Pay, discharge or otherwise satisfy (i) at or before maturity (subject, where applicable, to specified grace periods) all its Indebtedness, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested, subject at all times to any applicable subordination arrangement in favor of Lenders and (ii) when due its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.8. Environmental Matters.

(a) Ensure that the Real Property and all operations and businesses conducted thereon are in compliance and remain in compliance with all Environmental Laws in all material respects and it shall manage any and all Hazardous Materials on any Real Property in compliance with Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to cause a Material Adverse Effect.

(b) Use commercially reasonable efforts to keep and maintain an environmental management and compliance system to assure and monitor continued compliance with all applicable Environmental Laws, in all material respects. All potential material violations and material violations of Environmental Laws shall be reviewed with internal or outside legal counsel to determine any required reporting to applicable Governmental Bodies and any required corrective actions to address such potential violations or violations.

(c) Respond promptly to any material Hazardous Discharge or Environmental Complaint alleging liabilities of $5,000,000 or more and take all necessary action in order to safeguard the health of any Person and to avoid subjecting any material portion of the Collateral or Real Property to any Lien securing liabilities resulting from any such material Hazardous Discharge in excess of $5,000,000. If any Borrower shall fail to respond promptly to any material Hazardous Discharge or Environmental Complaint alleging liabilities of $5,000,000 or more, or any Borrower shall fail to comply with any of the requirements of any Environmental Laws in any material respect, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral, upon thirty (30) days prior notice to Borrowers (provided that Borrowers do not commence the remedy of any such failure within such thirty (30) day period): (i) give such notices or (ii) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable, to remediate, remove, mitigate or otherwise manage with any such material Hazardous Discharge or Environmental Complaint alleging liabilities in excess of $5,000,000. All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by Borrowers, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and any Borrower.

(d) Following any violation of Section 6.8 (a), (b) or (c) which remains unremedied for thirty (30) days, promptly upon the written request of Agent, Borrowers shall provide Agent, at Borrowers’ expense, with an environmental site assessment or environmental compliance audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, remediation and removal of any Hazardous Materials found on, under, at or within the Real Property. Any report or investigation of such Hazardous Discharge proposed and acceptable to the responsible Governmental Body shall be acceptable to Agent. If such estimates, individually or in the aggregate, exceed $5,000,000, Agent shall have the right to require Borrowers to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses.

6.9. Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7, 9.8, 9.12, and 9.13 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as disclosed therein and agreed to by such reporting accountants or officer, as applicable).

6.10. Federal Securities Laws. Promptly notify Agent in writing if RAG, any Borrower or any of their Subsidiaries (i) is required to file periodic reports under the Exchange Act, (ii) registers any securities under the Exchange Act or (iii) files a registration statement under the Securities Act.

6.11. Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may request, in order that the full intent of this Agreement may be carried into effect.

6.12. [Reserved].

6.13. Government Receivables. Take all steps necessary to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code and all other applicable state or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of any contract between any Borrower and the United States, any state or any department, agency or instrumentality of any of them.

6.14. Membership / Partnership Interests. Designate and shall cause all of their Subsidiaries to designate (a) their limited liability company membership interests or partnership interests as the case may be, as securities as contemplated by the definition of “security” in Section 8-102(15) and Section 8-103 of Article 8 of the Uniform Commercial Code, and (b) certificate such limited liability company membership interests and partnership interests, as applicable.

6.15. Keepwell. If it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any Other Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 6.15 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.15, or otherwise under this Agreement or any Other Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 6.15 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the Other Documents. Each Qualified ECP Loan Party intends that this Section 6.15 constitute, and this Section 6.15 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Borrower and Guarantor for all purposes of Section 1a(18(A)(v)(II) of the CEA.

6.16. Tax Sharing. (a) Borrowers shall not amend or modify in any material manner that is adverse to the Lenders, the Tax Sharing Agreement without the consent of the Required

Lenders, not to be unreasonably withheld; and (b) all Loan Parties and their Subsidiaries party to the Tax Sharing Agreement shall timely pay all Taxes in compliance with Applicable Law unless such Taxes are being Properly Contested.

VII. NEGATIVE COVENANTS.

No Borrower, until satisfaction in full of the Obligations (other than contingent indemnification obligations not yet due and payable with respect to which a claim has not yet been asserted) and termination of this Agreement:

7.1. Merger, Consolidation, Acquisition and Sale of Assets. Shall or permit any of its Subsidiaries (excluding Inactive Subsidiaries) to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise, all or substantially all of the assets or Equity Interests of any other Person or sell, lease, transfer or otherwise dispose of any of its properties or assets, except:

(a) upon prior written notice to the Agent, any Subsidiary of any of the Borrowers (except for the Borrowers) may consolidate with or merge into or sell, transfer, lease or otherwise dispose of all or substantially all of its assets to a Borrower or a wholly-owned Subsidiary of a Borrower if such Borrower or wholly-owned Subsidiary shall be the surviving corporation and if, immediately after giving effect to such transaction, no condition or event shall exist which constitutes an Event of Default or a Default; provided however, if such Subsidiary of a Borrower is a Guarantor, it may consolidate with or merge into or sell, transfer, lease or otherwise dispose of all or substantially all of its assets only with or to another Loan Party;

(b) upon prior written notice to the Agent, any Subsidiary of a Borrower may dissolve or merge out of existence if such Subsidiary is an Inactive Subsidiary; and

(c) any Loan Party may acquire, whether by purchase or by merger, (A) some or all of the ownership interests of another Person or (B) substantially all of the assets of another Person or of a business or division of another Person so long as, in the case of (a) or (B), such transaction qualifies as a Permitted Acquisition:

(d) Inventory in the Ordinary Course of Business;

(e) any sale, transfer or lease of assets in the Ordinary Course of Business which is not material in relation to such Loan Party’s or such Subsidiary’s assets, and no longer necessary or required in the conduct of such Loan Party’s or such Subsidiary’s business;

(f) any sale, transfer or lease of assets by any wholly owned Subsidiary of such Loan Party to another Loan Party;

(g) any sale, transfer or lease of assets in the Ordinary Course of Business which are replaced by substitute assets acquired or leased, provided such substitute assets, to the extent replacing Collateral, are subject to the Agent’s Lien;

(h) any sale, transfer or lease of properties which (i) have become obsolete or (ii) have no material net value (after giving effect to the cost of maintaining such properties) and have no use in the business of the Loan Parties;

(i) any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (a) through (h) above and other than the Refinery, provided that the aggregate value of the assets subject to all such sales under this Section 7.1(i) does not exceed $35,000,000 in the aggregate; and

(j) sales of Retail Store Assets, including, without limitation, Real Property and Real Property leases.

7.2. Creation of Liens. Shall create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter created or acquired, except Permitted Encumbrances.

7.3. Guarantees. Shall become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) as disclosed on Schedule 7.3, (b) guarantees made in the Ordinary Course of Business up to an aggregate amount of $10,000,000, (c) guarantees by one or more Borrower(s) of the Indebtedness or obligations of any other Borrower(s) to the extent such Indebtedness or obligations are permitted to be incurred and/or outstanding pursuant to the provisions of this Agreement and (d) the endorsement of checks in the Ordinary Course of Business.

7.4. Investments. Shall purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, other than (a) Permitted Investments, (b) Permitted Acquisitions, (c) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, or in connection with the satisfaction or enforcement of claims due or owing to any Loan Party; and (d) investments consisting of (i) extensions of trade credit, (ii) deposits made in connection with the purchase of goods or services or the performance of leases, licenses or contracts, in each case, in the Ordinary Course of Business, and (iii) notes receivable of, or prepaid royalties and other similar extensions of credit to, customers and suppliers.

7.5. Loans. Shall make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate other than Permitted Loans.

7.6. Capital Expenditures and Leases. Shall, or permit any of its Subsidiaries to, at all such times during which the Borrowers have Excess Availability that is less than twenty percent (20%) of the Maximum Revolving Advance Amount immediately after giving effect to any capitalized lease or lease obligations, enter into any lease obligation unless (a) such lease obligations are between a Borrower, as lessor, and another Borrower, as lessee, and are not expressly prohibited by the terms of this Agreement and which are in the Ordinary Course of Business, or (b) (i) payments on account of the lease of assets which if leased would constitute a capitalized lease do not exceed $7,500,000 in the aggregate in the most recent fiscal year of the Borrowers (the “Annual Capital Lease Limit”), (ii) payments on account of the rental or lease of real or personal property do not exceed $25,000,000 in the aggregate in the most recent fiscal year of the Borrowers (the “Annual Operating Lease Limit”), and (iii) after giving effect to such capital or operating lease obligation to be incurred, the aggregate payments in any fiscal year on account of capital leases and operating leases shall not exceed either the Annual Capital Lease Limit or the Annual Operating Lease Limit respectively. All such leases shall be made under usual and customary terms and in the Ordinary Course of Business.

7.7. [Reserved].

7.8. Dividends. Shall declare, pay or make any dividend or distribution on any Equity Interests of any Borrower (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interest, or of any options to purchase or acquire any Equity Interest of any Borrower other than Permitted Dividends. With respect to tax distributions permitted pursuant to this Section, in the event (x) the actual distribution to members made pursuant to this Section exceeds the actual income tax liability of any member due to such Borrower’s status as a limited liability company, or (y) if such Borrower was a subchapter C corporation, such Borrower would be entitled to a refund of income taxes previously paid as a result of a tax loss during a year in which such Borrower is a limited liability company, then the members shall repay such Borrower the amount of such excess or refund, as the case may be, no later than the date the annual tax return must be filed by such Borrower (without giving effect to any filing extensions). In the event such amounts are not repaid in a timely manner by any member, then such Borrower shall not pay or make any distribution with respect to, or purchase, redeem or retire, any membership interest of such Borrower held or controlled by, directly or indirectly, such member until such payment has been made.

7.9. Indebtedness. Shall create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.

7.10. Nature of Business. Shall substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

7.11. Transactions with Affiliates (i). Shall directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except for (i) transactions among Borrowers which are not expressly prohibited by the terms of this Agreement and which are in the Ordinary Course of Business, (ii) payment by Borrowers of dividends, distributions and management fees permitted under Section 7.8 hereof, and (iii) transactions disclosed to Agent in writing, which are in the Ordinary Course of Business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate; (iv) management payments of up to $2,400,000 to RAG during any fiscal year pursuant to the Servicing Agreement so long as (a) no Default or Event of Default exists immediately prior to or as a result of such management fee payment, (b) Average Excess Availability shall not be less than fifteen percent (15% ) of the Maximum Revolving Advance Amount for the 30 days preceding such management fee payment, calculated on a pro forma basis after giving effect to such management fee payment; (c) Excess Availability shall not be less than fifteen percent (15%) of the Maximum Revolving Advance Amount on the date of such management fee payment, after giving effect to such management fee payment; and (d) not less than ten (10) days prior to any such proposed management fee payment, an authorized officer of the Borrowing Agent shall deliver to Agent a written certification confirming that the proposed management fee payment is permitted under and in compliance with this clause (iv); and (v) transactions with Affiliates upon fair and reasonable arms’ length terms and conditions disclosed to Agent, provided, that, such transactions are not otherwise prohibited by this Agreement.

7.12. [Reserved].

7.13. Subsidiaries. Shall, nor shall it permit any of its Subsidiaries to, own or create directly or indirectly any Subsidiaries other than (i) any Subsidiary which has joined this Agreement as a Loan Party on the Closing Date; (ii) Foreign Subsidiaries or (iii) Inactive Subsidiaries set forth on Schedule 1.2(c), provided however, if any such Subsidiary no longer remains an Inactive Subsidiary, it shall immediately join this Agreement by delivering to the Agent (A) a signed Joinder; and (B) documents necessary to grant and perfect the Agent’ Lien for the benefit of the Lenders in Collateral held by, such Subsidiary; and (vi) any Subsidiary formed or acquired after the Closing Date which joins this Agreement as a Loan Party by delivering to the Agent (A) a signed Joinder; and (B) documents necessary to grant and perfect the Agent’s Lien for the benefit of the Lenders in Collateral held by, such Subsidiary. No Borrower shall, nor shall any Borrower permit any of its Subsidiaries to, become or agree to become a party to a joint venture, partnership or similar arrangement; provided that, if (1) no Default or Event of Default shall exist immediately prior to and after giving effect thereto and (2) the Undrawn Availability shall be greater than or equal to twenty percent (20%) of the Maximum Revolving Advance Amount immediately after giving effect thereto, any Borrower or any of its Subsidiaries may become a party to a joint venture, partnership or similar arrangement so long as the aggregate amount of investment or purchase price for all such joint ventures, partnerships or similar arrangements made by such Borrower or Subsidiary does not exceed $5,000,000, it being acknowledged that any assets of a Borrower or any of its Subsidiaries contributed to any such joint venture, partnership or similar arrangement shall not be included in the Formula Amount.

7.14. Fiscal Year and Accounting Changes .. Shall change its fiscal year from the twelve-month period beginning September 1 and ending August 31, or make any change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.

7.15. Pledge of Credit. (a) Shall now or hereafter pledge Agent’s or any Lender’s credit on any purchases, commitments or contracts or for any purpose whatsoever or (b) use any portion of any Advance in or for any business other than such Borrower’s business operations as conducted on the Closing Date or as otherwise permitted hereunder.

7.16. Amendment of Organizational Documents. Shall (i) change its legal name, (ii) change its form of legal entity (e.g., converting from a corporation to a limited liability company or vice versa), (iii) change its jurisdiction of organization or become (or attempt or purport to become) organized in more than one jurisdiction, or (iv) otherwise amend, modify or waive any term or material provision of its Organizational Documents unless required by law, in any such case without (x) giving at least thirty (30) days prior written notice of such intended change to Agent and the Lenders and, in the event such change would be adverse to the Lenders as determined by the Administrative Agent in its Permitted Discretion, obtaining the prior written consent of the Required Lenders, (y) having received from Agent confirmation that Agent has taken all steps necessary for Agent to continue the perfection of and protect the enforceability and priority of its Liens in the Collateral belonging to such Borrower and in the Equity Interests of such Borrower and (z) in any case under clause (iv), having received the prior written consent of Agent and Required Lenders to such amendment, modification or waiver.

7.17. Compliance with ERISA. Shall, nor shall it permit any of its Subsidiaries to:

(i) fail to satisfy the minimum funding requirements of ERISA and the Internal Revenue Code with respect to any Plan;

(ii) request a minimum funding waiver from the IRS with respect to any Plan;

(iii) engage in a Prohibited Transaction with any Plan, Pension Benefit Plan or Multiemployer Plan which, alone or in conjunction with any other circumstances or set of circumstances resulting in liability under ERISA, would constitute a Material Adverse Effect;

(iv) fail to make when due any contribution to any Multiemployer Plan that a Borrower or any member of the ERISA Group may be required to make under any agreement relating to such Multiemployer Plan, or any Law pertaining thereto;

(v) withdraw (completely or partially) from any Multiemployer Plan or withdraw (or be deemed under Section 4062(e) of ERISA to withdraw) from any Multiple Employer Plan, where any such withdrawal is likely to result in an Event of Default under section 10.17;

(vi) terminate, or institute proceedings to terminate, any Plan, where such termination is likely to result in a material liability to a Borrower or any member of the Controlled Group;

(vii) make any amendment to any Plan with respect to which security is required under Section 307 of ERISA; or

(viii) fail to give any and all notices and make all disclosures and governmental filings required under ERISA or the Internal Revenue Code, where such failure is likely to result in a Material Adverse Effect.

7.18. Prepayment of Indebtedness. Shall, at any time, directly or indirectly, prepay any Indebtedness (other than to Lenders), or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Borrower.

7.19 Negative Pledge Covenants. Shall, or permit any of its Subsidiaries to, (a) enter into any agreement, promise, commitment or other undertaking with any Person which, conditionally or unconditionally, prohibits, or limits in any way the right of, any of the Borrowers or their Subsidiaries from granting any Liens to the Agent or the Lenders in the assets or ownership interests of the Borrowers or their Subsidiaries with respect to Collateral or which imposes any conditions upon such a grant of such Liens or the exercise by the Agent or the Lenders of their rights and remedies under such Liens (including their rights to transfer or dispose of such assets or interests), or (b) agree to, create or suffer to exist any Lien to any Person on any assets at any time, other than Permitted Liens.

7.20 Enbridge Costs; Enbridge Cash Collateral. Shall, without prior written notice to the Agent, permit the aggregate amount of cash collateral and/or letters of credit outstanding in favor of Enbridge to (i) be less than the amount determined by Enbridge to be adequate security for the obligations of the Loan Parties to Enbridge or (ii) be increased or decreased from the amount of such cash collateral or letters of credit outstanding in favor of Enbridge on the Closing Date to the extent, with respect to any decrease, such decrease would permit Enbridge to file a Lien against any Loan Party to secure the amount of such decrease or more. The Loan Parties shall not permit any Loan Party except United Refining to incur fees, expenses or indebtedness to Enbridge.

7.21 Preferred Stock Coupon. Shall amend or modify, or permit the amendment or modification of, the URC Preferred Stock coupon in any manner which permits the URC Preferred Stock coupon to exceed nine percent (9%) per annum.

VIII. CONDITIONS PRECEDENT.

8.1. Conditions to Initial Advances. The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Agent, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a) Note. Agent shall have received the Notes duly executed and delivered by an authorized officer of each Borrower;

(b) Other Documents. Agent shall have received each of the executed Other Documents, as applicable;

(c) Mortgage and Surveys. Agent shall have received in form and substance satisfactory to Lenders (i) an executed Mortgage and (ii) surveys;

(d) Title Insurance. Agent shall have received fully paid mortgagee title insurance policies (or binding commitments to issue title insurance policies, marked to Agent’s satisfaction to evidence the form of such policies to be delivered with respect to the Mortgage), in standard ALTA form, issued by a title insurance company satisfactory to Agent, each in an amount of $50,000,000, insuring the Mortgage to create a valid Lien on the Real Property with no exceptions which Agent shall not have approved in writing and no survey exceptions;

(e) Reserved.

(f) Financial Condition Certificates. Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(g).

(g) Closing Certificate. Agent shall have received a closing certificate signed by the Chief Financial Officer of each Borrower dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct in all material respects on and as of such date, and (ii) on such date no Default or Event of Default has occurred or is continuing;

(h) Borrowing Base. Agent shall have received evidence from Borrowers that the aggregate amount of Eligible Receivables and Eligible Inventory is sufficient in value and amount to support Advances in the amount requested by Borrowers on the Closing Date;

(i) Closing Date Excess Availability. After giving effect to the initial Advances hereunder, Borrowers shall have Closing Date Excess Availability of at least $100,000,000;

(j) Controlled Accounts. Borrowers shall have opened the Depository Accounts with Agent or Agent shall have received duly executed agreements establishing the Controlled Accounts with financial institutions acceptable to Agent for the collection or servicing of the Receivables and proceeds of the Collateral and Agent shall have entered into control agreements with the applicable financial institutions in form and substance satisfactory to Agent with respect to such Controlled Accounts;

(k) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(l) Lien Waiver Agreements. Agent shall have received Lien Waiver Agreements with respect to all locations or places at which Inventory, Equipment and books and records are located, it being hereby acknowledged that (a) Agent has heretofore received pursuant to the Existing Credit Agreement those Lien Waiver Agreements set forth on Schedule 8.1(l), and the receipt by Agent thereof shall constitute satisfaction of this condition; and (b) with respect to Retail Store Inventory, Agent shall only require Lien Waiver Agreements for locations where the landlord of such location is an Affiliate of a Loan Party;

(m) Secretary’s Certificates, Authorizing Resolutions and Good Standings of Borrowers. Agent shall have received a certificate of the Secretary or

Assistant Secretary (or other equivalent officer, partner or manager) of each Borrower in form and substance satisfactory to Agent dated as of the Closing Date which shall certify (i) copies of resolutions in form and substance reasonably satisfactory to Agent, of the board of directors (or other equivalent governing body, member or partner) of such Borrower authorizing (x) the execution, delivery and performance of this Agreement, the Notes and each Other Document to which such Borrower is a party (including authorization of the incurrence of indebtedness, borrowing of Revolving Advances, Swing Loans and Term Loan and requesting of Letters of Credit on a joint and several basis with all Borrowers as provided for herein), and (y) the granting by such Borrower of the security interests in and liens upon the Collateral to secure all of the joint and several Obligations of Borrowers (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Borrower authorized to execute this Agreement and the Other Documents, (iii) copies of the Organizational Documents of such Borrower as in effect on such date, complete with all amendments thereto, and (iv) the good standing (or equivalent status) of such Borrower in its jurisdiction of organization and each applicable jurisdiction where the conduct of such Borrower’s business activities or the ownership of its properties necessitates qualification, as evidenced by good standing certificate(s) (or the equivalent thereof issued by any applicable jurisdiction) dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such jurisdiction;

(n) Legal Opinion. Agent shall have received the executed legal opinion of Ellenoff Grossman and Schole LLP in form and substance satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Agreement, the Notes, the Other Documents, and related agreements as Agent may reasonably require and each Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(o) No Litigation. No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Borrower or against the officers or directors of any Borrower (A) in connection with this Agreement, the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Borrower or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(p) Collateral Examination. Agent shall have completed Collateral examinations and received appraisals, the results of which shall be satisfactory in form and substance to Agent, of the Receivables, Inventory, General Intangibles, Real Property, the Refinery, Leasehold Interest and equipment of each Borrower and all books and records in connection therewith;

(q) Fees. Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date hereunder, including pursuant to Article III hereof and the Fee Letter;

(r) Pro Forma Financial Statements. Agent shall have received a copy of the Pro Forma Financial Statements which shall be satisfactory in all respects to Agent;

(s) Insurance. Agent shall have received in form and substance satisfactory to Agent, (i) evidence that adequate insurance, including without limitation, casualty and liability insurance, required to be maintained under this Agreement is in full force and effect, (ii) insurance certificates issued by Borrowers’ insurance broker containing such information regarding Borrowers’ casualty and liability insurance policies as Agent shall request and naming Agent as an additional insured, lenders loss payee and/or mortgagee, as applicable, and (iii) loss payable endorsements issued by Borrowers’ insurer naming Agent as lenders loss payee and mortgagee, as applicable;

(t) Flood Insurance. Evidence that Borrowers have taken all actions required under the Flood Laws to ensure that each Lender is in compliance with the Flood Laws applicable to the Refinery, including, but not limited to, providing Agent with the address and/or GPS coordinates of the Refinery that will be subject to a Mortgage in favor of Agent, for the benefit of Lenders.

(u) Payment Instructions. Agent shall have received written instructions from Borrowing Agent directing the application of proceeds of the initial Advances made pursuant to this Agreement;

(v) Consents. Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;

(w) No Adverse Material Change. (i) Since August 31, 2014, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;

(x) Contract Review. Agent shall have received and reviewed all Material Contracts of Borrowers including leases, union contracts, labor contracts, vendor supply contracts, license agreements and distributorship agreements and such contracts and agreements shall be satisfactory in all respects to Agent;

(y) Compliance with Laws. Agent shall be reasonably satisfied that each Borrower is in compliance with all pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Anti-Terrorism Laws;

(z) Notice of Redemption. Agent shall have received, in form and substance satisfactory to Agent, a copy of (i) all documents submitted by Borrower to the Bank of New York, as trustee, under the Senior Secured Note Indenture to effectuate a discharge of the Senior Secured Notes in accordance with the provisions of Section 8.01 of the Senior Secured Note Indenture, including the Officer’s Certificate and Opinion of Counsel described therein and (b) the writing from The Bank of New York, as trustee, under the Senior Secured Note Indenture, acknowledging such discharge upon the Borrowers depository the necessary funds for redemption and payment in full of the Senior Secured Notes in accordance with the Senior Secured Notes Indenture.

(aa) Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Agent and its counsel.

8.2. Conditions to Each Advance. The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a) Representations and Warranties. Each of the representations and warranties made by any Borrower in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date);

(b) No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Agent, in its Permitted Discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

(c) Maximum Advances. In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement.

Each request for an Advance by any Borrower hereunder shall constitute a representation and warranty by each Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

IX. INFORMATION AS TO BORROWERS.

Each Borrower shall, or (except with respect to Section 9.11) shall cause Borrowing Agent on its behalf to, until satisfaction in full of the Obligations (other than contingent indemnification obligations not yet due and payable with respect to which a claim has not yet been asserted) and the termination of this Agreement:

9.1. Disclosure of Material Matters. Immediately upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectability of any portion of the Collateral, including any Borrower’s reclamation or repossession of, or the return to any Borrower of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

9.2. Schedules. Deliver to Agent (a) on or before the second (2nd) Business Day of each week a Borrowing Base Certificate in form and substance satisfactory to Agent (which shall be calculated as of the last day of the prior week and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement), together with a Schedule of Accounts and a Schedule of Inventory for the immediately preceding week; provided, that, upon the occurrence of a Trigger Event, upon the written request of Agent, Borrower shall deliver to Agent, on each Business Day, a Borrowing Base Certificate in form and substance satisfactory to Agent (which shall be calculated as of immediately prior Business Day and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement), together with a Schedule of Accounts, a Schedule of Inventory, a detailed sales register, a cash receipts journal and a purchase journal showing sales, receipts and purchases for the immediately preceding Business Day a month as and for the prior month; (b) on or before the fifteenth (15th) day of each month, and a Schedule of Payables. In addition, during a Trigger Period, each Borrower will deliver to Agent at such intervals as Agent may require: (i) confirmatory assignment schedules; (ii) copies of Customer’s invoices; (iii) evidence of shipment or delivery; and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may require including trial balances and test verifications. Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form satisfactory to Agent and executed by each Borrower and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and any Borrower’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral. Unless otherwise agreed to by Agent, the items to be provided under this Section 9.2 shall be delivered to Agent by the specific method of Approved Electronic Communication designated by Agent.

9.3. Environmental Reports.

(a) In the event any Borrower receives notice of any Environmental Condition at the Real Property, including, without limitation, the Refinery, or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of Environmental Conditions at the Real Property, including, without limitation, the Refinery, demand letter or complaint, order, citation, or other written notice with regard to any Environmental Conditions or violation of Environmental Laws affecting the Real Property, including, without limitation, the Refinery, or any Borrower’s interest therein or the operation of its business thereon from any Governmental Body (any of the foregoing is referred to herein as an “Environmental Complaint”), Borrowing Agent shall cause each such Environmental Complaint to be entered, kept and maintained in the environmental compliance system maintained by the Borrowing Agent referred to in Section 6.8 hereof (or by each respective Borrower or any combination of the Borrowers). A summary of Environmental Complaints will be made available to Agent together with, on or about the time of delivery of the Quarterly financial statement of Borrowers described in Section 9.8 hereof. Such information as provided by Borrowing Agent hereunder shall be of sufficient detail to allow Agent to protect its security interest in and Lien on the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

9.4. Litigation. Promptly notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Borrower or any Guarantor, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects the Collateral or which could reasonably be expected to have a Material Adverse Effect.

9.5. Material Occurrences. Immediately notify Agent in writing upon the occurrence of: (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Borrower as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Borrower to a tax imposed by Section 4971 of the Code; (d) each and every default by any Borrower which might result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness except where such acceleration could not reasonably be expected to result in a Material Adverse Effect; and (e) any other development in the business or affairs of any Borrower or any Guarantor, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrowers propose to take with respect thereto.

9.6. Government Receivables. Notify Agent immediately if any of its Receivables arise out of contracts between any Borrower and the United States, any state, or any department, agency or instrumentality of any of them.

9.7. Annual Financial Statements. Furnish Agent and Lenders within ninety (90) days after the end of each fiscal year of Borrowers, audited financial statements of Borrowers on a consolidating and consolidated basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Borrowers and reasonably satisfactory to Agent (the “Accountants”). The Agent acknowledges that the Borrowers’ current Accountants, BDO Seidman, LLP, are satisfactory. The report of the Accountants shall be accompanied by a statement of the Accountants certifying that (i) they have caused this Agreement to be reviewed, (ii) in making the examination upon which such report was based either no information came to their attention which to their knowledge constituted an Event of Default or a Default under this Agreement or any related agreement or, if such information came to their attention, specifying any such Default or Event of Default, its nature, when it occurred and whether it is continuing, and such report shall contain or have appended thereto calculations which set forth Borrowers’ compliance with the requirements or restrictions imposed by Sections 6.5, 7.4, 7.5, 7.6, 7.8, 7.9 and 7.12 hereof. In addition, the reports shall be accompanied by a Compliance Certificate.

9.8. Quarterly Financial Statements. Furnish Agent and Lenders within forty-five (45) days after the end of each fiscal quarter (other than the fiscal quarter ending August 31), an unaudited balance sheet of Borrowers on a consolidated and consolidating basis and unaudited statements of income and stockholders’ equity and cash flow of Borrowers on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to Borrowers’ business operations and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. The reports shall be accompanied by a Compliance Certificate. Upon Agent’s request, Borrowers shall deliver, together with the quarterly financial statements required pursuant to this Section 9.8, a discussion and analysis by management of variances in the applicable quarterly results to the quarterly results for the prior year.

9.9. [Reserved].

9.10. [Reserved].

9.11. Additional Information. Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by Borrowers including, without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of any Borrower’s opening of any new office or place of business or any Borrower’s closing of any existing office or place of business, and (c) promptly upon any Borrower’s learning thereof, notice of any labor dispute to which any Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Borrower is a party or by which any Borrower is bound.

9.12. Projected Operating Budget. Furnish Agent and Lenders, no later than sixty (60) days after to the beginning of each Borrower’s fiscal years commencing with fiscal year 2016, a month by month projected operating budget and cash flow of Borrowers on a consolidated and consolidating basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of each Borrower to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

9.13. [Reserved].

9.14. Notice of Suits, Adverse Events with respect to Governmental Bodies. Furnish Agent with prompt written notice of (i) any lapse or other termination of any Consent issued to any Borrower by any Governmental Body or any other Person that is material to the operation of any Borrower’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by any Borrower or any Guarantor with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Borrower or any Guarantor, or if copies thereof are requested by Lender, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Borrower or any Guarantor.

9.15. ERISA Notices and Requests. Furnish Agent with immediate written notice in the event that (i) any Borrower or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Borrower or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Borrower or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Borrower or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Borrower or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Borrower or any member of the Controlled Group was not previously contributing shall occur, (v) any Borrower or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) any Borrower or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Borrower or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Borrower or any member of the Controlled Group shall fail to make a required installment or any other required payment under the Code or ERISA on or before the due date for such installment or payment; or (ix) any Borrower or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan or (d) a Multiemployer Plan is subject to Section 432 of the Code or Section 305 of ERISA.

9.16. Additional Documents. Execute and deliver to Agent, upon request, such reports, documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

9.17. Updates to Certain Schedules. Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the Borrowers shall promptly provide the Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same. No Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Required Lenders, in their Permitted Discretion, shall have accepted in writing such revisions or updates to such Schedule; provided however, that the Borrowers may update Schedule 4.4 [Ownership and Location of Collateral] Schedules 5.2(without any Lender approval in connection with any transaction permitted under Sections 7.1 [Merger, Consolidation, Acquisitions and Sale of Assets] and 5.2(b) [Subsidiaries].

9.18. [Reserved].

X. EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1. Nonpayment . Failure by any Borrower to pay when due (a) any principal on the Obligations (including without limitation pursuant to Section 2.9), or (b) any interest or other fee, charge, amount or liability provided for herein or in any Other Document within three (3) days after such interest or other fee, charge, amount or liability becomes due under this Agreement or any Other Document, in each case whether at maturity, by reason of acceleration pursuant to the terms of this Agreement, by notice of intention to prepay or by required prepayment.

10.2. Breach of Representation. Any representation or warranty made or deemed made by any Borrower or any Guarantor in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect on the date when made or deemed to have been made;

10.3. Financial Information. Failure by any Borrower to (i) furnish financial statements or other financial information when due or when requested which is unremedied for a period of fifteen (15) days, or (ii) permit the inspection of its books or records or access to its premises for audits and appraisals in accordance with the terms hereof;

10.4. [Reserved];

10.5. Noncompliance. Except as otherwise provided for in Sections 10.1 and 10.3: (i) failure or neglect of any Borrower, any Guarantor or any Person to perform, keep or observe any term, provision, condition, covenant contained in Sections 4.6, 4.7, Article 7 and Section 16.18, (ii) failure or neglect of any Borrower to perform, keep or observe any term, provision, condition or covenant, contained in Section 9.2, and such failure or neglect, if capable of remedy, shall continue unremedied for a period of five (5) days, or (iii) failure or neglect of any Borrower or any Guarantor to perform, keep or observe any term, provision, condition or covenant, contained herein or in any Other Document or other agreement or arrangement, now or hereafter entered into between any Borrower, any Guarantor or such Person, and Agent or any Lender and such failure or neglect, if capable of remedy, shall continue unremedied for a period of twenty-five Business Days;

10.6. Judgments. Any (a) final judgment or judgments, writ(s), order(s) or decree(s) for the payment of money are rendered against any Borrower or any Guarantor for an aggregate amount in excess of $5,000,000 or against all Borrowers or Guarantors for an aggregate amount in excess of $5,000,000 and (b) (i) action shall be legally taken by any judgment creditor to levy upon assets or properties of any Borrower or any Guarantor to enforce any such judgment, (ii) such judgment shall remain undischarged for a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any Liens arising by virtue of the rendition, entry or issuance of such judgment upon assets or properties of any Borrower or any Guarantor shall be senior to any Liens in favor of Agent on such assets or properties;

10.7. Bankruptcy. Any Borrower, any Guarantor, or any Subsidiary of any Borrower shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy or receivership laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent (including by entry of any order for relief in any involuntary bankruptcy or insolvency proceeding commenced against it), (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

10.8. [Reserved];

10.9. Lien Priority. Any Lien created hereunder or provided for hereby or under any related agreement with respect to any material portion of the Collateral for any reason ceases to be or is not a valid and perfected Lien having a first priority interest (subject only to Permitted Encumbrances that have priority as a matter of Applicable Law and to the extent such Liens only attach to Collateral other than Receivables or Inventory);

10.10. [Reserved].

10.11. Cross Default. Any specified “event of default” under any Indebtedness (other than the Obligations) of any Borrower with a then-outstanding principal balance (or, in the case of any Indebtedness not so denominated, with a then-outstanding total obligation amount) of $5,000,000 or more, or any other event or circumstance which would permit the holder of any such Indebtedness of any Borrower to accelerate such Indebtedness (and/or the obligations of Borrower thereunder) prior to the scheduled maturity or termination thereof, shall occur (regardless of whether the holder of such Indebtedness shall actually accelerate, terminate or otherwise exercise any rights or remedies with respect to such Indebtedness);

10.12. Breach of Guaranty or Pledge Agreement. Termination or breach of any Guaranty, Guarantor Security Agreement, Pledge Agreement or similar agreement executed and delivered to Agent in connection with the Obligations of any Borrower, or if any Guarantor or pledgor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty, Guarantor Security Agreement, Pledge Agreement or similar agreement;

10.13. Change of Control. Any Change of Control shall occur;

10.14. Invalidity. Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Borrower or any Guarantor, or any Borrower or any Guarantor shall so claim in writing to Agent or any Lender or any Borrower challenges the validity of or its liability under this Agreement or any Other Document;

10.15. Seizures. Any (a) material portion of the Collateral shall be seized, subject to garnishment or taken by a Governmental Body, or any Borrower or any Guarantor, or (b) the title and rights of any Borrower, any Guarantor or any Original Owner which is the owner of any material portion of the Collateral shall have become the subject matter of claim, litigation, suit, garnishment or other proceeding which might, in the opinion of Agent, upon final determination, result in impairment or loss of the security provided by this Agreement or the Other Documents;

10.16. [Reserved];

10.17. Pension Plans. An event or condition specified in Sections 7.16 or 9.15 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Borrower or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Agent, would have a Material Adverse Effect; or the occurrence of any Termination Event, or any Borrower’s failure to immediately report a Termination Event in accordance with Section 9.15 hereof; or

10.18. Anti-Money Laundering/International Trade Law Compliance. Any representation or warranty contained in Section 16.18 is or becomes false or misleading in any material respect at any time.

XI. LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1. Rights and Remedies.

(a) Upon the occurrence of: (i) an Event of Default pursuant to Section 10.7 (other than Section 10.7(vii)), all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated, (ii) any of the other Events of Default and at any time thereafter, at the option of Agent or at the direction of Required Lenders all Obligations shall be immediately due and payable and Agent or Required Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances; and (iii) without limiting Section 8.2 hereof, any Default under Sections 10.7(vii) hereof, the obligation of Lenders to make Advances hereunder shall be suspended until such time as such involuntary petition shall be dismissed. Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent may enter any of any Borrower’s premises or other premises without legal process and without incurring liability to any Borrower therefor, and Agent may thereupon, or at any time thereafter, in its Permitted Discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Borrowers to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Borrowers reasonable notification of such sale or sales, it being agreed that in all events written notice delivered to Borrowing Agent at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid (including credit bid) for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Borrower. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of each Borrower’s (a) Intellectual Property which is used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) equipment for the purpose of completing the manufacture of unfinished goods. The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, Borrowers shall remain liable to Agent and Lenders therefor.

(b) To the extent that Applicable Law imposes duties on Agent to exercise remedies in a commercially reasonable manner, each Borrower acknowledges and agrees that it is not commercially unreasonable for Agent: (i) to fail to incur expenses reasonably deemed significant by Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition; (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of; (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral; (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (vi) to contact other Persons, whether or not in the same business as any Borrower, for expressions of interest in acquiring all or any portion of such Collateral; (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature; (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets; (ix) to dispose of assets in wholesale rather than retail markets; (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure Agent against risks of loss, collection or disposition of Collateral or to provide to Agent a guaranteed return from the collection or disposition of Collateral; or (xii) to the extent deemed appropriate by the Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Borrower acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by Agent would not be commercially unreasonable in Agent’s exercise of remedies against the Collateral and that other actions or omissions by Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to any Borrower or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

11.2. Agent’s Discretion. Agent shall have the right in its Permitted Discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify, which procedures, timing and methodologies to employ, and what any other action to take with respect to any or all of the Collateral and in what order, thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder as against Borrowers or each other.

11.3. Setoff. Subject to Section 14.13, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Borrower’s property held by Agent and such Lender or any of their Affiliates to reduce the Obligations and to exercise any and all rights of setoff which may be available to Agent and such Lender with respect to any deposits held by Agent or such Lender.

11.4. Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5. Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Agent on account of the Obligations (including without limitation any amounts on account of any of Cash Management Liabilities or Hedge Liabilities), or in respect of the Collateral shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of Agent in connection with enforcing its rights and the rights of

Lenders under this Agreement and the Other Documents, and any Out-of-Formula Loans and Protective Advances funded by Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of all of the Obligations consisting of accrued interest on account of the Swing Loans;

FIFTH, to the payment of the outstanding principal amount of the Obligations consisting of Swing Loans;

SIXTH, to the payment of all Obligations arising under this Agreement and the Other Documents consisting of accrued fees and interest (other than interest in respect of Swing Loans paid pursuant to clause FOURTH above);

SEVENTH, to the payment of the outstanding principal amount of the Obligations (other than principal in respect of Swing Loans paid pursuant to clause FIFTH above) arising under this Agreement (including Cash Management Liabilities and Hedge Liabilities to the extent a reserve for such amounts has been included in the Formula Amount) (including the payment or cash collateralization of any outstanding Letters of Credit in accordance with Section 3.2(b) hereof).

EIGHTH, to all other Obligations arising under this Agreement (including Cash Management Liabilities and Hedge Liabilities which have not been reserved for as set forth in clause SEVENTH above) which shall have become due and payable (hereunder, under the Other Documents or otherwise) and not repaid pursuant to clauses “FIRST” through “SEVENTH” above;

NINTH, to all other Obligations which shall have become due and payable and not repaid pursuant to clauses “FIRST” through “EIGHTH”; and

TENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances, Cash Management Liabilities and Hedge Liabilities held by such Lender bears to the aggregate then outstanding Advances, Cash Management Liabilities and Hedge Liabilities) of amounts available to be applied pursuant to clauses “SIXTH”, “SEVENTH”, “EIGHTH” and “NINTH” above; and (iii) notwithstanding anything to the contrary in this Section 11.5, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities, provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Borrowers and/or Guarantors that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 11.5; and (iv) to the extent that any amounts available for distribution pursuant to clause “SEVENTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by Agent as cash collateral for the Letters of Credit pursuant to Section 3.2(b) hereof and applied (A) first, to reimburse Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “SEVENTH,” “EIGHTH”, AND “NINTH” above in the manner provided in this Section 11.5.

XII. WAIVERS AND JUDICIAL PROCEEDINGS.

12.1. Waiver of Notice. Each Borrower hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2. Delay. No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3. Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII. EFFECTIVE DATE AND TERMINATION.

13.1. Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Lender,

shall become effective on the date hereof and shall continue in full force and effect until October [20], 2020 (the “Term”) unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon ten (10) days prior written notice to Agent upon payment in full of the Obligations.

13.2. Termination. The termination of the Agreement shall not affect Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination or any Obligations which pursuant to the terms hereof continue to accrue after such date, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created and Obligations (other than contingent indemnification obligations not yet due and payable with respect to which a claim has not yet been asserted) have been fully and indefeasibly paid, disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ Account may from time to time be temporarily in a zero or credit position, until all of the Obligations (other than contingent indemnification obligations not yet due and payable with respect to which a claim has not yet been asserted) of each Borrower have been indefeasibly paid and performed in full after the termination of this Agreement or each Borrower has furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto. Accordingly, each Borrower waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to each Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been indefeasibly paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are indefeasibly paid and performed in full.

XIV. REGARDING AGENT.

14.1. Appointment. Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in the Fee Letter), charges and collections received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including collection of the Note) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which, in Agent’s Permitted Discretion, exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

14.2. Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Borrower to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Borrower. The duties of Agent as respects the Advances to Borrowers shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the transactions described herein except as expressly set forth herein.

14.3. Lack of Reliance on Agent. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Borrower and each Guarantor in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Borrower and each Guarantor. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Borrower pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of any Borrower or any Guarantor, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition or prospects of any Borrower, or the existence of any Event of Default or any Default.

14.4. Resignation of Agent; Successor Agent. Agent may resign on sixty (60) days written notice to each Lender and Borrowing Agent and upon such resignation, Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrowers (provided that no such approval by Borrowers shall be required (i) in any case where the successor Agent is one of the Lenders or (ii) after the occurrence and during the continuance of any Event of Default). Any such successor Agent shall succeed to the rights, powers and duties of Agent, and shall in particular succeed to all of Agent’s right, title and interest in and to all of the Liens in the Collateral securing the Obligations created hereunder or any Other Document (including the

Mortgages, Pledge Agreement and all account control agreements), and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. However, notwithstanding the foregoing, if at the time of the effectiveness of the new Agent’s appointment, any further actions need to be taken in order to provide for the legally binding and valid transfer of any Liens in the Collateral from former Agent to new Agent and/or for the perfection of any Liens in the Collateral as held by new Agent or it is otherwise not then possible for new Agent to become the holder of a fully valid, enforceable and perfected Lien as to any of the Collateral, former Agent shall continue to hold such Liens solely as agent for perfection of such Liens on behalf of new Agent until such time as new Agent can obtain a fully valid, enforceable and perfected Lien on all Collateral, provided that Agent shall not be required to or have any liability or responsibility to take any further actions after such date as such agent for perfection to continue the perfection of any such Liens (other than to forego from taking any affirmative action to release any such Liens). After any Agent’s resignation as Agent, the provisions of this Article XIV, and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement (and in the event resigning Agent continues to hold any Liens pursuant to the provisions of the immediately preceding sentence, the provisions of this Article XIV and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it in connection with such Liens).

14.5. Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of Required Lenders.

14.6. Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, email, facsimile, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.7. Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrowing Agent referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.8. Indemnification. To the extent Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the outstanding Advances and its respective Participation Commitments in the outstanding Letters of Credit and outstanding Swing Loans (or, if no Advances are outstanding, pro rata according to the percentage that its Revolving Commitment Amount constitutes of the total aggregate Revolving Commitment Amounts), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

14.9. Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with any Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.10. Delivery of Documents. To the extent Agent receives financial statements required under Sections 9.7, 9.8, 9.12 and 9.13 or Borrowing Base Certificates from any Borrower pursuant to the terms of this Agreement which any Borrower is not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders.

14.11. Borrowers’ Undertaking to Agent. Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.12. No Reliance on Agent’s Customer Identification Program. To the extent the Advances or this Agreement is, or becomes, syndicated in cooperation with other Lenders, each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in

31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of Borrowers, their Affiliates or their agents, the Other Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such Anti-Terrorism Laws.

14.13. Other Agreements. Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any Borrower or any deposit accounts of any Borrower now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

XV. BORROWING AGENCY.

15.1. Borrowing Agency Provisions.

(a) Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to (i) borrow, (ii) request advances, (iii) request the issuance of Letters of Credit, (iv) sign and endorse notes, (v) execute and deliver all instruments, documents, applications, security agreements, reimbursement agreements and letter of credit agreements for Letters of Credit and all other certificates, notice, writings and further assurances now or hereafter required hereunder, (vi) make elections regarding interest rates, (vii) give instructions regarding Letters of Credit and agree with Issuer upon any amendment, extension or renewal of any Letter of Credit and (viii) otherwise take action under and in connection with this Agreement and the Other Documents, all on behalf of and in the name such Borrower or Borrowers, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b) The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. Neither Agent nor any Lender shall incur liability to Borrowers as a result thereof. To induce Agent and Lenders to do so and in consideration thereof, each Borrower hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 15.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c) All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by Agent or any Lender to any Borrower, failure of Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Borrower, the release by Agent or any Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses.

15.2. Waiver of Subrogation. Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations (other than contingent indemnification obligations not yet due and payable with respect to which a claim has not yet been asserted).

XVI. MISCELLANEOUS.

16.1. Governing Law. This Agreement and each Other Document (unless and except to the extent expressly provided otherwise in any such Other Document), and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise) shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. Any judicial proceeding brought by or against any Borrower with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the Commonwealth of Pennsylvania, United States of America, and, by execution and delivery of this Agreement, each Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified or registered mail (return receipt requested) directed to Borrowing Agent at its address set forth in Section 16.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Agent’s option, by service upon Borrowing Agent which each Borrower irrevocably appoints as such Borrower’s Agent for the purpose of accepting service within the Commonwealth of Pennsylvania. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Borrower in the courts of any other jurisdiction. Each Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Borrower waives the right to remove any judicial proceeding brought against such Borrower in any state court to any federal court. Any judicial proceeding by any Borrower against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in Allegheny County, Commonwealth of Pennsylvania.

16.2. Entire Understanding.

(a) This Agreement and the documents executed concurrently herewith contain the entire understanding between each Borrower, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Borrower’s, Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Notwithstanding the foregoing, Agent may modify this Agreement or any of the Other Documents for the purposes of completing missing content or correcting erroneous content of an administrative nature, without the need for a written amendment, provided that the Agent shall send a copy of any such modification to the Borrowers and each Lender (which copy may be provided by electronic mail). Each Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b) Required Lenders, Agent with the consent in writing of Required Lenders, and Borrowers may, subject to the provisions of this Section 16.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Borrowers, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Borrowers thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall:

(i) increase the Revolving Commitment Percentage, Term Loan Commitment Percentage, or the maximum dollar amount of the Revolving Commitment Amount, Term Loan Commitment Amount or any Lender without the consent of such Lender directly affected thereby;

(ii) whether or not any Advances are outstanding, extend the Term or the time for payment of principal or interest of any Advance (excluding the due date of any mandatory prepayment of an Advance), or any fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Advances or reduce any fee payable to any Lender, without the consent of each Lender directly affected thereby (except that Required Lenders may elect to waive or rescind any imposition of the Default Rate under Section 3.1 or of default rates of Letter of Credit fees under Section 3.2 (unless imposed by Agent));

(iii) except in connection with any increase pursuant to Section 2.24 hereof, increase the Maximum Revolving Advance Amount without the consent of all Lenders holding a Revolving Commitment;

(iv) alter the definition of the term Required Lenders or Super Majority Lenders or alter, amend or modify this Section 16.2(b) without the consent of all Lenders;

(v) alter, amend or modify any provision of this Agreement, including without limitation Section 11.5, in a manner that would alter the pro rata treatment of the Lenders or the sharing of payment by Lenders, without the consent of all Lenders;

(vi) release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of $5,000,000 without the consent of all Lenders;

(vii) change the rights and duties of Agent without the consent of all Lenders;

(viii) subject to clause (e) below, permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder would exceed the Formula Amount for more than sixty (60) consecutive Business Days or exceed one hundred and ten percent (110%) of the Formula Amount without the consent of all Lenders holding a Revolving Commitment;

(ix) increase the Advance Rates above the Advance Rates in effect on the Closing Date without the consent of all Lenders holding a Revolving Commitment;

(x) amend or alter any provision of the definitions of “Formula Amount”, “Qualified Accounts”, ‘Qualified Asphalt Inventory”, “Qualified Crude Inventory”, “Qualified Enbridge Pipeline Inventory”, “Qualified Inventory”, “Qualified Refined Fuels Inventory with Ready Market Prices”, “Qualified Retail Store Inventory and other Refinery Fuel Inventory”, “Qualified Industrial Stock and Supplies Inventory”, “Eligible Pledged Securities”, “Tier 1 Permitted Investment” and “Tier 2 Permitted Investment” in any manner that results in an increase in the Formula Amount without the consent of the Super Majority Lenders; or

(xi) release any Guarantor or Borrower without the consent of all Lenders.

(c) Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrowers, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Borrowers, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(d) In the event that Agent requests the consent of a Lender pursuant to this Section 16.2 and such consent is denied, then Agent may, at its option, require such Lender to assign its interest in the Advances to Agent or to another Lender or to any other Person designated by Agent (the “Designated Lender”), for a price equal to (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrowers. In the event Agent elects to require any Lender to assign its interest to Agent or to the Designated Lender, Agent will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to Agent or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, Agent or the Designated Lender, as appropriate, and Agent.

(e) Notwithstanding (i) the existence of a Default or an Event of Default, (ii) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement, Agent may at its Permitted Discretion and without the consent of any Lender, voluntarily permit the outstanding Revolving Advances at any time to exceed an amount equal to the sum of (A) the Formula Amount minus (B) the amount of minimum Undrawn Availability required by Section 6.5(d) hereof at such time (such sum, the “Overadvance Threshold Amount”) by up to ten percent (10%) of the Overadvance Threshold Amount for up to sixty (60) consecutive Business Days (the “Out-of-Formula Loans”). If Agent is willing in its Permitted Discretion to permit such Out-of-Formula Loans, Lenders holding the Revolving Commitments shall be obligated to fund such Out-of-Formula Loans in accordance with their respective Revolving Commitment Percentages, and such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate for Revolving Advances consisting of Domestic Rate Loans; provided that, if Agent does permit Out-of-Formula Loans, neither Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a) nor shall any Lender be obligated to fund Revolving Advances in excess of its Revolving Commitment Amount. For purposes of this paragraph, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Overadvance Threshold Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be either “Eligible Receivables” or “Eligible Inventory”, as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event Agent involuntarily permits the outstanding Revolving Advances (inclusive of any outstanding Protective Advances) to exceed the Overadvance Threshold Amount by more than ten percent (10%), Agent shall use its efforts to have Borrowers decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess.

Revolving Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence. To the extent any Out-of-Formula Loans are not actually funded by the other Lenders as provided for in this Section 16.2(e), Agent may elect in its Permitted Discretion to fund such Out-of-Formula Loans and any such Out-of-Formula Loans so funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the Other Documents with respect to such Revolving Advances.

(f) In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 16.2, Agent is hereby authorized by Borrowers and Lenders, at any time in Agent’s Permitted Discretion, regardless of (i) the existence of a Default or an Event of Default, (ii) whether any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement, to make Revolving Advances (“Protective Advances”) to Borrowers on behalf of Lenders which Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement (the “Protective Advances”); provided, that the Protective Advances made hereunder, together with any outstanding Out-of-Formula Loans, shall not exceed 10% of the Maximum Revolving Advance Amount in the aggregate and provided further that at any time after giving effect to any such Protective Advances and Out-of-Formula Loans, the outstanding Revolving Advances, Swing Loans and Maximum Undrawn Amount of all outstanding Letters of Credit do not exceed the Maximum Revolving Advance Amount. Lenders holding the Revolving Commitments shall be obligated to fund such Protective Advances and effect a settlement with Agent therefor upon demand of Agent in accordance with their respective Revolving Commitment Percentages. To the extent any Protective Advances are not actually funded by the other Lenders as provided for in this Section 16.2(f), any such Protective Advances funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the Other Documents with respect to such Revolving Advances.

16.3. Successors and Assigns; Participations; New Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

(b) Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and Term Loan Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agent and the Lenders, Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to Sections 16.1(b)(i), 16.1(b)(ii), or 16.1(b)(iii), 16.1.(v). Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.7 [Increased Costs], 3.8 [Basis for Determining Interest Rate Inadequate or Unfair], 3.9 [Capital Adequacy], to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 16.2(c). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.3 [Setoff] as though it were a Lender; provided such Participant agrees to be subject to Section 2.6(e) as though it were a Lender.

(c) Each Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other Persons (each such transferee or purchaser of a participating interest, a “Participant”). Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that (i) Borrowers shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder unless the sale of the participation to such Participant is made with Borrower’s prior written consent, and (ii) in no event shall Borrowers be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant. Each Borrower hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances.

(d) Subject to the last sentence of this provision, any Lender, with the consent of Agent and Borrowing Agent, may sell, assign or transfer all or any part of its rights and obligations under or relating to Revolving Advances and/or Term Loans under this Agreement and the Other Documents to one or more additional Persons and one or more additional Persons may commit to make Advances hereunder (each a “Purchasing Lender”), in minimum amounts of not less than $5,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording, provided, however, that (i) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to each of the Revolving Advances and/or Term Loans under this Agreement in which such Lender has an interest and (ii) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Revolving Commitment Percentage and/or Term Loan Commitment Percentage, as applicable as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages and/or Term Loan Commitment Percentages, as applicable] arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Each Borrower hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages and/or Term Loan Commitment Percentages, as applicable arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing; provided, however, that the consent of Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Permitted Assignee; provided that Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Agent within five (5) Business Days after having received prior notice thereof.

(e) Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances and/or Term Loans under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a

“Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording. Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose. Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Each Borrower hereby consents to the addition of such Purchasing CLO. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(f) Agent shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrowing Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.

(g) Each Borrower authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Borrower which has been delivered to such Lender by or on behalf of such Borrower pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Borrower.

(h) Notwithstanding anything to the contrary contained in this Agreement, any Lender may at any time and from time to time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

16.4. Application of Payments. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Borrower makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

16.5. Indemnity. Each Borrower shall defend, protect, indemnify, pay and save harmless Agent, Issuer, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents (each an “Indemnified Party”) for and from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, costs, charges, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel (including allocated costs of internal counsel)) (collectively, “Claims”) which may be imposed on, incurred by, or asserted against any Indemnified Party in arising out of or in any way relating to or as a consequence, direct or indirect, of the following, in each case except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable judgment): (i) this Agreement, the Other Documents, the Advances and other Obligations and/or the transactions contemplated hereby including the Transactions, (ii) any action or failure to act or action taken only after delay or the satisfaction of any conditions by any Indemnified Party in connection with and/or relating to the negotiation, execution, delivery or administration of the Agreement and the Other Documents, the credit facilities established hereunder and thereunder and/or the transactions contemplated hereby including the Transactions, (iii) any Borrower’s or any Guarantor’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under or breach of any of the representations or warranties made in this Agreement and the Other Documents, (iv) the enforcement of any of the rights and remedies of Agent, Issuer or any Lender under the Agreement and the Other Documents, (v) any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any Anti-Terrorism Law by any Borrower, any Affiliate or Subsidiary of any Borrowers, or any Guarantor, and (vi) any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto, except in each case for the gross negligence or willful misconduct of an Indemnified Party. Without limiting the generality of any of the foregoing, each Borrower shall defend, protect, indemnify, pay and save harmless each Indemnified Party from (x) any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party arising out of or in any way relating to or as a consequence, direct or indirect, of the issuance of any Letter of Credit hereunder and (y) any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party under any Environmental Laws with respect to or in connection with the Real Property, any Hazardous Discharge, the presence of any Hazardous Materials affecting the Real Property (whether or not the same originates or emerges from the Real Property or any contiguous real estate), including any Claims consisting of or relating to the imposition or assertion of any Lien on any of the Real

Property under any Environmental Laws and any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender. Borrowers’ obligations under this Section 16.5 shall arise upon the discovery of the presence of any Hazardous Materials at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Materials, in each such case except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of one primary counsel to Agent and, if necessary, of one local counsel in any relevant jurisdiction) asserted against or incurred by any of the Indemnified Parties by any Person under any Environmental Laws or similar laws by reason of any Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Materials and Hazardous Waste, or other Toxic Substances. Additionally, if any taxes (excluding taxes imposed upon or measured solely by the net income of Agent and Lenders, but including any intangibles taxes, stamp tax, recording tax or franchise tax) shall be payable by Agent, Lenders or Borrowers on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Borrowers will pay (or will promptly reimburse Agent and Lenders for payment of) all such taxes, including interest and penalties thereon, and will indemnify and hold the Indemnified Parties harmless from and against all liability in connection therewith.

16.6. Notice. Any notice or request hereunder may be given to Borrowing Agent or any Borrower or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a website to which Borrowers are directed (an “Internet Posting”) if Notice of such Internet Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 16.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6. Any Notice shall be effective:

(a) In the case of hand-delivery, when delivered;

(b) If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, an Internet Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e) In the case of electronic transmission, when actually received;

(f) In the case of an Internet Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and

(g) If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrowing Agent or any Borrower shall concurrently send a copy thereof to Agent, and Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A)	If to Agent or PNC at:

PNC Bank, National Association
The Tower at PNC Plaza
300 Fifth Ave.
Pittsburgh, Pennsylvania 15222-2401
Attention: Mr. James Steffy, Vice President
Telephone: (412) 768-6387
Facsimile: (412) 768-4369

with a copy to:

PNC Bank, National Association
PNC Agency Services
PNC Firstside Center
500 First Avenue, 4th Floor
Pittsburgh, Pennsylvania 15219
Attention: Mr. Craig Hales, Officer, Senior Loan Closer
Telephone: (440) 546-7430
Facsimile: (877) 733-1117

with an additional copy to:

Otterbourg P.C.

230 Park Avenue

New York, New York 10169

Attention:        Richard L. Stehl, Esq.

Telephone:      (212) 905-3651

Facsimile:       (212) 682-6104

(B)	If to a Lender other than Agent, as specified on the signature pages hereof

(C)	If to Borrowing Agent or any Borrower:

United Refining Company

15 Bradley Street

Warren, Pennsylvania 16365

Attention:        John R. Wagner, Esq.

Telephone:      (814) 726-4685

Facsimile:       (814) 726-8012

with a copy to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105

Attention:        Martin Bring, Esq.

Telephone:      (212) 370-1300

Facsimile:       (212) 370-7889

16.7. Survival. The obligations of Borrowers under Sections 2.2(f), 2.2(g), 2.2(h), 3.7, 3.8, 3.9, 3.10, 16.5 and 16.9 and the obligations of Lenders under Sections 2.2, 2.15(b), 2.16, 2.18, 2.19, 14.8 and 16.5, shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations (other than contingent indemnification obligations not yet due and payable with respect to which a claim has not yet been asserted).

16.8. Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.9. Expenses. Borrowers shall pay (i) all out-of-pocket expenses incurred by Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the Other Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by Agent, any Lender or Issuer (including the reasonable fees, charges and disbursements of one primary counsel for Agent, any Lender or Issuer and, if necessary, one local counsel in any relevant jurisdiction), and shall pay all fees and time charges for attorneys who may be employees of Agent, any Lender or Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the Other Documents, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable out-of-pocket expenses of Agent’s regular employees and agents engaged periodically to perform audits of the any Borrower’s or any other Loan Party’s books, records and business properties.

16.10. Injunctive Relief. Each Borrower recognizes that, in the event any Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefor, Agent, if Agent so requests, shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.11. Consequential Damages. Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Borrower, or any Guarantor (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

16.12. Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.13. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.

16.14. Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.15. Confidentiality; Sharing Information. Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, Affiliates, outside auditors, counsel and other professional advisors, (b) to Agent, any Lender or to any prospective Transferees who agree to hold such non-public information in accordance with such prospective Transferees’ customary procedures for handling confidential information of this nature, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Borrower other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated. Each Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Borrower hereby authorizes each Lender to share any information delivered to such Lender by such Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 16.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement. Notwithstanding any non-disclosure agreement or similar document executed by Agent in favor of any Borrower or any Subsidiary of a Borrower with respect to this Agreement, the provisions of this Agreement shall supersede such agreements.

16.16. Publicity. Each Borrower and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among Borrowers, Agent and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its Permitted Discretion deem appropriate.

16.17. Certifications From Banks and Participants; USA PATRIOT Act.

(a) Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

(b) The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, Lender may from time to time request, and each Borrower shall provide to Lender, such Borrower’s name, address, tax identification number and/or such other identifying information as shall be necessary for Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.

16.18. Anti-Terrorism Laws.

(a) Each Borrower represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(b) Each Borrower covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws and (v) the Borrowers shall promptly notify the Agent in writing upon the occurrence of a Reportable Compliance Event.

16.19. Amendment, Restatement and Consolidation.

(a) The parties hereto hereby acknowledge, confirm and agree that Borrowers are indebted to Agent and the Secured Parties for (a) Revolver Advances (as defined in the Existing Credit Agreement) under the Existing Credit Agreement, as of the close of business on October [20], 2015, in the aggregate principal amount of $0.00 and (b) Letters of Credit (as defined in the Existing Credit Agreement) in the aggregate principal amount set forth on Schedule 1.2(a) hereto, together with all interest accrued and accruing thereon (to the extent applicable), and all fees, costs, expenses and other charges relating thereto, each in accordance with the terms of the Existing Credit Agreement, all of which are unconditionally owing by Borrowers to Agent and Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever.

(b) Borrowers hereby acknowledge, confirm and agree that Agent, for the benefit of Secured Parties, has and shall continue to have a security interest in and lien upon the Collateral (as defined in the Existing Security Agreement) heretofore granted to Agent pursuant to the Existing Security Agreement to secure the Secured Obligations (as defined in the Existing Security Agreement), as well as any Collateral granted under this Agreement or under any Other Documents. The liens and security interests of Agent, for the benefit of Secured Parties, in the Collateral shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such liens and security interests, whether under the Existing Security Agreement, any other Loan Documents (as defined in the Existing Credit Agreement), this Agreement or any Other Documents.

(c) Borrowers hereby acknowledge, confirm and agree that (a) each of the Existing Credit Agreement and the Existing Security Agreement has been duly executed and delivered by Borrowers and is in full force and effect as of the date hereof, (b) the agreements and obligations of Borrowers contained in the Existing Credit Agreement and the Existing Security Agreement constitute the legal, valid and binding obligations of Borrowers enforceable against them in accordance with their respective terms and Borrowers have no valid defense to the enforcement of such obligations and (c) Agent and Lenders are entitled to all of the rights and remedies provided for in the Existing Credit Agreement and the Existing Security Agreement.

(d) This Agreement amends, restates, consolidates and supersedes in full the terms and provisions of the Existing Credit Agreement and the Existing Security Agreement. The execution and delivery of this Agreement and the Other Documents executed and delivered in connection herewith on the Restatement Effective Date are not intended and shall not be construed (i) to deem the Borrowers to have repaid or otherwise discharged any amount of principal of or interest on the indebtedness arising from the Existing Credit Agreement or the other Loan Documents (as defined in the Existing Credit Agreement) executed and/or delivered in connection therewith, (ii) to effect, with respect to the Collateral in which Agent and Lenders retain a security interest or Lien previously granted to Agent and Lenders under the Existing Credit Agreement and the Existing Security Agreement or any other Loan Document (as defined in the Existing Credit Agreement) executed and/or delivered in connection therewith, a novation or otherwise to release such security interests and Lien, or (iii) to effect a novation or otherwise to release the obligations and liabilities under, or extinguish such obligations and liabilities evidenced by the Existing Credit Agreement, the Existing Security Agreement or any other Loan Document (as defined in the Existing Credit Agreement) executed and/or delivered in connection therewith.

(e) The Loans and Letters of Credit outstanding as of the date hereof under the Existing Credit Agreement shall be deemed to be Loans and Letters of Credit hereunder.

(f) Each Borrower, for itself and its successors and assigns, does hereby remise, release, discharge and hold Agent and each Lender, their respective officers, directors, agents and employees and their respective predecessors, successors and assigns harmless from all claims, demands, debts, sums of money, accounts, damages, judgments, financial obligations, actions, causes of action, suits at law or in equity, of any kind or nature whatsoever, whether or not now existing or known, which such Borrower or its successors or assigns has had or may now or hereafter claim to have against Agent, each Lender, their respective officers, directors, agents and employees and their respective predecessors, successors and assigns in any way arising on or prior to the Restatement Effective Date from or connected with the Existing Credit Agreement or the Existing Security Agreement or the arrangements set forth therein or transactions thereunder up to and including the Restatement Effective Date.

[SIGNATURE PAGE FOLLOWS]

Each of the parties has signed this Agreement as of the day and year first above written.

ATTEST:	UNITED REFINING COMPANY

By:
Name:
Title:

ATTEST:	UNITED REFINING COMPANY OF PENNSYLVANIA

By:
Name:
Title:

ATTEST:	KIANTONE PIPELINE CORPORATION

By:
Name:
Title:

[Signature Page to AR&C Revolving Credit, Term Loan and Security Agreement]

ATTEST:	COUNTRY FAIR, INC.

By:
Name:
Title:

ATTEST:	UNITED REFINING COMPANY OF NEW YORK INC.

By:
Name:
Title:

ATTEST:	UNITED BIOFUELS, INC.

By:
Name:
Title:

ATTEST:	KWIK-FILL CORPORATION.

By:
Name:
Title:

[Signature Page to AR&C Revolving Credit, Term Loan and Security Agreement]

PNC BANK, NATIONAL ASSOCIATION, As Lender and as Agent

By:
Name:
Title:

The Tower at PNC Plaza 300 Fifth Avenue Pittsburgh, PA 15222

Revolving Commitment Percentage: 42.10526316% Revolving Commitment Amount: $94,736,842.11

Term Loan Commitment Percentage: 42.10526316% Term Loan Commitment Amount: $105,263,157.89

[Signature Page to AR&C Revolving Credit, Term Loan and Security Agreement]

[LENDER]

By:
Name:
Title:

Address

Revolving Commitment Percentage: % Revolving Commitment Amount $

Term Loan Commitment Percentage: % Term Loan Commitment Amount $

[Signature Page to AR&C Revolving Credit, Term Loan and Security Agreement]